                                PACIFIC TELESIS




NOTICE OF                            PROXY              1995 CONSOLIDATED
ANNUAL MEETING                     STATEMENT           FINANCIAL STATEMENTS




To the Shareowners of Pacific Telesis Group:


     The 1996 Annual Meeting of Shareowners of Pacific Telesis Group will be held at the San Jose Scottish Rite Center, 2455 Masonic Drive, San Jose, California, on Thursday, May 2, 1996 at 10:00 a.m., for the following purposes:

o    1.   To  elect the three directors constituting Class III of the Corpora-
          tion's Board of Directors to serve a three-year term.

o    2.   To  ratify  the  appointment of  Coopers  &  Lybrand  L.L.P. as  the
          Corporation's independent auditors for the year 1996.

o 3. To act upon other matters that properly come before the meeting or any adjournment thereof, such as voting on the shareowner proposals which begin on page 24 of the proxy statement. (The directors oppose these proposals.)

     Shareowners of record at the close of business on March 3, 1996 will be entitled to vote at the meeting or any adjournment of the meeting.




March 15, 1996                                       Richard W. Odgers
                                                             Secretary






                                       PACIFIC*TELESIS

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
Proxy Statement

Voting of Shares..............................................       2
Board of Directors............................................       3
Election of Directors
     (Item A on Proxy Card)...................................       4
Director Compensation and Related Transactions................       7
Stock Ownership...............................................       9
Section 16 Reporting..........................................      10
Report of the Compensation and Personnel Committee............      11
Compensation and Personnel Committee Interlocks
     and Insider Participation................................      13
Executive Compensation........................................      14
Ratification of Appointment of Auditors
     (Item B on Proxy Card)...................................      24
Shareowners' Proposals:
     Regarding Directory Paper Procurement Practices
     (Item C on Proxy Card)...................................      24
     Regarding Director Compensation
     (Item D on Proxy Card)...................................      27
Other Matters to Come Before the Meeting......................      29
Solicitation of Proxies.......................................      29
Proposals for the 1997 Annual Meeting.........................      29
Multiple Copies of Summary Annual Report to Shareowners.......      30

Financial Review

     Stock Trading Activity and Dividends Paid................     F-1
     Management's Discussion and Analysis.....................     F-3
     Selected Financial and Operating Data....................    F-34
     Report of Management.....................................    F-36
     Report of Independent Accountants........................    F-38
     Consolidated Financial Statements........................    F-39
     Notes to Consolidated Financial Statements...............    F-46
     Quarterly Financial Data.................................    F-76




Copyright * 1996 Pacific Telesis Group
All rights reserved.















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




Pacific Telesis Group
130 Kearny Street
San Francisco, California 94108


                                PROXY STATEMENT


This proxy statement and the accompanying proxy card are being mailed beginning March 15, 1996 to shareowners of Pacific Telesis Group (the "Corporation") in connection with the solicitation of proxies by the Board of Directors (the "Board") for the Annual Meeting of Shareowners ("Annual Meeting") to be held on May 2, 1996.

Proxies are solicited to give all shareowners of record on March 3, 1996 an opportunity to vote on matters scheduled for the meeting and described in the proxy materials. Shares can only be voted if the shareowner is present in person or is represented by proxy. Any person giving a proxy may revoke it at any time before the meeting by sending in a written revocation or a proxy bearing a later date. Shareowners may also revoke their proxies by attending the meeting in person and casting a ballot. If proxy cards are signed and returned without specifying choices, the shares represented by the proxy card will be voted as recommended by the Board.

The Corporation has adopted a policy that provides all shareowners (with some modifications in policy for shareowners who are employee benefit plan participants) the option to request that any proxy, ballot or voting instruction be kept confidential, except as required by law, in the event of a contested proxy solicitation, or to the extent confidentiality is expressly waived in writing by the shareowner. The policy also provides for the tabulation of the vote by employees of the Corporation's transfer agent or by some other independent third party and for the certification of the vote by an independent inspector of election. The Corporation may, however, be informed if a particular shareowner has voted and may receive periodic status reports on the aggregate vote. If you desire to keep your vote confidential, please mark the designated box on your proxy card. Your written comments on proxies or ballots may also be made available to the Corporation, but your name and address will not be disclosed if you request confidentiality.

VOTING OF SHARES

Your vote is important. We urge you to return your marked proxy card promptly. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote, whether present in person or represented by proxy, constitutes a quorum. Abstentions will be counted towards the tabulation of votes cast on matters presented to the shareowners and will have the same effect as negative votes. Broker nonvotes occur when nominee recordholders do not vote on specific issues because they did not receive specific instructions on such matters from the beneficial owners of such shares. Broker nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

An affirmative vote of the holders of a plurality of the votes cast at the meeting is required for the election of directors. An affirmative vote of the holders of a majority of the shares present or represented at the meeting is required for the approval of each of the other matters to be voted upon. Highlights of the meeting will be included in the Second Quarter Report to Shareowners which will be mailed in July.

If a shareowner is a participant in the Pacific Telesis Group Shareowner Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the dividend reinvestment plan account on the record date as well as shares registered in the participant's name. If a shareowner is a participant in the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees, the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees (collectively, the "Savings Plans"), the Pacific Telesis Group Leveraged Employee Stock Ownership Plan (the "LESOP"), or the Pacific Telesis Group Employee Stock Ownership Plan (the "ESOP"), the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. Shares in the ESOP cannot be voted unless the card is signed and returned. If cards representing shares held in the Savings Plans and LESOP are not re-turned, those shares will be voted by the trustees in the same proportion as the shares for which signed cards are returned by other participants.

Shareowners of  record  at the  close of  business on  March 3,  1996 will  be
entitled to  vote  at the  meeting or  any  adjournment of  the meeting.    On
March 3, 1996, there were 428,434,672 shares of common stock ("Common Stock") outstanding, each share being entitled to one vote.

IF YOU ARE A REGISTERED OWNER AND PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DETACH AND RETAIN THE ADMISSION TICKET WHICH IS ATTACHED TO YOUR PROXY CARD AND MARK THE APPROPRIATE BOX ON THE PROXY CARD. BENEFICIAL OWNERS WHO PLAN TO ATTEND THE MEETING IN PERSON MAY OBTAIN ADMISSION TICKETS IN ADVANCE BY SENDING WRITTEN REQUESTS, ALONG WITH PROOF OF OWNERSHIP, SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT TO: MANAGER - SHAREOWNER RELATIONS, PACIFIC TELESIS GROUP, 130 KEARNY STREET, SUITE 2907, SAN FRANCISCO, CALIFORNIA 94108. SHAREOWNERS WHO DO NOT PRESENT ADMISSION TICKETS AT THE MEETING WILL BE ADMITTED UPON VERIFICATION OF OWNERSHIP AT THE SHAREOWNER SERVICES COUNTER.

BOARD OF DIRECTORS

Regular meetings of the Board of Directors are held ten times a year and special meetings are scheduled when required. The Board held ten meetings in 1995. No director attended fewer than 75 percent of the total aggregate number of board and committee meetings on which he or she served. Directors meet their responsibilities not only by attending board and committee meet-ings, but also through communication with the Chairman of the Board and other members of management on matters affecting the Corporation.

The Board has established a number of standing committees. Standing Board committees include the Audit, Compensation and Personnel ("C&P"), Nominating and Corporate Governance ("Corporate Governance"), Corporate Public Policy, Executive, Finance, and Pension and Savings Plans Committees. All committees, except the Executive Committee, have nonemployee directors as chairpersons.

The Audit Committee, which consisted of five nonemployee directors in 1995, meets with management to consider the adequacy of the internal controls of the Corporation and the objectivity of its financial reporting. This Committee also meets about these issues with the independent auditors, with financial personnel of the Corporation and with internal auditors. The Audit Committee recommends to the Board the appointment of the independent auditors, which appointment may be ratified by the shareowners at the Annual Meeting. Both the internal auditors and the independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Committee. The Audit Committee also oversees the Corporation's Compliance Program, which is designed to ensure that the Corporation and its employees comply with all state and federal laws and regulations. The Corporation's compliance officer, who is responsible for developing and implementing the Compliance Program, reports to this Committee. The Audit Committee met five times in 1995.

The C&P Committee had five members during 1995, all of whom were nonemployee directors. Other than the Chairman of the Board and Chief Executive Officer, whose compensation is approved by the full Board, the C&P Committee approves the compensation of officers within the authority delegated by the Board, administers all executive benefit plans and provides oversight with respect to employee benefit plans. The C&P Committee met eight times in 1995.

The Corporate Governance Committee advises the Board on matters concerning the governance of the Corporation. The Committee also advises and makes recommendations to the Board on the selection of candidates as nominees for election as directors. In recommending Board candidates, this Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields. It also considers factors such as education, geographic location, anticipated participation in Board activities and special talents or personal attributes. In 1995, four nonemployee directors were members of the Corporate Governance Committee. The Corporate Governance Committee met four times in 1995. Shareowners who wish to suggest qualified candidates to the Corporate Governance Committee should write to Richard W. Odgers, Secretary of the Corporation, at 130 Kearny Street, Suite 3713, San Francisco, California 94108, stating in detail the candidate's qualifications for consideration by the Committee.

If a shareowner wishes to nominate a director other than a director nominated by the Corporate Governance Committee for that year, he or she must comply with certain procedures set out in the Corporation's By-Laws. (See page 29, "Other Matters to Come Before the Meeting.")

Directors will hold office until the end of their terms and until their successors have been elected and qualified or until the retirement date specified by the Board, whichever date shall first occur. Directors who are also employees (other than retired Chief Executive Officers) will retire from the Board when they retire from the Corporation. It is the Corporation's policy that directors will retire not later than the end of the calendar year in which they reach 70 years of age.


ELECTION OF DIRECTORS  (ITEM A ON  PROXY CARD  -   DIRECTORS RECOMMEND  A VOTE
"FOR")

The Corporation's Articles of Incorporation divide the Board into three approximately equal classes of directors serving staggered three-year terms, with one class of directors to be elected at each Annual Meeting. The three nominees in Class III, as described below, are nominated for election at this year's Annual Meeting.

The proxy holders named on the proxy card, unless otherwise instructed on proxy cards that have been signed and returned, will vote for the election of the three nominees listed below. These nominees have been selected by the Board on the recommendation of the Corporate Governance Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card.

If one or more of the nominees should become unavailable to serve at the time of the meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominees recommended by the Corporate Governance Committee. If there are no substitute nominees, the size of the Board will be reduced. The Corporate Governance Committee knows of no reason why any of the nominees will be unavailable or unable to serve. The following is a brief description of the principal occupation for at least the past five years, other major affiliations and the age of each director.


CLASS III - NOMINEES FOR ELECTION TO TERM EXPIRING IN 1999

GILBERT F. AMELIO, 53, Chairman of the Board and Chief Executive Officer, Apple Computer, Inc. (personal computer hardware and software company) since February 1996. Former Chairman of the Board, Chief Executive Officer and President, National Semiconductor Corporation (electronics company) 1991-1996.

Dr. Amelio is a  director of Apple Computer, Inc.   He has been a  director of
the Corporation since 1995; member of the C&P, Corporate Governance and Corporate Public Policy Committees.

FRANK C. HERRINGER,  53, Chairman of  the Board since January  1996, President
and   Chief   Executive   Officer   since   1991,   Transamerica   Corporation
("Transamerica") (insurance and financial services company).

Mr. Herringer  is a director of  Transamerica and Unocal Corporation.   He has
been a director of the Corporation since 1994 and is Chairman of the Finance Committee; member of the C&P and Executive Committees.

LEWIS  E. PLATT,  54, Chairman  of the  Board, President  and Chief  Executive
Officer,   Hewlett-Packard   Company  ("H-P")   (manufacturer   of  electronic
equipment) since 1993, President and Chief Executive Officer since 1992.

Mr. Platt was an Executive Vice President of H-P from 1987 through 1992. He is a director of H-P and Molex Inc. He has been a director of the Corporation since 1994; member of the C&P and Finance Committees.


THE  BOARD OF  DIRECTORS RECOMMENDS  A VOTE  "FOR" EACH  NOMINEE IN  CLASS III
ABOVE.


CLASS I -  TERM EXPIRES AT 1997 ANNUAL MEETING OF SHAREOWNERS:

HERMAN E. GALLEGOS, 65, Independent Management Consultant since 1982.

Mr. Gallegos  was a director  of Gallegos Institutional  Investors Corporation
(investment brokerage firm) from 1990 through 1994. He is a director of Transmetrics, Inc. and Union Bank. From 1994 to 1995, Mr. Gallegos served as alternate U.S. Public Delegate to the 49th United Nations General Assembly. He has been a director of the Corporation since 1983 and is Chairman of the Corporate Public Policy Committee; member of the Audit and Pension and Savings Plans Committees.

PHILIP J. QUIGLEY, 53, Chairman of the Board, President and Chief Executive Officer, Pacific Telesis Group since 1994.

Mr. Quigley served as Group President of the Corporation from 1988 through March 1994 and President and Chief Executive Officer of Pacific Bell from 1987 through March 1994. He is a director of Varian Associates, Wells Fargo & Co. and Wells Fargo Bank, N.A. Mr. Quigley has been a director of the Corporation since 1988 and is Chairman of the Executive Committee; member of the Finance Committee.

TONI REMBE, 59, Partner, Pillsbury Madison & Sutro LLP (law firm) since 1971.

Ms. Rembe is a trustee of the American Conservatory Theater, President of the Van Loben Sels Foundation and a member of the Board of Governors of the Commonwealth Club of California. She is a director of American President Companies, Ltd., Potlatch Corporation and Transamerica. Ms. Rembe has been a director of the Corporation since 1991 and is Chairwoman of the Audit Committee; member of the Corporate Governance Committee.

S. DONLEY  RITCHEY, 62, Managing  Partner, Alpine Partners  (family investment
partnership).   Retired  Chairman of  the Board  and Chief  Executive Officer,
Lucky Stores, Inc.

Mr. Ritchey is a trustee of the Rosenberg Foundation. He is a director of De La Salle Institute, Hughes Markets, Inc., McClatchy Newspapers, Inc. and Spreckels Industries. Mr. Ritchey has been a director of the Corporation since 1984 and is Chairman of the C&P Committee; member of the Audit, Executive and Finance Committees.

CLASS II - TERM EXPIRES AT 1998 ANNUAL MEETING OF SHAREOWNERS

WILLIAM P. CLARK, 64, Chief Executive Officer of the Clark Companies (family-held corporations) since 1958.

Mr. Clark is a lawyer, rancher, retired California Supreme Court Justice and former Secretary of the United States Department of Interior. He is a director of Dulles Access Rapid Transit Corporation, The Irish Investment Fund and Lawter International Inc. Mr. Clark has been a director of the Corporation since 1985 and is Chairman of the Corporate Governance Committee; member of the Audit, Corporate Public Policy and Pension and Savings Plans Committees.

MARY S. METZ, 58, Dean of University Extension, University of California at Berkeley since 1991.

Dr. Metz is President Emerita of Mills College. She is a trustee of the American Conservatory Theater. Dr. Metz is a director of the
Cowell Foundation,   Longs  Drug   Stores   Corporation,   Pacific   Gas   and
Electric Company and Union Bank. She has been a director of the Corporation since 1986 and is Chairwoman of the Pension and Savings Plans Committee; member of the Corporate Public Policy and Finance Committees.

RICHARD M. ROSENBERG, 65, Chairman of the Board, BankAmerica Corporation (banking) since 1990.

Mr. Rosenberg is a trustee of the University of Southern California and the California Institute of Technology. He is a director of Airborne Freight Corporation, BankAmerica Corporation, Northrop Grumman Corporation, Pacific Mutual Life Insurance Company and Potlatch Corporation. Mr. Rosenberg has been a director of the Corporation since 1994; member of the C&P, Corporate Governance and Finance Committees.

DIRECTOR COMPENSATION AND RELATED TRANSACTIONS

For service on the Board during 1995, directors who are not employees received an annual retainer of $25,000, a fee of $1,200 for each board meeting attended and $600 for participating in board teleconferences, a fee of $1,000 for each committee meeting attended and $500 for participation in committee teleconferences. Chairmen of the Audit, C&P and Finance Committees each received an additional retainer of $5,000. Other nonemployee directors who chair committees received additional annual retainers of $4,000. Nonemployee directors may elect to defer the receipt of all or a part of their fees and retainers. These deferred amounts earn interest, compounded annually, at a rate determined by the Board. The rate for 1995 was equal to 10 percent. A trust has been established and assets have been contributed by the Corporation, consisting primarily of cash and other investments, from which benefits consisting of the deferrals and earnings on such deferrals described above may be paid. Directors who are also employees of the Corporation receive no additional remuneration for serving as directors or as members of committees of the Board. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at board and committee meetings.

Nonemployee directors are reimbursed for certain telecommunications services and equipment. The average cost per nonemployee director for telecommunications services and equipment provided during 1995 was $4,559. Employee directors receive similar services and equipment as part of their compensation as officers.

The Corporation also provided nonemployee directors a travel accident insurance policy while on Corporation business at an aggregate cost of $283 in 1995 and a personal excess liability insurance policy at an aggregate cost of $4,450 in 1995.

Under the 1994 Stock Incentive Plan (the "Stock Plan"), which was approved by the shareowners of the Corporation at the 1994 Annual Meeting, incumbent nonemployee directors received a grant of 2,000 non-statutory options ("NSOs") on April 29, 1994, and will continue to receive an annual grant of 2,000 NSOs, subject to anti-dilution adjustments, at the conclusion of each subsequent regular Annual Meeting so long as they continue to serve on the Board. The exercise price for this annual stock option grant is equal to the fair market value of Common Stock on the date of grant. The NSOs become exercisable one year after the grant, or earlier, in the event of the director's death or total and permanent disability or in the event of a change in control of the Corporation. The NSOs expire the earlier of (1) ten years after the date of grant, (2) 60 months after the termination of the director's service due to retirement after serving at least three years, (3) 36 months after the termination of the director's service due to total and permanent disability,
(4) 12 months after the director's death, and (5) three months after the termination of the director's service for any other reason.

The Stock Plan also provides for three annual grants of 400 shares of Common Stock, subject to anti-dilution adjustments, to nonemployee directors appointed on or after January 1, 1994. The first such grant occurred on the conclusion of the 1994 Annual Meeting. For nonemployee directors appointed after the 1994 Annual Meeting, the first grant occurred or will occur upon such director's first appointment or election to the Board. The second and third such grants will occur at the conclusion of the Annual Meeting of Shareowners in each of the two calendar years next following the calendar year of the first such grant. Incumbent nonemployee directors appointed on or after February 1, 1991, but before January 1, 1994, received one grant of 400 shares of Common Stock on the conclusion of the 1994 Annual Meeting. All of such shares granted to nonemployee directors under the Stock Plan are 100 percent vested on the date of grant.

Finally, the Corporation's Board may implement provisions of the Stock Plan that permit a nonemployee director to elect to receive all or a portion of his or her annual retainer and meeting fees in the form of NSOs or stock units to be issued under the Stock Plan, provided the election is made at least six months before such fees are payable.

Nonemployee directors serving as of the date of the 1990 reduction in directors' mandatory retirement age will receive, at retirement, a one-time payment equal to $20,000 (which was the amount of the 1990 annual retainer).

On January 26, 1996, the Corporation's Board approved revisions to the Pacific Telesis Group Outside Directors' Retirement Plan (the "Retirement Plan"). These revisions limit participation in the Retirement Plan to nonemployee directors who commenced service prior to January 26, 1996 and limit the credit for service under the Retirement Plan for purposes of calculating pension benefits to years of service as of May 1, 1996. Upon the latest to occur of (1) retirement, (2) attaining age 65 or (3) disability, nonemployee directors who commenced service prior to January 26, 1996 and elect to continue participation in the Retirement Plan receive pensions for life equal to a percentage of the annual retainer in effect at the time of retirement. This percentage is equal to 15 percent multiplied by the director's years of service as of May 1, 1996 (not to exceed 100 percent).

Effective January 26, 1996, the Corporation's Board also adopted a new plan which will provide benefits for nonemployee directors at retirement in a form more strongly linked to shareowners' interests. Under the Pacific Telesis
Group Outside Directors' Deferred Stock Unit Plan (the "DSU Plan"), nonemployee directors who begin service on or after January 26, 1996 will be granted 400 deferred stock units on the date of the Annual Meeting of Shareowners in each year after completing three years' service. Each unit represents the cash value of one share of Common Stock. Current nonemployee directors who have accrued a pension equal to 100 percent of the retainer under the Retirement Plan may elect prior to May 2, 1996 to either retain their accrued pension under the Retirement Plan or convert the present value of their accrued pension to deferred stock units under the new DSU Plan.

Existing nonemployee directors with a partial accrued pension may elect prior to May 2, 1996 to no longer participate in the Retirement Plan and convert to the DSU Plan. In that case, the nonemployee directors will be granted deferred stock units equivalent to the present value of their accrued pension and future pension accruals as of May 1, 1996. The units attributable to the accrued pension are fully vested, while the units attributable to future accruals will vest pro rata in annual increments over the periods from May 2, 1996, to the date when the director completes seven years of service.

Existing directors with a partial accrued pension under the Retirement Plan who do not elect to waive participation in the Retirement Plan as described in the preceding paragraph receive a prorated annuity under the Retirement Plan, reflecting years of service as of May 1, 1996. The nonemployee directors also receive deferred stock units equivalent to future pension accruals as of May 1, 1996. Between May 2, 1996 and the year such a director reaches seven years' service, equal annual installments of deferred stock units will vest.

Dividend equivalents will accrue on all deferred stock units granted under the DSU Plan.

Deferred stock units will normally be settled as soon as reasonably practicable after a director's service terminates. The deferred stock units will be settled by paying the director a lump sum in cash, unless the director has made a prior election to receive five or ten equal annual installments. The amount of the cash settlement will be equal to the number of vested deferred stock units held by the director, including dividend equivalents converted into stock units, times the closing price of the Corporation's Common Stock for the trading day coinciding with or next preceding the director's last day of service.

Members of Messrs. Gallegos' and Quigley's immediate families were employed by Pacific Bell, a subsidiary of the Corporation, and were paid a total of $167,233 in 1995. Amounts paid to these employees are comparable to compensation paid to other employees performing similar job functions.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of Common Stock as of February 29, 1996 by the directors, the Corporation's Chairman of the Board, President and Chief Executive Officer, and four other most highly paid executive officers (the "Named Executive Officers") and all directors and executive officers as a group (including shares acquired under the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees and the ESOP as of November 30, 1995). The total number of shares of Common Stock beneficially owned by the group is less than one percent of the class outstanding.

                                  Amount and Nature of       Exercisable
Name of Beneficial Owner         Beneficial Ownership         Options*
----------------------------------------------------------------------------
G. F. Amelio                            892                           0
W. P. Clark                           3,056 (1)                   8,000
D. W. Dorman                             83                     100,000
M. J. Fitzpatrick                       162                      85,000
H. E. Gallegos                        2,587                       8,000
F. C. Herringer                       2,804 (1)(2)                4,000
M. S. Metz                            2,511 (1)                   8,000
J. R. Moberg                            388                      70,000
R. W. Odgers                          2,182                      70,000
L. E. Platt                             800                       4,000
P. J. Quigley                         7,476 (1)                 267,000
T. Rembe                              2,265                       7,000
S. D. Ritchey                         3,586 (1)                   8,000
R. M. Rosenberg                       1,800                       2,000
All directors and executive officers
as a group (16 persons)              32,603 (3)                 751,000
-----------------------------------------------------------------------------

(1) Includes the following shares of the Corporation's Common Stock in which the named persons share voting and investment power: Mr. Clark, 600 shares; Mr. Herringer, 2,800 shares; Dr. Metz, 348 shares; Mr. Quigley, 3,520 shares and Mr. Ritchey, 3,586 shares.

(2) Includes four shares beneficially owned by spouse, for which beneficial ownership is disclaimed.

(3) Includes 549 shares beneficially owned by a spouse and acquired under the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees and the ESOP (as of November 30, 1995), for which beneficial ownership is disclaimed. See Notes (1) and (2) above.

* Includes options which are exercisable within 60 days after February 29, 1996.

The following table sets forth the beneficial ownership of Common Stock as of December 29, 1995 of persons known to the Corporation to be beneficial owners of more than five percent of the Corporation's Common Stock.

Name and Address                           Amount and Nature of    Percent
of Beneficial Owner                        Beneficial Ownership    of Class
============================================================================
The Capital Group Companies, Inc. and           29,182,020           6.8%
Capital Research and Management Company
333 South Hope Street
Los Angeles, CA  90071 (1)
----------------------------------------------------------------------------
(1) Based on information contained in a report on Schedule 13G filed with the Securities and Exchange Commission (the "SEC"). The Capital Group Companies, Inc. ("Capital") is the parent company of various investment management companies, including Capital Research and Management Company. All of the shares reported above are owned by various institutional clients of Capital and its subsidiaries. Capital and its subsidiaries disclaim any beneficial ownership of any of these shares.

SECTION 16 REPORTING

As required by SEC rules under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company notes that Vice President Robert L. Barada filed a Form 4 five days late due to an inadvertent error by his broker in recording the date of the transaction.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE

The Board has established the following ongoing principles and objectives for the Corporation's executive compensation program.

      o Provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives.

      o Link executives' total compensation to company performance and individual job performance.

      o Provide an appropriate balance between incentives focused on achievement of annual business plans and longer term results linked to increases in shareowner value.

The Corporation's executive compensation programs are approved and administered by the C&P Committee. The programs are designed to provide competitive compensation opportunities for all corporate officers and managers.

The Corporation retains the services of an outside executive compensation consulting firm to advise the C&P Committee on executive compensation matters. The consultant reviews the appropriateness of the design of the Corporation's various plans in meeting the objectives set forth above.

In addition, the consultant provides the C&P Committee with aggregate data on compensation paid to executives in comparable positions in other companies that are representative of the labor markets in which the Corporation competes for executive talent. These are companies that are comparable in complexity to the Corporation and are of similar size which, in 1995, was approximately $9 billion in revenues. The Corporation sets total compensation targets for good performance, including salary, Short Term Incentive Plan ("STIP"), Senior Management Long Term Incentive Plan ("LTIP") and stock options, in the middle of the range of rates paid by these companies.

Competitive data is derived from survey data bases maintained by various consulting firms. These data bases may, but do not necessarily, include data from the firms used in the peer group performance comparison shown at the end of this section. The C&P Committee periodically reviews this competitive data to ensure the Corporation's pay levels are in line with its competitive targets.

Cash compensation of the Corporation's executive officers is highly related to company performance. In 1995, the Corporation's STIP provided annual cash awards contingent upon the degree to which the Corporation met or exceeded annual goals for Cash Value Added ("CVA") and Revenue determined during the annual financial planning process and approved by the C&P Committee. These criteria were used in determining awards for substantially all other employees as well. Depending upon performance, actual awards may range from 0 to 200 percent of the annual target award amount approved by the C&P Committee. In addition, the C&P Committee has the authority to grant, from time to time, special awards to recognize outstanding contributions. The Corporation has adopted an amended and restated STIP effective January 1, 1995, which includes provisions that permit the C&P Committee to adjust awards based on additional performance criteria, including individual merit, and which were intended to ensure that compensation paid to the Named Executive Officers under the STIP will be exempt from the limits on deductible compensation imposed under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Corporation's LTIP provides awards contingent upon the achievement of performance objectives over a three-year period that correlate strongly to shareowner returns. Awards are denominated in shares of Common Stock and dividend equivalents are paid during the performance period. At the end of the period, awards are paid either in shares of Common Stock or in cash valued at the average price of the Common Stock for a ten-day period in January.

The measures of performance under the LTIP for the performance period that ended in 1995 are:

      o Cash Flow Return on Investment in the third year of the performance period.

      o  Cumulative Net Cash Flow over the three-year period.

      o Total Investor Return relative to the Total Investor Return of four comparator groups. These comparator groups are the Regional Holding Companies ("RHCs"), Independent Telecommunications Companies, California Utilities and the Dow Jones Industrial Average.

The performance targets were set by the C&P Committee in consideration of the performance levels projected in the Corporation's business plan and the levels of return required to meet investor return expectations. Investor return expectations are based on an analysis of stock market data by an independent third party. The Corporation has adopted an amended and restated LTIP effective January 1, 1995, which includes provisions that permit the C&P Committee to adjust awards based on additional performance criteria, including individual merit, and which are intended to ensure that compensation paid to the Named Executive Officers under the LTIP will be exempt from the limits on deductible compensation imposed under Code Section 162(m).

Compensation of the Chairman of the Board, President and Chief Executive Officer ("CEO") is administered by the C&P Committee with concurrence of the Board. The Corporation has adopted a philosophy of tying a large fraction of the CEO's total compensation to performance. Annually, the C&P Committee and the CEO establish criteria for evaluation of CEO performance. These criteria and results are reviewed with the Board. Mr. Quigley is Chairman of the Board, President and CEO of the Corporation. Mr. Quigley's compensation package (including salary, STIP, LTIP and stock options) is established by the Board at a level commensurate with the range of competitive rates for companies comparable in size to the Corporation. The C&P Committee has established a strategy to bring Mr. Quigley's total compensation package commensurate with the market median for comparable positions by 1998. In order to accomplish this, and, as warranted by future performance, Mr. Quigley's compensation will increase at rates faster than general movement in the labor market.

Mr. Quigley's actual total compensation increased in 1995 as compared with 1994 primarily as a result of the increases granted to him in base salary and the payment of 1995 incentive awards. However, for the 1993-1995 performance period under the LTIP, Mr. Quigley's payout was significantly less than 1994 (28 percent). Although financial performance was close to expectations, relative total investor return was less than the Corporation's peer group.

In 1993, Congress adopted federal tax legislation limiting the deduction available for compensation in excess of $1 million paid to the Corporation's Named Executive Officers in any year under Code Section 162(m). The Stock Plan, which was approved by shareowners at the 1994 Annual Meeting, contains provisions that were intended to permit option grants under such plan to meet the performance-based exception from the provision of Code Section 162(m) that would otherwise apply. The Corporation also amended its STIP and LTIP effective January 1, 1995, in consideration of proposed regulations then in effect under Code Section 162(m), and the amended STIP and LTIP were approved by shareowners in connection with the 1995 Annual Meeting. The Internal Revenue Service (the "IRS") issued final regulations under Code Section 162(m) on December 20, 1995. The Committee will continue to examine the effects of the Code Section 162(m) provisions under the final IRS regulations and will monitor the levels of compensation in order to determine if further action may be appropriate. However, given the current levels of compensation of the Named Executive Officers, any potential tax liability from the loss of deductibility of STIP and LTIP awards would be nominal, in any event.


THE COMPENSATION AND PERSONNEL COMMITTEE

S. Donley Ritchey, Chairman
Gilbert F. Amelio                Frank C. Herringer
Lewis E. Platt                   Richard M. Rosenberg


COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the C&P Committee during 1995 were: Frank C. Herringer, Lewis E. Platt, Toni Rembe, S. Donley Ritchey and Richard Rosenberg. No current officer of the Corporation serves on the C&P Committee and there were no "interlocks" as defined by the SEC in 1995.

The Corporation is a party to certain agreements with subsidiaries of Transamerica whereby the Corporation or its subsidiaries have the option or the obligation to purchase under specified conditions the equity interests that the Transamerica subsidiaries have acquired in certain Chicago cable television properties, at a price sufficient to cover the costs Transamerica has incurred in connection with the acquisition. Two subsidiaries of Transamerica borrowed $60 million from banks to cover the acquisition costs, and the Corporation guaranteed the borrowings. Interest accruing on the loans, which will be added to the loan amounts, may accrue to a maximum of $136 million. The Transamerica subsidiaries will be paid a total of $400,000 per year for the option, plus certain transaction costs such as legal fees. The Transamerica subsidiaries were paid $405,000 in 1995 in connection with the transaction. Ms. Rembe is a director of Transamerica. Mr. Herringer is Chairman of the Board, President and CEO of Transamerica.

Transactions between the Corporation and H-P for equipment development, repair and maintenance, and training and support amounted to $10.1 million in 1995. Such amount includes payments to H-P for the development of large video servers pursuant to an agreement between H-P and Pacific Telesis Video Services, a wholly-owned subsidiary of the Corporation. Mr. Platt is Chairman of the Board, President and CEO of H-P.

In 1995, the Corporation and its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro LLP, of which Ms. Rembe is a member, on terms which the Corporation believes were as favorable as would have been obtained from unaffiliated parties.


EXECUTIVE COMPENSATION

The following table discloses compensation received by the Named Executive Officers for the three fiscal years ended December 31, 1995.

                                                     SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                      ----------------------------
                                    ANNUAL COMPENSATION                    AWARDS        PAYOUTS
                                    -------------------               ----------------------------
(A)                       (B)       (C)         (D)       (E)           (F)        (G)       (H)        (I)         (C+D+H)
                                                         OTHER      RESTRICTED              LTIP        ALL          TOTAL
NAME &                                                   ANNUAL    STOCK AWARDS  OPTIONS/  PAYOUTS   OTHER COMP    CASH COMP
POSITION                  YEAR     SALARY($)  BONUS($)*  COMP($)       ($)**     SARs(#)     ($)       ($)***        ($)****
---------------------------------------------------------------------------------------------------------------------------------

P. J. QUIGLEY            1995     645,833   662,080    110,481           0           0  304,011    47,984      1,611,924
Chairman of the Board    1994     541,458   372,313     77,546           0     210,000  424,008    74,925      1,337,779
President & CEO          1993     458,417   291,200     46,499           0           0  320,432    50,101      1,070,049

D. W. DORMAN             1995     475,625   562,238(1)  50,136   1,387,500           0        0    46,864      1,037,863
President & CEO -        1994     206,250   587,500(1)  14,033           0     100,000        0    22,500        793,750
Pacific Bell

M. J. FITZPATRICK        1995     403,333   377,050(2)  35,823           0           0        0    43,382        780,383
President & CEO -        1994     366,875   230,500     13,425           0      70,000        0    61,647        597,375
Pacific Telesis          1993     105,000    50,000          0           0      15,000        0         0        155,000
 Enterprises

R. W. ODGERS             1995     347,083   399,350     41,409           0           0  176,450    36,287        922,883
Executive Vice President,1994     331,875   178,250     39,166           0      70,000  239,616    59,153        749,741
General Counsel,         1993     324,458   268,000     28,764           0           0  188,209    43,688        780,667
External Affairs & Secretary

J. R. MOBERG             1995     347,083   349,350     43,578           0           0  176,450    51,654        872,883
Executive Vice President,1994     331,875   178,250     40,845           0      70,000  239,616    92,001        749,741
Human Resources          1993     324,375   238,000     29,129           0           0  188,209    70,340        750,584
=================================================================================================================================

                                                                  14









(1)   In 1994 and 1995, the Corporation advanced $300,000 to Mr. Dorman at interest rates of 5.63 and 6.69 percent per annum, respectively.  In January 1995 and 1996, the principal amounts of the loans were forgiven in payment of special compensation payments earned by Mr. Dorman in 1994 and 1995.

(2)   Includes a special compensation payment of $50,000 which was earned by Mr. Fitzpatrick in 1995 and was paid in 1996.

*     Includes special awards ($230,000, $0, $15,000, $127,500 and $127,500, respectively) paid in April 1995 to recognize significant shareowner value created between 1989-1994.

**    Represents the dollar value of shares awarded, calculated by multiplying the market value on the date of grant ($27.75) by the number of shares awarded.  The value of the grant as of December 31, 1995 was
      $1,675,000 (based on the closing price on the New York Stock Exchange - Composite Transactions on
      December 29, 1995 of $33.50).  Dividends will be paid on these shares of restricted stock.
      Mr. Dorman's grant vests in one installment on July 23, 2000.

***   Includes "above-market" interest on deferred compensation (1995 = $21,984, $30, $782, $22,387 and $37,754,
      respectively) and company contributions under the Pacific Telesis Group Supplemental Retirement and Savings
      Plan for Salaried Employees, including a "make-up" match under the Executive Deferral Plan for amounts that were deferred and therefore not eligible for matching contributions under the Pacific Telesis Group
      Supplemental Retirement and Savings Plan for Salaried Employees (1995 = $26,000, $6,334, $16,200, $13,900
      and $13,900, respectively).  Also includes executive relocation payments to Messrs. Dorman and Fitzpatrick
      (1995 = $40,500 and $26,400, respectively).

****  Includes Salary + Bonus + LTIP Payouts and does not include Dividend Equivalents which are included under Column E.















                                                                  15










                                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                   AND FY-END OPTION/SAR VALUES*

     (A)                        (B)                   (C)                      (D)                     (E)
                                                                                               Value of Unexercised
                                                                      Number of Unexercised        in-the-Money
                                                                         Options/SARs at         Options/SARs at
                                                                           FY-End (#)               FY-End ($)

                          Shares Acquired                                 Exercisable/             Exercisable/
    Name                  On exercise (#)     Value Realized ($)         Unexercisable**         Unexercisable***
------------------------------------------------------------------------------------------------------------------------------

P. J. Quigley             No Exercises              N/A                   162,000/105,000         611,950/157,500

D. W. Dorman              No Exercises              N/A                    50,000/ 50,000         137,500/137,500

M. J. Fitzpatrick         No Exercises              N/A                    50,000/ 35,000          79,704/ 52,500

R. W. Odgers              No Exercises              N/A                    35,000/ 35,000          52,500/ 52,500

J. R. Moberg              No Exercises              N/A                    35,000/ 35,000          52,500/ 52,500

-------------------------------------------------------------------------------------------------------------------------------

*     To reflect the spin-off of AirTouch Communications, Inc. ("AirTouch") on April 1, 1994, the exercise price of all outstanding options on the Corporation's Common Stock was adjusted and the outstanding options were supplemented with AirTouch options so that the intrinsic value of the sum of both resulting options remained the same.

      In 1995, Messrs. Quigley and Moberg exercised options to purchase 75,000 and 6,000 shares of AirTouch common stock, respectively.  Based on the market value of AirTouch common stock on the date of exercise minus the exercise price,
      Messrs. Quigley and Moberg realized value of $690,687 and $67,663, respectively, on such exercises.
      As of December 31, 1995, the number of AirTouch options held by Messrs. Quigley, Dorman, Fitzpatrick, Odgers and Moberg was 34,400, 0, 15,000, 39,600 and 33,600, respectively.  All of such AirTouch options were exercisable.
      The value of such options (based on the closing price on the New York Stock Exchange - Composite Transactions
      on December 29, 1995 of $28.125 minus the exercise price) was $459,124, $0, $96,546, $415,153 and $351,240, respectively.  As of February 29, 1996, Messrs. Quigley, Fitzpatrick, Odgers and Moberg exercised all AirTouch options held by them and no longer hold any AirTouch options.

                                                                  16










**    All unexercisable options as of December 31, 1995 (except Mr. Dorman's) reflect options granted on April 1, 1994;
      50 percent became exercisable on April 1, 1995, and the remaining 50 percent become exercisable on April 1, 1996.
      Mr. Dorman's options were granted on July 1, 1994.  50 percent became exercisable on April 2, 1995, and the remaining 50 percent become exercisable on April 2, 1996.

***   Based on the closing price on the New York Stock Exchange - Composite Transactions of the Corporation's Common Stock
      on December 29, 1995 of $33.50 minus the exercise price.


































                                                                  17











                                      LONG TERM INCENTIVE PLANS* - AWARDS IN LAST FISCAL YEAR

                                                                                 Estimated Future Payouts
                                                                             Under Nonstock Price-Based Plans
                                                                       -------------------------------------------
    (A)                     (B)                      (C)                   (D)             (E)            (F)
                                               Performance or
                      Number of              Other Period Until          Threshold        Target        Maximum
    Name              Units (#)**            Maturation or Payout      (# of Units)    (# of Units)   (# of Units)
-------------------------------------------------------------------------------------------------------------------
P. J. Quigley             21,800                 Three Years                5,450          21,800        43,600

D. W. Dorman              14,500                 Three Years                3,625          14,500        29,000

M. J. Fitzpatrick          8,300                 Three Years                2,075           8,300        16,600

R. W. Odgers               6,050                 Three Years                1,513           6,050        12,100

J. R. Moberg               6,050                 Three Years                1,513           6,050        12,100
------------------------------------------------------------------------------------------------------------------

*     The Long Term Incentive Plan provides awards contingent upon the achievement of performance objectives set by the C&P
      Committee over a three-year period.  The above grants (Column B) are for the three-year performance period which will end December 31, 1997.  The measures of performance under this Plan are: (1) CVA averaged over the three years of the performance period; (2) Cumulative Revenue over the three-year period and (3) Total Investor Return relative to the
      Total Investor Return of four comparator groups.  These comparator groups are the RHCs, Independent Telecommunications
      Companies, California Utilities and the Standard & Poor's 500 Index (the "S&P 500 Index").  The performance targets are set by the C&P Committee based on the performance levels projected in the Corporation's business plan.

      Awards are denominated in shares of Common Stock and dividend equivalents are paid during the performance period.
      At the end of the period, awards are paid either in shares of Common Stock or in cash (valued at the average price of the Common Stock for a ten-day period in January).

**    A unit is based on one share of Common Stock.


                              PERFORMANCE GRAPH

The stock performance graph shown below is not necessarily indicative of future price performance. (See Appendix for narrative description.)



                     Comparison of Five Year Cumulative
                 Total Return for Pacific Telesis Group, the
                    Six Other RHCs and the S&P 500 Index


                                  G R A P H

---------------------------------------------------------------------------


PENSION PLANS

The Corporation has noncontributory pension plans (both qualified and nonqualified) for salaried employees. These plans provide a monthly pension for salaried employees including officers equal to 1.45 percent of "Compensation" averaged over the last five years of service multiplied by years of service. Compensation for purposes of determining officer pension benefits includes base salary and the target award under the STIP. Effective January 1995, the years of service for this purpose will not be more than the greater of 30 or the actual years of service accrued as of December 31, 1994. An employee is eligible for a pension at age 65 after completing five years of service. Pensions may begin earlier with or without an early payment discount depending upon age and length of service at retirement. Retirement is mandatory at age 65 for officers and other senior managers, provided the individuals fall within the provisions of
Section 12(c)(1) of the Age Discrimination in Employment Act of 1967, as amended from time to time.

The pension plans covering officers also provide that officers designated as eligible to participate prior to January 25, 1992, will be eligible for a minimum pension of 45 percent of average Compensation for the officer's last five years of employment if the officer serves as an officer for ten years and leaves the Corporation in good standing at age 55 or thereafter. This minimum pension is increased by an additional 1.0 percent per year, up to a maximum total pension of 50 percent, at 15 years or more of service as an officer. The minimum pension benefit will be offset by benefits payable to the officer under any other qualified or nonqualified pension plans of the Corporation.

Officers and senior managers who are hired at age 35 or over into a specified level of management ("mid-career hires") and terminate after completing five or more years of service at a specified level, receive additional pension credits equal to the difference between 35 and their maximum possible years of service attainable at age 65, not to exceed actual net credited service, at a rate of 1.0 percent per year, with a higher rate of 1.45 percent per year for those years served as an officer. Effective July 1, 1995, the Board adopted amendments to these mid-career hire provisions to coordinate these provisions with the 30-year limit on service for pensions described above. These amendments limit the maximum mid-career pension to 43.5 percent of average Compensation for a mid-career hire's last five years of employment (offset by all other pension benefits).

Pensions under the qualified plan may be paid as life annuities or joint and survivor annuities or a lump sum payment at retirement. Pensions under the qualified plan are not subject to offset or forfeiture. Pensions under the nonqualified plans may be paid as life annuities or joint and survivor annuities, subject to the C&P Committee's discretion to determine another form of payment. Pensions under the nonqualified plan are subject to forfeiture or reduction in certain circumstances.

The 1995 Compensation of Messrs. Quigley, Dorman, Fitzpatrick, Odgers and Moberg, covered by the qualified and nonqualified pension plans is $1,066,250, $750,000, $595,000, $518,750 and $518,750 respectively. The approximate estimated credited years of service that will be used in calculating a pension benefit of Messrs. Quigley, Dorman, Fitzpatrick, Odgers and Moberg, upon retirement at age 65 is 30, 25, 20, 14 and 34, respectively. Messrs. Quigley and Moberg will have 15 or more years of service as an officer at age 65, assuming they continue as officers during the intervening period, and thus would be entitled to the greater of the amount determined under the table below or a minimum pension benefit of 50 percent of the average annual Compensation during their final five years of service. Mr. Odgers will have 14 years of service as an officer at age 65 assuming he continues as an officer during the intervening period, and thus should be entitled to the greater of the amount determined under the table below or a minimum pension benefit equal to 49 percent of the average annual Compensation during his final five years of service.

The following table shows the total annual straight life annuity pension benefits that would be received by an executive officer of the Corporation retiring today at age 65 under the qualified and nonqualified plans. It assumes various specified levels of total years of service and of average annual Compensation during the final five years of service. The benefits shown in the table generally are not subject to offsets for Social Security benefits or other payments.

Average Annual
 Compensation
 During Final               Years of Service Prior to Retirement
   Five Years    -----------------------------------------------------------
   of Service        15          20          25          30          35
----------------------------------------------------------------------------
   $  450,000     $ 97,875    $130,500    $163,125    $195,750    $228,375
      500,000      108,750     145,000     181,250     217,500     253,750
      650,000      141,375     188,500     235,625     282,750     329,875
      700,000      152,250     203,000     253,750     304,500     355,250
      800,000      174,000     232,000     290,000     348,000     406,000
      900,000      195,750     261,000     326,250     391,500     456,750
    1,000,000      217,500     290,000     362,500     435,000     507,500
    1,150,000      250,125     333,500     416,875     500,250     583,625
    1,300,000      282,750     377,000     471,250     565,500     659,750
----------------------------------------------------------------------------


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL ARRANGEMENTS

The Corporation has entered into employment agreements with certain officers, including Messrs. Quigley, Dorman, Fitzpatrick, Odgers and Moberg which provide for payments in the event of an involuntary termination of employment. Such agreements do not have a fixed term and may be terminated upon three years notice. The agreements will automatically terminate upon the voluntary resignation of the officer. The amount of the payments depends on whether the involuntary termination occurs within three years after a "change in control." If an officer's employment is involuntarily terminated for some reason other than cause, death or disability, whether or not there has been a change in control, the Corporation will make a cash payment of three times the officer's base compensation then in effect, plus 100 percent of the target award under the STIP applicable for that calendar year and, if all LTIP awards are forfeited, an amount equal to the value of a share of Common Stock on the date of employment termination multiplied by the number of LTIP units granted for the performance period that ends in that calendar year. In such event, the Corporation will also compensate the officer for the termination of NSOs and Stock Appreciation Rights ("SARs"), based on the difference between fair market value of the Corporation's Common Stock at the effective date of termination and the option price (in the case of SARs, the difference between such fair market value and the option price at which the stock option related to the SAR was granted). If an officer's employment is involuntarily terminated by reason of death, disability or cause, no compensation is payable under the employment agreement.

Upon an involuntary termination (including a "constructive termination," which is defined as a material reduction in responsibilities, a material reduction in salary or benefits or a requirement to relocate) within three years after a "change in control," the officer shall receive a severance payment, in addition to the payments described in the preceding paragraph, when applicable, equal to approximately 200 percent of the officer's STIP and LTIP awards for one year. "Change in control" is defined generally as a party's acquisition, direct or indirect, of 20 percent or more of the Corporation's securities, a greater than one-third change in composition of the Corporation's Board of Directors in 24 months that was not approved by the majority of existing directors, or certain mergers, consolidations, sales or liquidations of substantially all of the Corporation's assets. Without regard to any other provision of the employment agreements, in the event that the Corporation's auditors determine that any portion of the payment to be made under the agreement is nondeductible by the Corporation because of Code Section 280G, payments under the agreements will be reduced to the extent of the nondeductible amount.

In addition to the provisions of the employment agreements described above, the Corporation has also entered into a supplemental benefit agreement with Mr. Odgers under which, if he voluntarily terminates his employment, he would receive a pension (payable in any of the forms available under the nonqualified pension plans) equal to a percentage (increasing ratably for each month of employment, beginning with 35 percent and ending with 45 percent in the event of termination in or after October 1997) of his average annual compensation (including base salary and the target award under the STIP) during the final five years of employment. The agreement further provides that if Mr. Odgers is involuntarily terminated, or if his position or compensation is materially reduced, he would receive a pension equal to 45 percent of his average annual compensation during his final five years of employment. Any payments to Mr. Odgers under this agreement would be offset by benefits payable to him under the qualified and nonqualified pension plans of the Corporation described under "Pension Plans" in the above discussion. In addition to the provisions of the employment agreements described above, the Corporation has agreed to provide certain supplemental pension benefits to Mr. Dorman if he terminates employment after completing five years of service. The Corporation has agreed that Mr. Dorman would receive a supplemental pension benefit of 1.0 percent per year of service (in addition to the 1.45 percent credited to all salaried employees) of his average annual compensation (including base salary and the target award under the STIP) during the final five years of employment multiplied by his years of service. Mr. Dorman's total pension would be limited to a maximum of 50 percent, would be payable in any of the forms available under the nonqualified pension plans and would not be discounted for early payment. Any payments to Mr. Dorman under this agreement would be offset by benefits payable to him under the qualified and nonqualified pension plans of the Corporation described under "Pension Plans" in the above discussion.

The Corporation also has an Executive Deferral Plan pursuant to which officers may elect to defer the receipt of all or a part of certain specified compensation payments (including base salary, STIP, LTIP and bonus payments). These deferred amounts earn interest compounded annually at a rate determined by the C&P Committee. The rate for 1995 was equal to 10 percent. A trust has been established and assets have been contributed by the Corporation, consisting of cash and other investments, from which benefits for officers under the Executive Deferral Plan may be paid. A similar trust (with the contribution of assets in a similar manner) has also been established from which various nonqualified executive retirement or pension benefits may be paid. These trusts generally provide that the C&P Committee may issue instructions to the trustee as to payment of benefits and that the Corporation will contribute sufficient assets to the trust to fully fund benefit payments upon a change in control.

RATIFICATION OF APPOINTMENT OF AUDITORS (ITEM B ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "FOR")

Subject to shareowner ratification, the Board, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants to audit the financial statements of the Corporation for the year 1996. Coopers & Lybrand L.L.P. has audited the Corporation's financial statements for many years. The Board recommends that the shareowners vote "FOR" such ratification. If the shareowners do not ratify this appointment, other certified public accountants will be considered by the Board upon recommendation of the Audit Committee.

For the year 1995, Coopers & Lybrand L.L.P. audited the financial statements of the Corporation and some of its subsidiaries, and provided other audit services to the Corporation in connection with SEC filings, the review of interim financial statements and audits of pension and other employee benefit plans.

One or more members of the firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


SHAREOWNER PROPOSALS

Shareowner proponents  have stated their intention to  present the following proposals at the 1996 Annual Meeting. In accordance with applicable proxy regulations of the SEC, the name, address and shareownership of any proponent will be furnished by the Corporation to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor addressed to Shareowner Relations, 130 Kearny Street, Suite 2907, San Francisco, California 94108. The proposals and supporting statements, for which the Board and the Corporation accept no responsibility, are set forth on the following pages. The Board opposes these proposals for the reasons stated after each proposal.

SHAREOWNER PROPOSAL REGARDING DIRECTORY PAPER PROCUREMENT PRACTICES (ITEM C ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "AGAINST")

"WHEREAS: The world's forests contain the vast majority of the terrestrial floral and faunal species;

"WHEREAS: The coastal temperate rainforests have been identified as one of the rarest and most threatened forest types in the world, occurring on just
0.2 percent of earth's land base. British Columbia contains one-half of North America's and one-quarter of the world's remaining coastal temperate rainforests. The British Columbia Provincial Government has permanently protected less than 7 percent of its coastal temperate rainforest, as compared to 40 percent protected in Alaska. For example, an acre of British Columbia's forest is clear-cut every 66 seconds, mainly for export to the United States (this amount exceeds the total number of trees felled on all U.S. national forests combined);

"WHEREAS: A recent blue-ribbon panel of scientists found that even under British Columbia's new Forest Practice Code, current timber planning procedures are inadequate for sustainable ecosystem management and that approximately 90 percent of the logging in B.C. is done by clearcutting. The B.C. Government permits the cutting of an exorbitant volume of wood products equaling 75 million cubic meters of timber - equivalent to a year's worth of logging trucks, that if lined up nose-to-end, would circle the Earth 1.25 times!

"WHEREAS:   Due to the current  fiber supply shortage, paper  products are a major cause of deforestation, with 50 percent of the mass of all the trees cut in British Columbia ending up as paper or paperboard products;

WHEREAS: Pacific Bell purchases approximately 29,000 tons of paper from MacMillan Bloedel, most of which is derived from the clearcutting of British Columbia's coastal temperate rainforests;

"WHEREAS:   MacMillan Bloedel  has  been convicted  and fined  86 times  for violations of forestry, fishery and waste management practices by the B.C. provincial and federal governments:

"RESOLVED: That shareholders request that Pacific Bell Directory, a subsidiary of Pacific Telesis Corporation, stop its use of paper products derived from clear-cut ancient rainforests and prepare a report to shareholders on its plans to adopt ecologically sound procurement policies. The report should be available to all shareholders within six months of the 1996 annual meeting."

In support of this proposal the proponents have submitted the following statement:

"We believe it is vital for the company to review its procurement policies to ensure that it is taking all steps to avoid use of old growth forests as a source of paper for its phone directories. To that end, the report to shareholders should consider the following three options:

    o "Use of certified well-managed secondary forest (previously logged) sources for their forest products. The Forest Stewardship Council
        (FSC) is a non-partisan international body formed to accredit good forest management certification programs. Pacific Telesis should purchase forest products from vendors certified according to council guidelines.

    o "Maximize recycled fiber input. The company should also seek and invest in fiber from ecologically responsible non-tree sources such as the kenaf plant and agricultural wastes such as cereal grains (wheat, rice, etc.).

    o   "Reduce overall paper consumption."

The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

Pacific Bell Directory ("Directory") agrees with the principles that underlie this proposal, however, we cannot support this proposal.

    o The proposal would make it IMPOSSIBLE for Directory to produce our telephone directories. The grade of paper that is used for directories is in short supply around the world. If we halt or cut back on purchases from any supplier, no suitable replacement is available.

    o The proposal focuses on trees harvested in British Columbia ("BC") by MacMillan Bloedel (MacMillan"), but fails to mention that MacMillan's harvests are strictly regulated and conducted in an ecologically sound manner. All logging in BC must be approved by multiple government agencies which solicit community input and scientific review, and aim for a sustainable yield that protects the forests, jobs and the environment. The BC government owns most of the land in BC and has been aggressive in protecting the environment -- including the creation of 100 new parks since 1991. Of the total 26 million acres of coastal temperate rain forest, two million acres are formally protected and 20 million acres remain unlogged after decades of forestry. Harvested areas are promptly reforested to maintain biodiversity.

    o The proposal will not save trees. BC's log and paper sales reports do not support the contention that increased paper demand causes more trees to be cut. Trees from BC are primarily harvested to produce solid wood products (such as lumber for homes and furniture), not for paper. Directory paper is made from inferior trees, sawmill waste and recycled paper. Also, Directory's purchases represent less than one percent of MacMillan's business.

    o   Directory  already  employs  all   practical  means  to  reduce  its
        environmental   impact,  including  many   steps  advocated  by  the
        proponents.

The  proponents  ask Directory  to:   (1)  use "certified"  secondary forest
sources, (2) maximize recycled fiber input, and (3) reduce overall paper consumption.

    o Certified forests -- We cannot comply because no "certified forests" are currently used to produce directory paper. However, we continue to monitor standards for certification that are being developed.

    o Recycling -- Directory is the industry leader in the use of recycled directory paper. At our request, MacMillan invested heavily in equipment to produce directory paper with 40 percent recycled content- the current practical technical maximum. Directory's phone books, which are 100 percent recyclable, are collected throughout California and recycled into new directory paper and phone bill remittance envelopes. We are also evaluating wheat straw as a potential alternative fiber in our paper, and plan to test this paper on our presses this year.

    o Reduce paper consumption -- Directory practices this every day, both for environmental reasons and to lower costs. We use a printing process and a redesigned directory format which reduces paper consumption. We have greatly lowered the number of excess directory copies.

    In sum, the shareowners' proposal does not present a balanced solution to the complex issues surrounding Canadian forestry and environmentally sound directory publishing practices. In fact, this proposal would not accomplish the goals of the proponents, would inappropriately interfere in BC public policy and would deny Directory the ability to produce phone books. Directory has prudently pursued environmentally responsible actions and will evaluate additional opportunities as they arise.

THE BOARD OF DIRECTORS RECOMMEND A VOTE "AGAINST" THIS PROPOSAL.

SHAREOWNER PROPOSAL REGARDING DIRECTOR COMPENSATION (ITEM D ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "AGAINST")

"The shareholders of Pacific Telesis request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 1997 Pacific Telesis fiscal year all members of the Board of Director's total compensation will be paid in shares of Pacific Telesis common stock each year. No other compensation of any kind will be paid. These shares to be held until they leave the Board."

In support of this proposal, the proponent has submitted the following statement:

"This proposal makes each board member wholly tied to the fortunes of the company, as it should be. These are the people responsible for making sure the company is on the right track. It is their responsibility to reward good performance by the managers and to replace them if incompetent. Human nature being what it is, the directors will only make the hard choices if they have a substantial stake in the company and have to hold those shares for the long term. A board member can always borrow money against their shares using the shares as collateral, but they will still be tied to the companies fortunes and that's how it should be. We hear from management we have to pay in cash because some directors might need the money urgently and we could not get successful people, if paid in stock. If they do not have enough money or could not borrow the money for their every day living, they must not be very successful and we do not need them. These people all have other sources of income. This is a business not a charity."

The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

The success of the Corporation is dependent upon not only its employees, but also its directors and their talent and experience. To attract and retain the best group of directors, our compensation package must be fully competitive.

Directors' compensation is made up of four basic components: board and committee chair retainers, board and committee fees, stock grants and/or options and pension. The Corporation regularly surveys compensation provided to directors by other regional holding companies and other large California corporations. The data from these studies indicate that these components are very common in these other companies. Moreover, the aggregate value of the compensation received by the Corporation's nonemployee directors is within the range of compensation provided by the surveyed companies.

Nonetheless, the Corporation has taken action to place more emphasis on stock ownership in compensating its directors. As reported in more detail elsewhere in this proxy statement, on January 26, 1996, the Board of Directors approved revisions to the Pacific Telesis Group Outside Directors' Retirement Plan. These revisions limit directors' service for purposes of determining their pension to years of service at May 1, 1996 and eliminate all future credit for service after that date. New directors elected after January 25, 1996, are not eligible to participate in the Retirement Plan.

Also on January 26, 1996, the Pacific Telesis Group Outside Director's Deferred Stock Unit Plan was adopted. This plan allows existing directors to convert the present value of their accrued pensions to Pacific Telesis Group stock units of equal value. It also provides for the grants of stock units equivalent to the value of the future pension accruals that were eliminated. New directors elected after January 25, 1996 will receive deferred stock units in lieu of any pension accruals.

By converting a portion of the current compensation program to Pacific Telesis Group stock units, these actions significantly strengthen the link between directors' and shareowners' interests.

The Corporation seeks to have diverse representation on its Board of Directors. Many highly qualified and successful individuals come from walks of life that do not provide high levels of cash income. Compensating directors entirely in stock may preclude some of these individuals from serving on the Board. The Corporation believes its current mix of cash and noncash elements in its compensation package is appropriate and necessary to attract the caliber of directors it needs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

OTHER MATTERS TO COME BEFORE THE MEETING

The proxy card, in addition to voting choices specifically marked, and unless otherwise indicated by the shareowner, confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the 1996 Annual Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Corporation knew of no other matters which might be presented for shareowner action at the Annual Meeting.

The federal proxy rules specify what constitutes timely submission for a shareowner proposal to be included in the proxy statement. If a shareowner desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareowner must follow procedures outlined in the Corporation's By-Laws. A copy of these procedures is available upon request from the Secretary of the Corporation, 130 Kearny Street, Suite 3713, San Francisco, California 94108. One of the procedural requirements in the By-Laws is timely notice in writing of the business the shareowner proposes to bring before the meeting. Notice must be received not less than 25 days nor more than 60 days prior to the meeting. It should be noted that these By-Law procedures govern proper submission of business to be put before a shareowner vote and do not preclude discussion by any shareowner of any business properly brought before the Annual Meeting.

If a shareowner wants to nominate a person for election to the Board other than a director nominated by the Corporate Governance Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Corporation not less than 25 days prior to the meeting. A copy of the By-Law provisions governing the requirements for notice is available upon request from the Secretary of the Corporation.

SOLICITATION OF PROXIES

The Corporation will pay all costs of distribution and solicitation of proxies. Brokers, nominees, fiduciaries and other custodians will be reimbursed their reasonable fees and expenses incurred in forwarding proxy materials to beneficial owners. Corporate Investor Communications, Inc. has been retained at an estimated cost of $16,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. This solicitation will be by mail, telephone and other means.


PROPOSALS FOR THE 1997 ANNUAL MEETING

Shareowner proposals intended for presentation at the Corporation's 1997 Annual Meeting must be received at the Corporation's principal executive offices no later than November 15, 1996. Proposals must comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act.

MULTIPLE COPIES OF SUMMARY ANNUAL REPORT TO SHAREOWNERS

The Corporation's 1995 Summary Annual Report to Shareowners has been mailed to shareowners. If more than one copy of the Summary Annual Report is sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the Summary Annual Report to Shareowners.



By Order of the Board of Directors,


Richard W. Odgers
Executive Vice President, General Counsel, External Affairs and Secretary



Dated:  March 15, 1996

----------------------------------------------------------------------------
In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained below and in the following appendix (consisting of the section entitled "Annual Financial Review") is provided solely for the information of shareowners and the Securities and Exchange Commission ("SEC"). Such information shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of
Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Pacific Telesis Group for its fiscal year ending December 31, 1995.
----------------------------------------------------------------------------
Except for historical information contained below and in the following appendix (consisting of the section entitled "Annual Financial Review"), such discussion contains forward-looking statements that involve potential risks and uncertainties. Pacific Telesis Group's (the "Corporation") actual results could differ materially from those discussed therein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed therein and those discussed in the Corporation's Forms 10-K for the years ended December 31, 1995 and 1994, and Forms 10-Q for first, second, and third quarters of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Corporation undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
----------------------------------------------------------------------------
STOCK TRADING ACTIVITY AND DIVIDENDS PAID
                                                                     Payment
1995                                  High        Low    Dividends      Date
----------------------------------------------------------------------------

First Quarter....................  $31.250    $28.000       $0.545    5/1/95
Second Quarter...................  $31.250    $25.625       $0.545    8/1/95
Third Quarter....................  $30.875    $25.625       $0.545   11/1/95
Fourth Quarter...................  $34.375    $29.125       $0.545    2/1/96
----------------------------------------------------------------------------
                                                                     Payment
1994                                  High        Low    Dividends      Date
----------------------------------------------------------------------------

First Quarter*..................   $58.000    $51.000       $0.545    5/2/94
Second Quarter..................   $32.375    $29.875       $0.545    8/1/94
Third Quarter...................   $33.500    $30.125       $0.545   11/1/94
Fourth Quarter..................   $32.125    $28.250       $0.545    2/1/95
----------------------------------------------------------------------------
(Stock trading activity: based on New York Stock Exchange - Composite Transactions)

* Reflects market prices per share prior to the April 1, 1994 spin-off of spun-off operations.

Dividends

The record date is set by the Pacific Telesis Group Board of Directors at the time it declares a dividend. Based on the current schedule, record dates are expected in April, July, October, and December, and dividends are expected to be paid in May, August, November, and February. Quarterly reports are mailed with dividend checks.

Stock Listing

New York, Pacific, Chicago exchanges           PAC
London, Swiss exchanges                        Pacific Telesis
Newspaper stock tables                         Pac Telesis

Copies of the Pacific Telesis Group 1995 Form 10-K filed with the Securities and Exchange Commission may be obtained without charge by writing to:

     Shareowner Relations
     Pacific Telesis Group
     130 Kearny Street, Suite 2907
     San Francisco, California 94108

                           ANNUAL FINANCIAL REVIEW
  -------------------------------------------------------------------------

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                           AND FINANCIAL CONDITION


OVERVIEW

The Corporation includes a holding company, Pacific Telesis, and its telephone subsidiaries: Nevada Bell and Pacific Bell (which when used herein includes its subsidiaries, Pacific Bell Directory, Pacific Bell Information Services, Pacific Bell Mobile Services, Pacific Bell Internet Services, Pacific Bell Network Integration, and others) hereinafter referred to as the Telephone Companies. Other Pacific Telesis subsidiaries include Pacific
Telesis Enterprises, Pacific Bell Communications, and several other subsidiaries that provide video, communications, and other services. The Telephone Companies provide local exchange services, network access, toll services, directory advertising, Internet access, and selected information services in California and Nevada.

The Corporation's vision is to enrich people's lives through communications and access to information, education, and entertainment services. Its mission is to build customer loyalty and be the customer's first choice for telecommunications and information services; to foster a culture that ensures employee commitment; and to build value for its shareowners. To be successful, the Corporation must continue to balance the needs of its three major stakeholders: customers, employees, and shareowners.

KEY STRATEGIES

With increasing competition for existing services and the introduction of local services competition in California effective January 1, 1996, the Telephone Companies, which consist of Pacific Bell and Nevada Bell, face an increasingly competitive marketplace. In response to the competitive challenge, management has developed three key strategies intended to provide a consistent, integrated focus for management's decisions and actions. These overarching strategies are to strengthen the Corporation's core telecommunications business, develop new markets, and promote public policy reform.

Strengthen Core Business
------------------------

A strong core business provides the essential foundation to pursue future-oriented opportunities. To strengthen the core telecommunications business, management will continue to improve customer service and reduce costs, upgrade network and systems capability, and retain and expand existing markets through product and channel innovation.

Improve Customer Service and Reduce Costs

To ensure a high degree of customer satisfaction, the Telephone Companies interview more than 18,000 customers each month to monitor performance. The majority of the interviews are event driven and designed to measure customer satisfaction with recent transactions. Also, a portion of employee pay is based on meeting customer satisfaction targets. The cumulative percentage of Pacific Bell's business and residence market customers responding "good" or "excellent" in 1995 interviews is displayed below. Nevada Bell achieved even higher results.
                                           Service       Service     Account
                                      Provisioning   Maintenance   Servicing
----------------------------------------------------------------------------
Business Market (%)                           90.8          84.7        89.6
Residence Market (%)                          92.0          81.7        90.4
----------------------------------------------------------------------------

The  Corporation  continues  its  commitment  to  total  quality  management practices as a proven way to improve processes and increase customer satisfaction. In this area Pacific Bell has been recognized as a quality leader. In December 1995, Governor Wilson of California awarded Pacific Bell the Golden State Quality Award. The award, modeled after the Malcolm Baldrige National Quality Award, is designed to recognize California companies that continually strive for the achievement of organizational excellence. The award recognizes companies whose employees, at all levels, understand their company's vision and mission, and can relate their own roles to the business strategy. In addition, several of Pacific Bell's special access ordering, provisioning, and maintenance centers were registered under ISO 9000, an international quality standard.

To prosper in a competitive environment, the Telephone Companies must continue to provide outstanding customer service while lowering costs. To improve operational efficiencies and reduce cost, the Corporation is implementing core process reengineering ("CPR"), primarily at Pacific Bell. CPR is a method for achieving significant increases in performance by fundamentally rethinking basic business processes and systems. CPR projects have resulted in better, faster customer service, and reduced costs. For example, a major focus of 1995 was the creation of customer service centers to improve the response to service activation and repair calls. With many functions consolidated in the centers, significant time savings and service improvements have been achieved by reducing hand-offs between functional work groups. Similarly, Pacific Bell has reduced the number of network operations centers from 25 to two. Each center acts as a fully functional backup center for the other. Both new centers were operational by early 1996. The new consolidated centers require approximately 250 fewer employees to operate than the old centers.

Another effort is Pacific Bell's plan to reduce real estate occupancy costs by as much as 25 percent over five years by encouraging employees to pursue alternative working arrangements such as telecommuting, virtual offices, and shared offices. Expense savings will result from consolidating operations, terminating leases, and eventually selling surplus properties. In 1995, Pacific Bell reduced its annual real estate occupancy costs by over $9 million.

To provide faster customer service, Pacific Bell has implemented a new process called "quick dialtone." Quick dialtone allows the customer to access certain repair, 911, and business office numbers, even after service is disconnected. It requires less processing to initiate telephone service and allows Pacific Bell to activate service within about two hours. Eighty percent of California residences were equipped for quick dialtone in 1995. Quick dialtone makes it easy for customers to choose Pacific Bell.

As a result of reengineering processes and other efforts, the Corporation reduced its workforce 5.2 percent during 1995.

Upgrade Network and Systems Capabilities

In order to offer the products and services customers want, now and in the future, the Telephone Companies continue to invest heavily in improvements to the core telecommunications networks. The Telephone Companies spent a total of $1.9 billion on the telecommunications networks during 1995. The focus of these investments has been in the advanced digital technologies discussed below. These technologies enable the Telephone Companies to provide new products and services, increase network quality and reliability, increase transmission speed, and reduce costs.
                                                                 December 31
                                                                ------------
Technology Deployment                                            1995   1994
----------------------------------------------------------------------------
Access lines served by digital switches......................     73%    66%
Access lines with SS-7 capability............................     98%    95%
Access lines with ISDN accessibility.........................     85%    79%
Miles of installed optical fiber (thousands).................     482    425
----------------------------------------------------------------------------

Signaling System 7 ("SS-7") permits faster call setup and custom calling services. Integrated Services Digital Network ("ISDN") allows simultaneous transmission of voice, data, and video over a single telephone line. Digital switches and optical fiber, a technology using thin filaments of glass or other transparent materials to transmit coded light pulses, increase the capacity and reliability of transmitted data while reducing maintenance costs. In addition, the Telephone Companies are deploying Synchronous Optical Network ("SONET") interfaces within the fiber infrastructure. SONET is an international standard for high-speed fiber optics transmission.

Pacific Bell is working with AT&T Corp. to develop and field test an Advanced Communications Network ("ACN") in California. In addition to providing advanced telecommunications services, the new network should serve as a platform for other information providers and will offer customers alternatives to existing cable television providers. The ACN technology that management has selected is a hybrid fiber/coaxial cable architecture. This technology should be cost effective to deploy and operate, and allow
Pacific Bell to achieve significant operational savings. In 1995, management decided to concentrate development and deployment of the ACN in San Diego and the San Francisco Bay Area, two of Pacific Bell's most competitive markets. Construction will be slower than originally planned.

Management is continuing to reevaluate its capital program for 1996 but currently anticipates capital spending in 1996 to be slightly lower than 1995 levels. The capital program includes the cost of upgrading and maintaining the core telecommunications network and systems capabilities, meeting customer demand for new access lines, building the Personal
Communications Services ("PCS") network, and constructing the wireless digital television network, but excludes most of the costs of the ACN. The Corporation's capital expenditures related to a contract with AT&T Corp. for construction of the ACN are expected to be deferred until 1998. Pacific Bell is committed to purchase these facilities in 1998 if they meet certain quality and performance criteria. Management now expects the purchase amount to be less than $1 billion in 1998, which is lower than the previous forecast. Pacific Bell will lease certain operational portions of the facilities prior to 1998 during the construction period.

Retain and Expand Existing Markets

Stimulating usage of the Telephone Companies' existing networks is the most cost effective way to increase revenues. The Telephone Companies are increasing their use of alternative sales channels and targeted advertising to stimulate usage. Focus areas include high-growth data markets, voice mail, additional residential lines, and custom calling services.

The market for high-speed data transmission is growing rapidly. The Telephone Companies' ISDN sales more than doubled in 1995. The Telephone Companies also offer several other high-speed data transmission products tailored to a customer's specific needs. Frame Relay technology allows a customer to transmit 126 pages of data per second and enables the customer to move data quickly between widely dispersed local area networks. Switched Multimegabit Data Service ("SMDS") allows users to buy whatever bandwidth they need, and to upgrade it later if desired. Asynchronous Transfer Mode ("ATM") is a high bandwidth technology that allows a customer to transmit 50,000 pages of data per second, or to transmit broadcast-quality video.

The success of the Corporation's voice mail products continued in 1995. Customers value such features as the ability of the service to answer the phone even when they are on the line. They also like remote message retrieval features and the reliability of the network. Voice mailbox equivalents in service increased 27 percent in 1995 to about 1.5 million.

Changes in technology and telecommuting are fueling increased demand for additional telephone lines in the home. Pacific Bell began a promotion in December 1995 designed to increase the number of second residential access lines. The Corporation provides approximately 1.7 million residential access lines that are in addition to the customer's primary line. Customers want extra lines for data transmission, Internet access, fax machines, and convenience. Similarly, demand for Custom Calling Services, such as call waiting, grew more than eight percent in 1995 as customers asked for greater convenience and more control over their telephone communications.

In May 1995, the Federal Communications Commission ("FCC") established national rules affecting how carriers, including the Telephone Companies, may offer calling party identification services ("Caller ID"). Caller ID displays the telephone number of the calling party on a device that attaches to, or is part of, a customer's telephone. The FCC ruling preempts certain of the California Public Utilities Commission's ("CPUC") restrictions that made providing Caller ID in California uneconomic. In June 1995, the CPUC appealed the FCC's ruling to the U.S. Court of Appeals for the Ninth Circuit, which subsequently upheld the FCC's ruling in January 1996. The ruling is subject to further appeal.

The FCC rules require that a customer notification plan be approved by state regulators before Caller ID services can be offered. In December 1995, the CPUC ordered Pacific Bell to revise its customer notification plan and allowed recovery of the plan's cost. Pacific Bell intends to offer Caller ID services beginning in June 1996 at the same time it begins passing the calling party's number on interstate calls in compliance with the FCC rules. To protect customer privacy, Pacific Bell will automatically provide the capability for per call blocking, which is accomplished by the customer dialing *67 before dialing the telephone number. Pacific Bell will also provide per line blocking at the customer's request.

Develop New Markets
-------------------

As competition becomes more fierce in its core telecommunications business, the Corporation will rely increasingly on developing new markets to create new revenue sources. Toward that end, the Corporation is actively pursuing opportunities in long-distance, video dialtone, PCS, wireless digital television, Internet access, home entertainment, and other information services.

In February 1996, the President signed into law the Telecommunications Act of 1996 that establishes new procedures under which the Corporation can apply to the FCC for authority to offer long-distance telephone service. To compete effectively in this market, the Corporation has formed a new subsidiary, Pacific Bell Communications. Although the Corporation must meet certain requirements before it can offer long-distance service, management expects to fulfill those requirements by the first part of 1997. Management intends to offer price, service, and value packages that will provide the incentive for Californians to choose Pacific Bell Communications as their long-distance carrier. It is estimated that California's long-distance market will grow to approximately $7.3 billion by the end of 1997.

In July 1995, the FCC approved Pacific Bell's applications for authority to offer video dialtone services in specific locations in California. The approval allows Pacific Bell to begin installing the video-specific components of its ACN. Subject to regulatory approvals, the Corporation plans to begin offering video services in San Diego and the San Francisco Bay Area in 1996. The Telecommunications Act of 1996 terminates the FCC's video dialtone rules and regulations but allows the continued construction and operation of previously approved video dialtone systems. The FCC has until July 1996 to issue regulations for an open video system. Management continues to analyze the impact of the new legislation on its ACN plans.

In 1995, the Corporation obtained licenses from the FCC to offer PCS to over 30 million potential customers in California and Nevada. PCS is a digital wireless service offering mobility for both voice and data communications. Pacific Bell Mobile Services has begun to deploy its network to provide PCS throughout California and Nevada. The network will incorporate the Global System for Mobile Communications ("GSM") standard which is widely used in Europe. Management is working with the industry to resolve issues relating to hearing aid interference and compatibility common to all digital systems. Management expects a widespread offering of PCS service by early 1997. Although management anticipates significant competition, particularly from established cellular companies, it believes that digital technology and Pacific Bell's reputation for superior service will be competitive advantages.

In July 1995, the Corporation acquired Cross Country Wireless Inc. ("CCW"). CCW has existing wireless television operations with over 40,000 video customers in Riverside, California and holds licenses and rights to provide wireless television in Los Angeles, Orange County, and San Diego. Additionally, the Corporation has negotiated an agreement to acquire two companies with rights to provide wireless television in the San Francisco Bay Area, San Diego, and Victorville, as well as in several communities outside California. The two companies hold rights to reach about two million households in California and another two million in other parts of the country. The planned acquisition is subject to a number of conditions, including regulatory and shareholder approvals of the selling companies. When the planned acquisition is completed and the networks are built, the Corporation's wireless television systems will be able to reach seven million households in California. The ultimate number of actual subscribers cannot be predicted at this time. The Corporation plans to provide digital services that will bring consumers 100-plus channels and deliver picture and sound quality superior to today's analog cable systems. Unlike direct broadcast satellite programming, the service will include local broadcast stations. The Corporation is also participating in the FCC's auction of wireless spectrum.

In 1995, Pacific Bell formed a subsidiary and announced an aggressive campaign to provide Internet access services to a broad range of customers in California. One-third of all Internet traffic originates or terminates in California. One-quarter of the commercial domains on the Internet are California based. Pacific Bell began providing Internet access to large businesses in the third quarter of 1995 and will provide residential service in 1996.

The Corporation is also developing new markets for home entertainment, information, and interactive services. To help facilitate entering these new markets, TELE-TV, a joint venture with Bell Atlantic and NYNEX, was formed to develop a portfolio of branded programming and services. TELE-TV is moving aggressively to secure programming for the Corporation's wireless digital television offerings. Upon FCC approval, TELE-TV also anticipates delivering video services through retail affiliates over Pacific Bell's ACN as well as over the Corporation's wireless digital television systems.

Management expects the Corporation to incur substantial start-up costs in the development of these new markets, but continues to see these new markets as attractive investment opportunities.

Promote Public Policy Reform
----------------------------

Telecommunications policy reform has been, and will continue to be, the subject of much debate in Congress, the California Legislature, the courts, the FCC, the CPUC, and the Public Service Commission of Nevada ("PSCN"). Management supports public policy reform that promotes fair competition and ensures that the responsibility for universal service is shared by all who seek to provide telecommunications services. Competition will bring great benefits to customers by giving them the opportunity to choose among service providers, for everything from dialtone to long-distance to home entertainment.

Telecommunications Legislation

In February 1996, the President signed into law a comprehensive telecommunications bill that eases certain restrictions imposed by the Communications Act of 1934 and the 1984 Cable Act, and which replaces the 1982 Consent Decree. Among the provisions, the new law allows telephone companies and cable television companies to compete in each others' markets, and permits the former Bell Operating Companies to apply to the FCC for authority to offer long-distance service, subject to certain conditions. Once the new law is fully implemented, consumers will have many new options for their local telephone, long-distance, and cable television services. (See "Develop New Markets" on page F-7.)

FCC Regulatory Framework Review

In March 1995, the FCC adopted new interim price cap rules that govern the prices that the larger local exchange carriers ("LECs"), including the Telephone Companies, charge interexchange carriers ("IECs") for access to local telephone networks. The interim rules require LECs to adjust their maximum prices for changes in inflation, productivity, and certain costs beyond the control of the LEC. Under the interim plan, LECs may choose from three productivity factors: 4.0, 4.7, or 5.3 percent. Election of the
5.3 percent productivity factor permits the LEC to retain all of its earnings, whereas election of the lower productivity factors require earnings above certain thresholds to be shared with customers. The Telephone Companies have chosen the 5.3 percent productivity factor, which enables them to retain all of their earnings after July 1, 1995.

In adopting the interim plan, the FCC required LECs to prospectively reduce their earnings by 0.7 percent for each year the LEC elected the lower
3.3 percent productivity factor during 1991-94. For Pacific Bell this resulted in a 2.1 percent reduction. Nevada Bell will have a 1.4 percent reduction. The Telephone Companies have formally contested these reductions as well as other adjustments associated with the interim plan in the U.S. Court of Appeals for the District of Columbia ("the Court"). In August 1995, the Court agreed to expedite review of these adjustments.

The FCC plans to adopt permanent rules in 1996 to replace the interim price cap plan following a rulemaking proceeding. Management continues to believe that the FCC should adopt pure price cap regulation and eliminate the productivity factor, sharing, and earnings caps.

CPUC Revenue Rebalancing Shortfall

In September 1995, Pacific Bell filed with the CPUC for $214 million of revenue increases. The request was to compensate Pacific Bell for the revenue shortfall that resulted from the CPUC's price rebalancing plan that accompanied the official introduction of toll services competition on January 1, 1995. Revenue reductions due to lower prices were intended to be offset by other price increases and by increased network usage generated by the lower prices. Demand growth as a result of local toll price reductions fell far short of the level anticipated by the CPUC. As a result, the revenue neutrality intended by the CPUC was not achieved. Management cannot predict the outcome of this matter.

CPUC Regulatory Framework Review

In December 1995, the CPUC issued an order in Phase I of its review of the regulatory framework in California. The order suspended use of the "inflation minus productivity" component of the price cap formula for 1996 through 1998. This action freezes the price caps on most of Pacific Bell's regulated services for three years except for adjustments due to exogenous costs or price changes approved through the CPUC's application process. In January 1996, the CPUC began Phase II of its review which will examine the continued applicability of earnings caps, sharing, procedures for modifying rules after full competition, and other items. Management continues to believe that the CPUC should adopt pure price cap regulation and permanently eliminate sharing, earnings caps, and all other vestiges of rate-of-return regulation.

PSCN Regulatory Review

On April 24, 1995, the PSCN issued a rule redesigning telecommunications regulation in the state of Nevada. This rule includes many reforms initiated by an industry coalition which includes Nevada Bell, Nevada IECs, and other Nevada LECs. The rule includes compromises reached with other parties, including the cable industry and the state Office of Consumer Advocate. The new rule will remove barriers to toll and local competition in Nevada but will also allow Nevada Bell to keep any productivity gains by eliminating the current customer sharing provision. The new plan is optional and will require a rate case to determine initial pricing. After adoption, pricing flexibility is based on the nature and competitive environment of the service. Prices for basic service are capped during a three- or five-year period at Nevada Bell's election. The plan does not prohibit or require presubscription and allows interconnection where technologically feasible. Management anticipates a complete rate redesign as part of a rate case which it will file in first quarter of 1996, for rates effective in the latter part of 1996 when the current plan expires. Management cannot predict the outcome of the proceeding but believes that competition and increased productivity will result in price reductions for customers.

Local Services Competition

In December 1995, the CPUC issued rules concerning local exchange market competition. The CPUC authorized 30 other facilities-based competitive local carriers ("CLCs") to begin providing local phone service in California beginning January 1, 1996. The new rules provide for interconnection of the CLCs' networks to Pacific Bell's networks. All CLCs must provide access to emergency services. For the first time, Pacific Bell and GTE California are able to compete in each other's territory.

The CPUC has also announced that competitors who lease lines from LECs for resale will be able to offer local telephone service beginning in March 1996. In February 1996, a CPUC Administrative Law Judge issued a proposed decision specifying terms and conditions for resale competition. The proposed decision sets wholesale prices for certain services about 17 percent below retail prices. Wholesale basic residential service would be priced 10 percent below retail prices, both of which are below Pacific Bell's costs since basic residential service is subsidized.

In November 1995, Pacific Bell and MFS Communications Company, Inc. reached agreement on terms and conditions for the interconnection of their respective networks and for the use of Pacific Bell's local lines. In January 1996, Pacific Bell reached an interconnection agreement under the CPUC's December 20, 1995, preferred framework with Teleport Communications Group.

The CPUC expects to resolve remaining issues and issue final rules for implementing competition in all California telecommunications markets by January 1, 1997. Issues to be finalized include LEC pricing flexibility, LEC provisioning and pricing of essential network functions to competitors, presubscription, the price of interim number portability, universal service, and final resale terms and conditions.

Management supports the expansion of local telephone competition and believes that all markets should be open to all competitors under the same rules at the same time. Management is also concerned that the final local competition rules may not provide Pacific Bell with an opportunity to earn a fair rate-of-return. Pacific Bell has filed testimony showing that the effect of the CPUC's proposed final local competition rules, taken together with possible unfavorable decisions on other pending regulatory issues, would deprive Pacific Bell of the opportunity to earn a fair rate-of-return. The filing shows that the proposed final local competition rules alone could substantially reduce the rate-of-return on Pacific Bell's regulated California operations in 1996, depending on the outcome of the unresolved issues discussed above.

Universal Service

In a December 1995 report to the California Legislature, the CPUC outlined its proposal to continue universal telephone service as competition begins in the local telephone market. The CPUC proposed to define basic service as including the ability to place and receive calls; access to long-distance carriers and directory assistance; free access to emergency and customer services; and other services. The CPUC also proposed establishing a High Cost Voucher Fund to subsidize companies serving high cost areas. All carriers providing local phone service must offer adaptive telephone equipment for the deaf and disabled and reduced "lifeline" rates for qualified low-income customers.

If the California Legislature authorizes it to proceed, the CPUC intends to finalize the definition of basic service, establish a revenue source for the High Cost Voucher Fund, and identify high cost areas eligible for subsidy in June 1996. Management believes that universal service issues should be resolved before resale competition is authorized; however, resale competition is currently scheduled to begin in March 1996, and the final decision establishing universal service funding is scheduled for July 1996.

On the federal level, the Telecommunications Act of 1996 requires the establishment of a Federal State Joint Board to make recommendations on the definition, preservation, and advancement of universal service no later than October 1996. The FCC must implement these recommendations no later than March 1997. The Telecommunications Act of 1996 permits periodic redefinition of universal service. It also states that all service providers should contribute to the preservation and advancement of universal service on an equitable and nondiscriminatory basis. The Telecommunications Act of 1996 also states that there should be specific, predictable, and sufficient federal and state mechanisms to preserve and advance universal service. The states may establish their own universal service policies and regulations provided that they do no conflict with the federal regulations implemented by the FCC.

COMPETITIVE RISK

Regulatory, legislative and judicial actions, as well as advances in technology, have expanded the types of available communications products and services and the number of companies offering such services. Various forms of competition are growing steadily and are already having an effect on Pacific Bell's earnings. An increasing amount of this competition is from large companies with substantial capital, technological, and marketing resources. Currently, competitors primarily consist of interexchange carriers, competitive access providers, and wireless companies. Pacific Bell also faces competition from cable television companies and others.

Effective January 1, 1995, the CPUC authorized toll services competition. In May 1995, the CPUC required Pacific Bell to permit Centrex customers who purchase certain optional routing features to route local toll calls to the carrier of their choice. Management estimates that Pacific Bell lost about five to six percent of the total local toll services market to competitors in 1995. Management further estimates that, as a result of official competition and unofficial competitive losses in prior years, Pacific Bell currently serves less than 60 percent of the business toll market. The CPUC also ordered Pacific Bell to offer expanded interconnection to competitive access providers. These competitors are allowed to carry the intrastate portion of long-distance and local toll calls between Pacific Bell's central offices and long-distance carriers. As a result of the CPUC order, competitors may choose to locate their transmission facilities within or near Pacific Bell's central offices.

Effective January 1, 1996, the CPUC authorized local exchange competition. The CPUC approved 30 companies, including large and well-capitalized long-distance carriers, competitive access providers, and cable television companies to begin providing local phone service in California. These companies are prepared to compete in major local exchange markets and many have already deployed switches or other facilities. In addition, cable television companies currently have wires which pass more than 90 percent of Pacific Bell's residential customers and have already announced plans for major build-outs to compete in the local exchange market. All of Pacific Bell's customers have already chosen a long-distance company, and these companies have established widespread customer awareness through extensive advertising campaigns over several years.

Local exchange competition may affect toll and access revenues, as well as local service revenues, since customers may select a competitor for all their telecommunications services. Local exchange competition may also affect other service revenues as Pacific Bell Directory will have to acquire listings from other providers for its products, and competing directory publishers may ally themselves with other telecommunications providers. Management estimates the CPUC's proposed final local competition rules alone could substantially reduce the rate-of-return on Pacific Bell's regulated California operations in 1996, depending on the outcome of certain unresolved issues in the local competition rules proceeding.

The unique characteristics of the California market make Pacific Bell vulnerable to competition. Pacific Bell's business and residence revenues and profitability are highly concentrated among a small portion of its customer base and geographic areas. Competitors need only serve selected portions of Pacific Bell's service area to compete for the majority of its business and residence usage revenues. High-margin customers are clustered in high-density areas such as Los Angeles and Orange County, the San Francisco Bay Area, San Diego, and Sacramento. Competitors are expected to target the high-usage, high-profit customers.

In Nevada, the PSCN issued a rule opening the local exchange market to competition. It includes requirements that the LECs allow interconnection, unbundling, interim number portability and resale, although open issues remain as to resale terms and conditions, LEC wholesale pricing, terms and conditions of unbundled services, and presubscription. Although there are no open dockets on these issues at present, such dockets are expected in the 1996 to 1997 time frame. At least one long-distance provider has requested resale of certain custom calling services and two competitive access providers have entered the Northern Nevada market, with the express intent of providing an alternative basic business service to high-margin customers. Further, long-distance carriers can now transport toll calls both within and between service areas, and there is evidence that such transport is increasing at a rapid rate. As in California, Nevada Bell's market is also vulnerable to competition and competitors are expected to target the high-usage, high-profit customers. These customers are geographically concentrated in the Reno/Sparks metropolitan area and business parks.

Management believes that all markets should be open to all competitors under the same rules at the same time, and that a truly open competitive market, in which the Corporation can compete without restrictions, offers long-term opportunity to build the business.

RESULTS OF OPERATIONS

The following discussions and data summarize the results of operations of the Corporation for the periods 1995 compared to 1994, and 1994 compared to 1993. The Corporation's previous interests in the operating results of wireless operations that were spun off to shareowners on April 1, 1994, are classified separately as "spun-off operations" in the accompanying financial statements. (See Note B - "Spun-off Operations" on page F-49.) The spun-off operations are excluded from the Corporation's results from continuing operations.
                                                 %                 %
Operating Statistics**                1995  Change     1994   Change    1993
----------------------------------------------------------------------------
Capital expenditures ($ millions).   2,961    75.8    1,684    -10.7   1,886
Total employees at December 31....  48,889    -5.2   51,590     -6.8  55,355
Telephone Companies' employees
  at December 31*.................  45,413    -6.2   48,404     -7.8  52,525
Telephone Companies' employees per
  ten thousand access lines*......    28.8    -8.9     31.6    -10.5    35.3
----------------------------------------------------------------------------
*    Excludes  Pacific Bell  Directory and  Pacific Bell  Mobile Services
     employees.
**   Continuing operations.

The Corporation reported a loss of $2,312 million for 1995, or loss per share of $5.43. The reported loss is due primarily to a non-cash, extraordinary charge to net income during third quarter 1995 of $3.4 billion, after taxes, or $7.89 per share. The charge resulted from the discontinued application by the Corporation's Pacific Bell subsidiary of special accounting rules for entities subject to traditional regulation and its change to the general accounting rules used by competitive enterprises.

Revenue shortfalls also contributed to the decline in earnings. Demand growth as a result of the January 1995 local toll price reductions fell far short of the level anticipated by the CPUC. As a result, the revenue neutrality intended by the CPUC's price rebalancing order was not achieved. Price cap revenue reductions ordered by the CPUC and the FCC further reduced earnings. Additional pressure on earnings resulted from incremental labor expense associated with the severe storms in 1995. Pressure on earnings was mitigated by the Corporation's continuing cost containment initiatives.

The Corporation's 1994 earnings and earnings per share, excluding income from spun-off operations, increased $2.7 billion and $6.38, respectively. 1993 results were reduced by after-tax charges of about $2.7 billion for adopting new accounting rules, restructuring charges, and other one-time items. Results for 1994 included an after-tax charge of about $29 million due to a CPUC refund order related to Pacific Bell's payment processing system.

Management expects that earnings may increase slightly in 1996 compared to 1995 earnings excluding the extraordinary item. Any increase, however, will be significantly dependent on pending regulatory decisions regarding the terms and conditions for local competition, and the amount of market share loss as competition continues to grow. Management anticipates earnings dilution from the development of new markets and increased local competition, but believes that the California economy will continue to improve and that cost controls will continue to succeed. (See "Develop New Markets" on page F-7 and "Local Services Competition" on page F-11.) In the long-term, stimulated usage of the core telephone networks, development of new markets, and the continued expansion of the California economy should provide opportunity for stronger earnings.

Volume Indicators
-----------------
                                                  %                %
                                       1995  Change     1994  Change    1993
----------------------------------------------------------------------------
Switched access lines at Dec. 31
 (thousands).......................  15,782     3.0  *15,315     3.0  14,873
   Residence.......................   9,876     2.1   *9,677     2.2   9,467
   Business........................   5,692     4.9   *5,426     4.3   5,201
   Other...........................     214     0.9     *212     3.4     205

 ISDN access lines at Dec. 31
  (thousands, included in above)         53   130.4       23    91.7      12

 Interexchange carrier access
  minutes-of-use (millions)........  59,193    10.7   53,486     7.7  49,674
   Interstate......................  32,774     3.7   31,604     8.0  29,265
   Intrastate......................  26,419    20.7   21,882     7.2  20,409

 Toll messages (millions)..........   4,819     8.0   *4,460     4.9  *4,251
 Toll minutes-of-use (millions)....  14,547     4.1   13,980     1.3  13,795

Voice mailbox equivalents at Dec. 31
  (thousands)......................   1,453    27.0    1,144    31.0     873

Custom calling services at Dec. 31
  (thousands)......................   7,321     8.4    6,752     9.0   6,195
----------------------------------------------------------------------------
*  Restated.

The total number of access lines in service at December 31, 1995, grew to 15,782 thousand, an increase of 3.0 percent for the year, the same growth rate as 1994. The growth rate in business access lines was 4.9 percent in 1995, up from 4.3 percent in 1994. The growth in business access lines reflects increased employment levels in California. The number of ISDN lines in service grew to 53 thousand, an increase of 130.4 percent for the year, as customers increased telecommuting and demanded faster data transmission and Internet access. The residential access line growth rate declined to 2.1 percent for 1995, from 2.2 percent in 1994. The lower residential growth rate compared to the business growth rate reflects weak residential construction in California.

Access minutes-of-use represent the volume of traffic carried by interexchange carriers over the Telephone Companies' local networks. Total access minutes-of-use for 1995 increased by 10.7 percent over 1994. The increase in access minutes-of-use was primarily attributable to economic growth and the effect of toll services competition. In California, the official introduction of toll services competition in January 1995 had the effect of increasing intrastate access minutes-of-use. This phenomenon occurs because Pacific Bell provides access service to competitors who complete local toll calls over Pacific Bell's network.

Toll messages and minutes-of-use are comprised of Message Telecommunications Service and Optional Calling Plans ("local toll") as well as WATS and terminating 800 services. In 1995, toll minutes-of-use increased by
4.1 percent compared to an increase of 1.3 percent for 1994. The increase was driven primarily by economic growth as well as lower prices. In California on January 1, 1995, Pacific Bell lowered the price of its local toll services by an average of 40 percent. Pacific Bell also began offering new discount calling plans. Residential customers receive an automatic 15 percent off toll charges above five dollars per month while businesses receive an automatic 20 percent off toll charges over $15 per month. High-volume customers can receive even larger discounts. Price decreases stimulated demand slightly but the increase fell far short of levels predicted in the CPUC's order.

For a discussion of voice mail products and custom calling services, see page F-6 under "Retain and Expand Existing Markets."

A growing California economy should allow current volume growth trends to continue into 1996. However, this may be completely or partially offset by competitive losses due to the CPUC's authorization of local competition beginning January 1, 1996.

Operating Revenues
------------------

($ millions)                         1995   Change    1994   Change     1993
----------------------------------------------------------------------------
Total operating revenues......     $9,042    -$193  $9,235      -$9   $9,244
                                             -2.1%                -
----------------------------------------------------------------------------

Revenues were reduced from 1994 primarily because demand growth as a result of lower prices was less than assumed in the CPUC-ordered price rebalancing. Revenues were also reduced because of price cap revenue reductions ordered by the CPUC and FCC under incentive-based regulation as well as the effects of toll services competition.

Effective January 1, 1995, the CPUC allowed long-distance companies and others to officially compete with Pacific Bell in providing local toll services in California. That decision also rebalanced prices for most of Pacific Bell's regulated services so that Pacific Bell could remain competitive in the new environment. The CPUC intended this decision to be initially revenue neutral. Revenue reductions due to lower prices were intended to be offset by other price increases and by increased network usage generated by the lower prices. Although Pacific Bell observed some increased usage during 1995, calling volumes were far below levels forecasted by the CPUC and far below levels necessary to achieve revenue neutrality.

The decreases in total operating revenues from price rebalancing and price cap orders were partially offset by a net increase in customer demand of $324 million. Comparative revenues were also increased by a CPUC-ordered refund of $27 million in the second quarter of 1994 related to Pacific Bell's payment processing system.

Primary factors affecting revenue changes are summarized below:
                                                                       Total
                                                Price                 Change
                                       Price      Cap        Customer   from
($ millions)                     Rebalancing   Orders   Misc.  Demand   1994
----------------------------------------------------------------------------
Local service.......................    $379    -$125     $79    $ 27   $360
Network access:
 Interstate.........................      20      -46      75      75    124
 Intrastate.........................    -213      -17       3     204    -23
Toll service........................    -616      -48     -53     -57   -774
Other service revenues..............      15       -1      31      75    120
                                       -----    -----   -----   -----  -----
Total operating revenues............   -$415    -$237    $135    $324  -$193
============================================================================

Local service revenues include basic monthly service fees and usage charges. Fees and charges for custom calling services, coin phones, installation, and service connections are also included in this category. The $27 million increase in customer demand for local service is the result of the 3.0 percent growth in access lines and the 8.4 percent growth in custom calling services, such as call waiting, generated by the improved economy in California.

Network access revenues reflect charges to interexchange carriers and to business and residential customers for access to the Telephone Companies' local networks. The $75 million increase in interstate network access revenues due to customer demand reflects increased interexchange carrier access minutes-of-use, as well as increased access lines. The $204 million demand-related increase in intrastate network access revenues also resulted from growth in access minutes-of-use. At Pacific Bell, the official introduction of competition in the local toll market in January 1995 had the effect of increasing access usage revenues.

Toll service revenues include charges for local toll as well as WATS and 800 services within service area boundaries. The decreases in customer demand-related toll service revenues primarily result from competition. The Telephone Companies have lost and continue to lose WATS and 800 service business to interexchange carriers who have the competitive advantage of being able to offer these services both within and between service areas. Management estimates that Pacific Bell lost an additional five to six percent of the local toll services market to competitors in 1995. Partially offsetting these reductions were increased usage revenues resulting from general economic growth and lower prices.

Other service revenues are generated from a variety of services including directory advertising, information services, and billing and collection services provided by the Telephone Companies. Other service revenues for 1995 include an increase in information service revenues of $35 million at Pacific Bell, chiefly due to the success of its business and residential voice mail products. Voice mailbox equivalents at the Telephone Companies increased 27 percent in 1995.

In 1994, total operating revenues decreased $9 million from 1993 reflecting $119 million of revenue reductions ordered by the CPUC and the FCC under price cap regulation. In addition, revenues were reduced by $56 million because of accruals at the Telephone Companies for sharing interstate earnings with customers. Revenues also were reduced due to a $27 million CPUC refund order related to Pacific Bell's payment processing system, and a July 1994 CPUC decision which increased the productivity factor of the price cap formula from 4.5 percent to 5.0 percent. The higher productivity factor reduced revenues $19 million. These and other miscellaneous reductions were partially offset by $265 million of revenue increases due to customer demand.

Looking ahead, in addition to the effects of local services competition on Pacific Bell's revenues in 1996, the FCC's annual access charge order that took effect August 1, 1995, required the Telephone Companies to reduce revenues about $126 million annually.

Operating Expenses
------------------

($ millions)                           1995  Change    1994   Change    1993
----------------------------------------------------------------------------
Total operating expenses......       $7,031    -$10  $7,041  -$1,541  $8,582
                                              -0.1%           -18.0%
----------------------------------------------------------------------------

The decrease in total operating expenses for 1995 reflects the Corporation's continuing cost reduction efforts and reduced settlements expense. These decreases were largely offset by increased depreciation expense, costs resulting from severe storm damage in early 1995, and increased software expenses. Primary factors affecting expense changes are summarized below.

                           Pacific Bell Expenses                      Total
                         (excluding subsidiaries)                       PTG
                   ----------------------------------------   Other  Change
                      Salaries  Employee   Settle-              PTG    from
($ millions)           & Wages  Benefits     ments  Misc.  Entities    1994
---------------------------------------------------------------------------
Cost of products and
  services.............   -$21      -$38      -$79   $ 50       $ 7    -$81
Customer operations and
  selling expenses.....    -23       -17         -     -2        23     -19
General, administrative,
  and other expenses...    -41         4         -      -        49      12
Property & other taxes.      -         -         -      1         -       1
Depreciation and
  amortization.........      -         -         -     69         8      77
                        ------    ------    ------ ------    ------  ------
Total operating
  expenses.............   -$85      -$51      -$79   $118       $87    -$10
===========================================================================

At Pacific Bell, excluding subsidiaries, salary and wage expense decreased $85 million in 1995, primarily as a result of a net workforce reduction of 3,114 employees. The effect of Pacific Bell's declining workforce was partially offset in 1995 by increased overtime for storm and flood repairs and by a $29 million increase related to higher compensation rates. The Corporation's salary and wage expense was $2,215 million for 1995, a decrease of $56 million from 1994. Management expects salary and wage expense to decline further in 1996 due to continued force reduction programs (see "Status of Reserves" on page F-24).

At Pacific Bell, excluding subsidiaries, employee benefits expense decreased $51 million primarily due to the Corporation's ongoing health care cost-reduction efforts and Pacific Bell's continued force reduction programs. The Corporation's employee benefits expense was $660 million for 1995, a decrease of $36 million from 1994. Management expects employee benefits expense to decline further in 1996 due to the continued force reduction programs and changes in actuarial assumptions.

Decreases in salaries and wages and employee benefits expense forecast for 1996 will be partially offset by increases associated with new labor agreements at the Telephone Companies. The new agreements were effective August 1995 and feature a 10.5 percent wage increase, a 14 percent pension increase, and other increased benefits over three years. Management estimates that the agreements will result in increased costs of approximately $550 million over three years. This estimate does not include savings that may result from the continued force reduction programs.

Pacific Bell's settlements expense for 1995 decreased primarily due to the CPUC-ordered price rebalancing, which eliminated reimbursements to certain other local exchange carriers for calls terminating in their territories.

Pacific Bell's miscellaneous cost of products and services increased primarily due to increased software purchases in 1995.

At Pacific Bell, excluding subsidiaries, depreciation expense increased $69 million in 1995 primarily due to higher depreciation rates ordered by the CPUC effective January 1, 1995, and higher telecommunications plant balances. The Corporation's depreciation expense was $1,864 million for 1995, an increase of $77 million from 1994. Depreciation expense is expected to increase in 1996 due to the continuing upgrade of the Corporation's core telecommunications networks. (See "Upgrade Network and Systems Capabilities" on page F-5.)

The  Corporation's  other  entities'   general  and  administrative  expense
increased in 1995 primarily due to non-recurring software expenses.

The decrease in total operating expenses for 1994 reflects pre-tax restructuring charges recorded in 1993 by the Corporation totaling $1,431 million. The largest of the restructuring charges was to recognize the incremental cost of force reductions associated with the restructuring of Pacific Bell's internal business processes through 1997. (See "Status of Reserves" on page F-24.)

In 1994, the Corporation's salary and wage expense of $2,271 million decreased $110 million from 1993 reflecting a net workforce reduction at Pacific Bell of about 3,800 employees and decreased overtime primarily because of extensive storm repairs necessary in 1993. The Corporation's employee benefits expense for 1994 of $696 million decreased $97 million from 1993 primarily due to Pacific Bell's workforce reduction program.

Depreciation expense in 1994 was $1,787 million, an increase of $51 million from 1993 due to higher telecommunications plant balances, a change in the composition of the Corporation's plant, and increased depreciation rates prescribed by regulators.

Interest Expense
----------------
                                                       %             %
($ millions)                                1995  Change  1994  Change  1993
----------------------------------------------------------------------------
Interest expense:
  Long-term debt.......................     $382    -9.7  $423    -6.0  $450
  Short-term debt......................       21   320.0     5   -72.2    18
  LESOP trust..........................       23    21.1    19    -5.0    20
  Other obligations....................       16   100.0     8   -61.9    21
                                            ----          ----          ----
Total..................................     $442    -2.9  $455   -10.6  $509
============================================================================

Interest expense decreased in 1995 primarily due to a decrease in the balance of long-term debt from 1994 and interest expense associated with a CPUC refund order in 1994. These decreases were partially offset by interest expense associated with increased short-term borrowings, adjustments on capital leases and the completion of amortization of gains on certain investments. Interest expense in 1996 is expected to decrease due to the reclassification of interest during construction from an item of miscellaneous income to a reduction in interest expense associated with the discontinuance of Statement of Financial Accounting Standards No. ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation." (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page F-51.)

The decrease in interest expense for 1994 reflected reduced borrowings primarily because long-term debt levels were temporarily higher in 1993 due to time-lags between new debt issuances and the retirements of refinanced amounts. In addition, interest expense decreased in 1994 due to lower interest rates resulting from refinancings in 1993. Interest expense also decreased on short-term borrowings and other obligations due to reduced short-term borrowings in 1994 and interest from a CPUC-ordered refund in 1993, respectively. Interest expense on other obligations was offset by interest expense related to a CPUC late payment charges decision in 1994.

Miscellaneous Income
--------------------

($ millions)                                1995  Change  1994  Change  1993
----------------------------------------------------------------------------
Miscellaneous income..........               $42    -$13   $55      $7   $48
                                                  -23.6%         14.6%
----------------------------------------------------------------------------

Miscellaneous income decreased in 1995 primarily due to equity losses, mainly at TELE-TV, and bond redemption costs associated with Pacific Bell's redemption of debentures (see "Liquidity and Financial Condition" on page F-26). These decreases were partially offset by interest income of approximately $30 million from tax refunds received in 1995 related to prior years and unrealized gains on trust assets under an executive compensation deferral plan. These unrealized gains will fluctuate over time and may be offset by unrealized losses depending on market conditions. Miscellaneous income is expected to decrease in 1996 primarily due to dividends associated with Trust Originated Preferred Securities (see Note N - "Subsequent Events" on page F-70) and an increase of equity losses at TELE-TV associated with start-up costs. In addition, miscellaneous income will decrease due to the reclassification of interest during construction from an item of miscellaneous income to a reduction in interest expense associated with the discontinuance of SFAS 71.

Net miscellaneous income in 1994 increased in comparison to the 1993 amount, which had included increased debt refinancing costs at Pacific Bell. The increase in miscellaneous income was partially offset by reduced interest income earned on intercompany advances to the spun-off operations which were repaid in 1993. (See Note K - "Related Party Transactions" on page F-67.)

Income Taxes
------------

($ millions)                                1995  Change  1994  Change  1993
----------------------------------------------------------------------------
Income taxes...........................     $563    -$95  $658    $648   $10
                                                  -14.4%             -
Effective tax rate (%).................     34.9          36.7           5.0
----------------------------------------------------------------------------

The decrease in income tax expense for 1995 was primarily due to lower pre-tax income and tax refunds received in 1995.

The increase in income taxes for 1994 reflects the Corporation's higher pre-tax income. The amount of investment tax credit amortization and reversals of fixed asset related items in relation to the lower pre-tax income for 1993 contributed to the reduced 1993 effective tax rate.

Extraordinary Item
------------------

The Telephone Companies historically have accounted for the economic effects of regulation in accordance with the provisions of SFAS 71. Under SFAS 71, the Telephone Companies have depreciated telephone plant using lives prescribed by regulators and, as a result of other actions of regulators, have deferred recognizing certain costs or have recognized certain liabilities (referred to as "regulatory assets" and "regulatory liabilities").

Effective third quarter 1995, management determined that, for external financial reporting purposes, it is no longer appropriate for Pacific Bell to continue to use the special SFAS 71 accounting rules for entities subject to traditional regulation. Management's decision to change to the general accounting rules used by competitive enterprises was based upon an assessment of the emerging competitive environment in California. Pacific Bell's prices for its products and services are being driven increasingly by market forces instead of regulation.

The discontinued application of SFAS 71 required Pacific Bell, for external financial reporting purposes, to write down the carrying amount of its telephone plant and to eliminate its regulatory assets and liabilities. As a result, the Corporation recorded in 1995 a non-cash, extraordinary charge of $3.4 billion, or $7.89 per share, which is net of a deferred income tax benefit of $2.4 billion. The telephone plant write-down portion of the charge reflects a pre-tax increase in Pacific Bell's accumulated depreciation of approximately $4.8 billion to recognize shorter estimated lives in a competitive market. The extraordinary charge also includes a pre-tax adjustment of $962 million to eliminate Pacific Bell's regulatory assets and liabilities. The discontinuance of SFAS 71 for Pacific Bell was made in accordance with SFAS 101, "Accounting for the Discontinuance of Application of FASB Statement No. 71." The Corporation's Nevada Bell
subsidiary continues to apply SFAS 71 accounting. If Nevada Bell were to discontinue SFAS 71, the financial impact would not have a material effect on the Corporation's earnings. (See also Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page F-51.)

In future years, the discontinuance of SFAS 71 by Pacific Bell is not expected to materially affect the Corporation's depreciation expense, net income, or cash flow. This action will not affect Pacific Bell's planned network investments. The discontinuance of SFAS 71 by Pacific Bell is a change for external financial reporting only and has no effect on its customers.

Cumulative Effect of Prior Year Accounting Changes
--------------------------------------------------

Effective January 1, 1993, the Corporation adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS 112, "Employers' Accounting for Postemployment Benefits." These rules required a change from the cash to the accrual method of accounting for these costs. The cumulative effects of applying the new rules to prior years were recognized during 1993 by one-time non-cash charges applicable to continuing operations totaling $1.724 billion. The charges are net of deferred income tax benefits of $1.155 billion. Pacific Bell's higher annual costs under SFAS 106 have been partially recovered through increased revenues granted by regulators of approximately $100 million for each of the years 1993-1996. The Corporation's higher SFAS 106 costs have not materially affected reported earnings for the years 1993-1995. However, a CPUC order held that related revenues collected after October 12, 1994, are subject to refund. (See "Revenues Subject to Refund" on page F-32.) The annual periodic expense under SFAS 112 does not differ materially from expense under the prior method.

Adoption of New Accounting Standards
------------------------------------

Under SFAS 123, "Accounting for Stock-Based Compensation," companies are required to provide new disclosures about stock options based on their fair value at the date of the grant. This new rule is required in financial statements for fiscal years beginning after December 15, 1995. SFAS 123 provides for an option to disclose pro-forma effects of stock compensation on net income and earnings per share or charge stock compensation to earnings. The Corporation intends to adopt the disclosure-only alternative in its December 31, 1996 consolidated financial statements.

Status of Reserves
------------------

In prior years, the Corporation has established a number of reserves to record the effects of discontinuing and restructuring certain parts of its business.

In 1991, a $203 million reserve was established for the cost of management force reduction programs through 1994. A balance of $77 million remained at the end of 1993. An additional $1,020 million reserve was established in December 1993 to record the incremental cost of force reductions associated with restructuring Pacific Bell's business processes through 1997. This restructuring was expected to allow Pacific Bell to eliminate more than 14,000 employee positions from 1994 through 1997. After considering new positions expected to be created, a net reduction of approximately 10,000 positions was anticipated. Pacific Bell also expects to relocate approximately 10,000 employees as it consolidates business offices, network facilities, installation and collection centers, and other operations.

Pacific Bell's gross force reductions under the restructuring plan, excluding subsidiaries, totaled 4,187 employees in 1995. Total gross force reductions for the first two years of the plan, 1994 and 1995, totaled 10,039. Net force reductions were 3,114 for 1995 and 7,242 for the two-year period 1994 and 1995. Management now believes both total gross and net force reductions through 1997 are likely to exceed its original forecasts.

Annual cash savings are expected to reach approximately $1 billion when the restructuring is completed. In 1995, expense savings due to the restructuring totaled approximately $500 million primarily from savings in labor costs due to cumulative force reductions since restructuring began.

Charges to the restructuring reserve in 1995 totaled $591 million including $219 million for the cost through 1997 of enhanced retirement benefits negotiated in the 1995 union contracts. These costs will be paid from pension fund assets and do not require current outlays of the Corporation's funds. Because the cost of enhanced retirement benefits was recognized in full in 1995, charges to the restructuring reserve in 1996 and 1997 are expected to be approximately $100 million less in each of the respective years than the original forecast.

Other reserves were recorded in 1993, 1992, and 1990 related to the spun-off operations and the Corporation's withdrawal from, or restructuring of, its real estate, cable, and customer premises equipment businesses. Management believes the $98 million balance in these reserves remaining at the end of 1995 is adequate. (See Note D - "Restructuring Charges" on page F-53.)

The table below sets forth the status and activity of these reserves.

($ millions)                                          1995    1994     1993
---------------------------------------------------------------------------
Reserve for force reductions and restructuring:
    Balance - beginning of year..................    $ 819  $1,097   $  101
    Additions....................................        -       -    1,020
    Charges: cash outlays .......................     -372    -216      -24
             noncash ............................     -219     -62        -
                                                     ----------------------
    Balance - end of year........................    $ 228  $  819   $1,097
                                                     ======================
Other reserves:
    Balance - beginning of year..................    $ 119  $  428   $   60
    Additions....................................        -       -      454
    Charges: cash outlays........................       -6     -61      -86
             noncash.............................      -15    -248        -
                                                     ----------------------
    Balance - end of year........................    $  98  $  119   $  428
===========================================================================

LIQUIDITY AND FINANCIAL CONDITION

The Corporation defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, pay its current obligations, and pay dividends. The Corporation expects to continue to meet the majority of its liquidity needs from internally generated funds, but can also obtain external financing through the issuance of common stock, preferred stock and short- and long-term debt, if needed.

With increasing competition in the coming years, the Corporation's internal sources of cash could be reduced from historical levels. Any decision to seek debt and equity in the capital markets would have to be balanced by the Corporation's desire to maintain strong credit ratings as well as the objective of minimizing dilution of the interests of existing shareowners.

Short-term borrowings are available under a commercial paper program and through uncommitted unused lines of credit. These lines of credit are subject to continued review by the lending banks. At December 31, 1995, the unused lines of credit available totaled approximately $2.7 billion.

For longer-term borrowings at December 31, 1995, Pacific Bell had remaining authority from the CPUC to issue up to $1.25 billion of long- and intermediate-term debt. The proceeds may be used only to redeem maturing debt and to refinance other debt issues. Pacific Bell had remaining authority from the SEC to issue up to $650 million of long- and intermediate-term debt through a shelf registration filed in April 1993. In addition, the Corporation's PacTel Capital Resources subsidiary may issue up to $192 million of medium-term notes through a shelf registration on file with the SEC.

In February 1996, Pacific Bell issued $250 million of 5.875 percent debentures due February 15, 2006. The debentures may not be redeemed prior to maturity. The proceeds from the sale of the debentures were used to reduce short-term debt incurred to retire Pacific Bell's debentures totaling approximately $500 million in December 1995. The remaining debentures retired in December 1995 were financed by commercial paper and may be refinanced under the current remaining authorities of $1 billion and $400 million from the CPUC and SEC, respectively, described above.

In November 1995, the Corporation announced plans to acquire 100 percent of the stock of Wireless Holdings, Inc. and Videotron Bay Area, Inc., which hold licenses and rights to provide wireless video services. Both are joint ventures between Transworld Telecommunications, Inc. ("TTI") and Le Groupe
Videotron Ltee. The transaction involves the exchange of approximately $120 million of the Corporation's stock for the outstanding stock of the acquired companies, and the Corporation's assumption of approximately $55 million of debt. Closing is expected in second quarter 1996 and is subject to a number of conditions, including regulatory and TTI shareholder approval. The planned acquisition complements the purchase of CCW that occurred in July 1995. The Corporation acquired 100 percent of the stock of CCW to provide wireless television service in Southern California. The transaction involved the exchange of approximately $120 million of Pacific Telesis Group treasury stock, or about 4.4 million shares, for the outstanding stock of CCW. The Corporation also assumed approximately $55 million of CCW debt, which was retired during the third quarter of 1995. (See "Develop New Markets" on page F-7.)

In October 1995, the Corporation and Pacific Telesis Financing I, II, and III filed a shelf registration with the SEC to sell up to $1 billion of Trust Originated Preferred Securities ("TOPrS") to the public. The TOPrS are subject to a guarantee from the Corporation. (See Note N - "Subsequent Events" on page F-70.) An offering of $500 million in TOPrS priced at
7.56 percent was sold in January 1996. The proceeds were used to pay down commercial paper. Proposed changes in income tax regulations may limit the attractiveness of future issuances.

In October 1995, the Corporation and the Los Angeles Times announced that the two companies will discontinue their equally owned joint venture, ESS Ventures. The joint venture was created to explore and offer electronic shopping services. The Corporation and the Los Angeles Times have decided to independently develop their own services. The discontinuance of ESS Ventures will not have a material effect on the Corporation's earnings.

In 1995, management decided to concentrate deployment of the ACN in San Diego and the San Francisco Bay Area, two of Pacific Bell's most competitive markets. Construction will be slower than originally planned, which will reduce capital needs over the next five years by about $1 billion. (See "Upgrade Network and Systems Capabilities" on page F-5.)

In September 1995, TELE-TV, of which the Corporation is a one-third owner, announced it had selected Thomson Consumer Electronics as its wireless set-top box supplier. The contract will include building three million set-top boxes, valued at more than $1 billion over the course of three years.

In June 1995, the Corporation paid the remaining $557 million balance for the two licenses it had acquired to offer PCS in California and Nevada. The cost of the licenses totaled $696 million of which 20 percent had been paid by March 1995 including a $56 million deposit made in 1994. These payments were made from a combination of internally generated funds and external financing. The Corporation anticipates financing the build-out of the PCS network, including a five-year $300 million agreement with Ericsson for network equipment, from a combination of internally generated funds and external financing.

In December 1994, Pacific Bell contracted for the purchase of ACN facilities that incorporate emerging technologies. Pacific Bell is committed to purchase these facilities in 1998 if they meet certain quality and performance criteria. Under this arrangement, the Corporation's capital expenditures for ACN and related long-term financing requirements are expected to be deferred until 1998. Management expects the purchase amount to be less than $1 billion in 1998, which is lower than the previous forecast. The Corporation intends to lease certain operational portions of the facilities prior to 1998 during the construction period.

In May 1995, Duff and Phelps, Inc. lowered the rating of Pacific Bell's bonds from Double-A (AA) to Double-A-Minus (AA-). The rating action reflected price cap revenue reductions, toll services competition, and proposed rules on local services competition. The rating action also reflected the expected financing requirements of the Corporation's broadband and PCS networks. In addition, Moody's Investors Services, Inc. ("Moody's") has changed its outlook on the long-term debt of Pacific Bell to "negative" from "stable," citing concerns about risks associated with deployment of the broadband network and potential pressure on the financial profile and performance of Pacific Bell. Moody's also expressed concerns about the timetable for the introduction of competition for all telecommunications services in California and the risk that the rules governing the competitive environment will be unbalanced.

In August 1995, Standard & Poor's Corporation ("S&P") removed bond and commercial paper ratings of the Corporation, PacTel Capital Resources, and Pacific Bell from "CreditWatch," where they were placed in May 1995 following the release by the CPUC of its proposed interim rules on local services competition. S&P stated that the long-term rating outlook for the above entities is negative.

The following are commercial paper, bond, and TOPrS ratings for the Corporation and its subsidiaries:

                                 Moody's Investors   Standard &     Duff and
                                    Services, Inc. Poor's Corp. Phelps, Inc.
                                 ----------------- ------------ ------------
Commercial Paper:
--------------------------------------
Pacific Telesis Group.................     Prime-1          A-1            -
Pacific Bell..........................     Prime-1         A-1+      Duff 1+
PacTel Capital Resources..............     Prime-1          A-1            -

Long- and Intermediate-Term Debt:
--------------------------------------
Pacific Bell..........................         Aa3          AA-          AA-
PacTel Capital Resources..............          A1           A+            -

TOPrS:
--------------------------------------
Pacific Telesis Financing I, II & II..    (P) "a1"            A            -

The  above ratings reflect the views of  the rating agencies and are subject
to  change.   The  ratings should  be  evaluated independently  and are  not recommendations to buy, sell, or hold the securities of the Corporation.

The Corporation holds an equity swap contract to hedge its exposure to the risk of market changes related to its recorded liability for outstanding employee stock options of the spun-off operations' common stock and associated stock appreciation rights. (See Note H - "Stock Options and Stock Appreciation Rights" on page F-62.) Off-balance-sheet risk exists to the extent the market price of the spun-off operations' stock rises above the market price reflected in the liability's current carrying value. The equity swap was entered into to hedge this exposure and minimize the impact of market fluctuations. The equity swap itself involves certain off-balance-sheet risks. (See Note J - "Financial Instruments" on page F-65.)

Significant changes in certain balance sheet items occurred primarily due to the discontinuance of SFAS 71. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page F-51.) Accumulated depreciation on telephone plant increased due to the discontinuance of SFAS 71. A portion of the deferred income tax benefit associated with the SFAS 71 charge increased deferred charges and other noncurrent assets along with the reclassification of certain other deferred taxes. Deferred charges and other noncurrent assets also increased due to the Corporation's investment in PCS licenses (see Note A under "Intangible Assets and Capitalized Interest" on page F-
48). Offsetting these increases was the elimination of regulatory assets due to SFAS 71. Long-term obligations increased primarily due to the elimination of unamortized debt redemption costs associated with the discontinuance of SFAS 71. Shareowners' equity and the Corporation's deferred income taxes liability decreased due to the extraordinary charge associated with SFAS 71 net of related tax benefit.

Cash From Operating Activities
------------------------------

($ millions)                           1995  Change    1994  Change    1993
---------------------------------------------------------------------------
Cash from operating activities
  of continuing operations....       $2,769   -$178  $2,947    $220  $2,727
                                              -6.0%            8.1%
---------------------------------------------------------------------------

The decrease in 1995 cash from operating activities of continuing operations is primarily due to timing differences in the payment of liabilities and lower revenues. The decrease in cash flow was partially offset by tax refunds and associated interest income of approximately $165 million received in 1995.

Management is unable to predict the impact that competition will have on cash from operating activities of continuing operations in 1996.

The increase in 1994 cash from operating activities of continuing operations is primarily due to timing differences in the payment of accounts payable and other liabilities. A $72 million reduction in the amount of interest paid in 1994 also contributed to the increase.

Cash Used For Investing Activities
----------------------------------

($ millions)                             1995  Change   1994  Change    1993
----------------------------------------------------------------------------
Cash used by continuing operations
for investing activities...........    $2,674  $1,172 $1,502   -$637  $2,139
                                                78.0%         -29.8%
----------------------------------------------------------------------------

Cash used by continuing operations for investing activities increased primarily due to payments of $656 million for PCS licenses and associated capitalized interest in 1995. In addition, the increase also reflects investments to upgrade the core telecommunications network and the Corporation's 1995 investments in the TELE-TV joint venture with Bell Atlantic and NYNEX and the recently disbanded LA Times joint venture.

In 1995, the Corporation made capital expenditures of about $3.0 billion. The Corporation is continuing to reevaluate its capital program for 1996 but currently anticipates capital spending in 1996 to be slightly lower than 1995 levels. (See "Upgrade Network and Systems Capabilities" on page F-5.) Pacific Bell has purchase commitments of about $274 million remaining in connection with its previously announced program for deploying an all-digital switching platform with ISDN and SS-7 capabilities.

The decrease in cash used by continuing operations for investing activities during 1994 reflects the Corporation's net cash investment in spun-off operations during 1993 of $356 million which raised the comparative 1993 amount in relation to 1994. (See Note K - "Related Party Transactions" on page F-67.) The decrease was also due partially to delays in capital expenditures and the receipt of $112 million in cash in connection with the Corporation selling the assets of its real estate subsidiary during December 1994. These decreases were partially offset during 1994 by the payment of a $56 million refundable deposit for bidding on PCS licenses.

During 1994, the Corporation sold its remaining cable franchises in the United Kingdom after selling four others in 1993. Sales proceeds of $30 and $49 million, respectively, in 1994 and 1993 are reflected in cash provided from other investing activities.

Cash Used For Financing Activities
----------------------------------

($ millions)                              1995  Change    1994  Change  1993
----------------------------------------------------------------------------
Cash used by continuing operations
for financing activities.........         $154 -$1,225  $1,379    $786  $593
                                                -88.8%          132.5%
----------------------------------------------------------------------------

Cash used by continuing operations for financing activities decreased primarily due to proceeds from short-term borrowings of approximately $1.5 billion in 1995. In 1994, the Corporation substantially repaid its short-term borrowings during the first half of the year. These decreases were partially offset by the retirement of approximately $800 million of long-term debt, which included $500 million of debentures that Pacific Bell called for redemption in December 1995.

The net increase in cash used by continuing operations for financing activities during 1994 reflects reduced proceeds from issuances of treasury stock from 1993. In 1993, treasury stock issuances of $728 million at cost primarily included additional equity raised from discounted stock purchases offered under the Corporation's dividend reinvestment and stock purchase plan. The additional dividends reinvested under this offer also reduced the cash requirements for dividend payments in 1993 in comparison to 1994. In addition, the 1994 increase in cash used by continuing operations for financing activities reflects greater repayments of short-term borrowings. During 1994 and 1993, respectively, $588 and $473 million was used to pay down short-term borrowing levels.

Long-term borrowing activity, excluding spun-off operations, included the following issuances and redemptions:

                                       Interest        Maturity    Principal
($ millions)                               Rate            Date       Amount
----------------------------------------------------------------------------
Issuances:
    1995.....................                 -               -            -
    1994.....................             6.96%            2006       $   10
    1993.....................   6.25% to  7.50%    2005 to 2043       $2,650
Retirements:
    1995*....................  7.625% to 9.320%    1995 to 2030       $  814
    1994.....................            9.250%            2008       $   12
    1993.....................  6.125% to 9.625%    1993 to 2030       $2,624
----------------------------------------------------------------------------
* Amount includes approximately $55 million of debt assumed in the CCW acquisition, which was subsequently retired, and approximately $12 million of recall premium.

The Corporation's debt ratio changed to 74.1 percent as of December 31, 1995, from 49.6 percent as of December 31, 1994, primarily due to the extraordinary charge in 1995 which decreased shareowners' equity, and increases in net borrowings of approximately $695 million. Pre-tax interest coverage was negative for 1995, due to the extraordinary charge, compared to
4.9 times for 1994.

For 1995, the Board of Directors ("the Board") maintained the Corporation's annual dividend at $2.18 per share, the same level as in 1994 and 1993. The Board continues to monitor the effect that increased competition, the Corporation's investment strategy, and public policy and regulatory decisions have on its ability to maintain the dividend.


PENDING REGULATORY ISSUES

Uniform Systems of Account ("USOA") Turnaround Adjustment
---------------------------------------------------------

In May 1995, Pacific Bell filed an application with the CPUC to eliminate the USOA Turnaround Adjustment effective January 1, 1995. This Turnaround Adjustment is a vestige of traditional rate-of-return regulation and has been in effect since 1988. Because of the adjustment, Pacific Bell's revenues have been reduced by over $23 million each year since 1988. These adjustments were intended to reflect annual revenue requirement reductions resulting from the CPUC's adoption of a capital-to-expense accounting change in 1988. The CPUC held evidentiary hearings in October 1995 addressing whether the USOA Turnaround Adjustment should be eliminated. Pacific Bell has strongly recommended that this adjustment be discontinued effective January 1, 1995, which would result in a one-time revenue increase to Pacific Bell of $23 million for 1995. The CPUC's Division of Ratepayer Advocates has proposed that Pacific Bell be ordered to permanently reduce its revenues by $106 million effective January 1, 1996. Another intervenor has proposed that Pacific Bell should be ordered to reduce its revenues permanently by $112 million over the next ten years and reduce its revenues by an additional $43 million on January 1, 1996. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on Pacific Bell.

Revenues Subject to Refund
--------------------------

In 1992, the CPUC issued a decision adopting, with modification, SFAS 106 for regulatory accounting purposes. Annual price cap decisions by the CPUC granted Pacific Bell approximately $100 million in each of the years 1993-1996 for partial recovery of higher costs under SFAS 106. However, the CPUC in October 1994 reopened the proceeding to determine the criteria for exogenous cost treatment and whether Pacific Bell should continue to recover these costs. The CPUC's order held that related revenues collected after October 12, 1994, are subject to refund plus interest. These related revenues totaled about $122 million at December 31, 1995. Management believes postretirement benefits costs are appropriately recoverable in Pacific Bell's price cap filings. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on Pacific Bell.

Property Tax Investigation
--------------------------

In 1992, a settlement agreement was reached between the State Board of Equalization, all California counties, the State Attorney General, and 28 utilities, including Pacific Bell, on a specific methodology for valuing utility property for property tax purposes. The CPUC opened an investigation to determine if any resulting property tax savings should be returned to customers. Intervenors have asserted that as much as $20 million of annual property tax savings should be treated as an exogenous cost reduction in Pacific Bell's annual price cap filings. These intervenors have also asserted that past property tax savings totaling as much as $60 million plus interest should be returned to customers. Management believes that under the CPUC's regulatory framework, any property tax savings should only be treated as a component of the calculation of shareable earnings. In an Interim Opinion issued in June 1995, the CPUC decided to defer a final decision on this matter pending resolution of the criteria for exogenous cost treatment under its regulatory framework. The criteria are being considered in a separate proceeding initiated for rehearing of the CPUC's postretirement benefits other than pensions decision. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on Pacific Bell.

SALE OF BELLCORE

In April 1995, Bellcore announced a decision by its owners to pursue the sale of Bellcore. Bellcore is a leading provider of communications software and consulting services. It is owned by Pacific Bell and six of the telephone regional holding companies formed at the divestiture of AT&T Corp. in 1984. The owners have retained two investment banking firms in connection with the proposed sale. A final decision regarding the disposition of interests and the structure of such a transaction has yet to be determined. Any transaction will be subject to necessary approvals. (See Note Q - "Additional Financial Information" on page F-73.)

                   Pacific Telesis Group and Subsidiaries
                    Selected Financial and Operating Data

(Dollars in millions,
except per share amounts)           1995     1994     1993     1992     1991
----------------------------------------------------------------------------
RESULTS OF OPERATIONS
Operating revenues.............. $ 9,042  $ 9,235  $ 9,244  $ 9,108  $ 9,168
Operating expenses..............   7,031    7,041    8,582    7,025    7,217
Operating income................   2,011    2,194      662    2,083    1,951
Income from continuing
  operations....................   1,048    1,136      191    1,173      931
Income (loss) from spun-off
  operations....................       -       23       29      (31)      84
Cumulative effect of accounting
  changes, net of tax...........       -        -   (1,724)       -        -
Extraordinary item, net of tax    (3,360)       -        -        -        -
Net income (loss)............... $(2,312) $ 1,159  $(1,504) $ 1,142  $ 1,015
----------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE
Income from continuing
  operations.................... $  2.46  $  2.68  $  0.46  $  2.91  $  2.37
Income (loss) from spun-off
  operations....................       -     0.05     0.07    (0.08)    0.21
Cumulative effect of
  accounting changes............       -        -    (4.16)       -        -
Extraordinary item..............   (7.89)       -        -        -        -
Net income (loss)............... $ (5.43) $  2.73  $ (3.63) $  2.83  $  2.58
----------------------------------------------------------------------------
OTHER FINANCIAL AND OPERATING DATA
Dividends per share............. $  2.18  $  2.18  $  2.18  $  2.18  $  2.14
Total assets*................... $15,841  $20,139  $23,437  $21,849  $21,226
Net assets of spun-off
  operations....................       -        -  $ 2,874  $   745  $   663
Shareowners' equity............. $ 2,190  $ 5,233  $ 7,786  $ 8,251  $ 7,729

Continuing Operations**:
Book value per share............ $  5.11  $ 12.34  $ 11.61  $ 18.53  $ 17.62
Return on equity (%)............   -51.3     22.0    -26.3     16.1     13.4
Return on capital (%)...........   -18.0     14.3     -8.6     12.0     10.6
Debt maturing within one year... $ 1,530  $   246  $   595  $ 1,158  $   951
Long-term obligations........... $ 4,737  $ 4,897  $ 5,129  $ 5,207  $ 5,395
Debt ratio (%)..................    74.1     49.6     53.8     45.9     47.3
Capital expenditures............ $ 2,961  $ 1,684  $ 1,886  $ 1,852  $ 1,737
Cash from operating activities.. $ 2,769  $ 2,947  $ 2,727  $ 2,807  $ 2,439
Total employees at December 31..  48,889   51,590   55,355   57,023   59,037

Volume Indicators:
Toll messages (millions)***.....   4,819    4,460    4,251    4,145    4,081
Carrier access minutes- of-use
  (millions)....................  59,193   53,486   49,674   46,800   43,872
Customer switched access lines
  in service at December 31
  (thousands; 1994***)..........  15,782   15,315   14,873   14,551   14,262
----------------------------------------------------------------------------
                            (Continued next page)

                   Pacific Telesis Group and Subsidiaries
                    Selected Financial and Operating Data
                                 (Continued)


Effective third quarter 1995, management discontinued, for external financial reporting purposes, the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," an accounting standard for entities subject to traditional regulation. As a result, during 1995 the Corporation recorded a non-cash, extraordinary charge of $3.4 billion, or $7.89 per share, which is net of a deferred income tax benefit of $2.4 billion. As a result of the extraordinary charge, the Corporation's shareowners' equity was reduced by $3.4 billion. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page F-51.)

Effective April 1, 1994, the Corporation spun off to its shareowners its domestic and international cellular, paging, and other wireless operations in a one-for-one stock distribution of its 86 percent interest in these operations. As a result, the Corporation's total assets and shareowners' equity were each reduced by $2.9 billion during 1994. The Corporation's previous interests in the operating results and net assets of spun-off operations are classified separately and excluded from the Corporation's revenues, expenses, and other amounts presented for continuing operations. (See "Spun-off Operations" under Note A on page F-47.)

Results for 1993 and 1991 reflect restructuring charges which reduced income from continuing operations by $861 and $122 million for each respective year, and related per share amounts by $2.08 and $.30 for each respective year. Results for 1993 also reflect the cumulative after-tax effects of applying new accounting rules for postretirement and postemployment benefits to prior years.

*   Includes net assets of spun-off operations for the years 1991-1993.

**  Excludes spun-off operations.

*** Restated.

REPORT OF MANAGEMENT

To the Shareowners of Pacific Telesis Group:

The management of Pacific Telesis Group is responsible for preparing the accompanying financial statements and for their integrity and objectivity. The statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material fraud or error. In instances where exact measurement is not possible, the financial statements include amounts based on management's best estimates and judgments. Management also prepared the other information in this annual financial review and is responsible for its accuracy and consistency with the financial statements.

The Corporation's financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants, whose appointment has been ratified by the shareowners. Management has made available to Coopers & Lybrand L.L.P. all the Corporation's financial records and related data, as well as the minutes of shareowners' and directors' meetings. Furthermore, management believes that all of its representations made to Coopers & Lybrand L.L.P. during their audit are valid and appropriate.

Management has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and are updated as necessary. Management continually monitors the system of internal control for compliance, and maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends improvements when necessary. In addition, as part of their audit of the Corporation's financial statements, Coopers & Lybrand L.L.P. have obtained a sufficient understanding of the internal control structure to determine the nature, timing, and extent of audit tests to be performed. Management has considered the internal auditors' and Coopers & Lybrand L.L.P.'s recommendations concerning the Corporation's system of internal control and has taken actions that it believes are cost-effective under the circum-stances to respond appropriately to these recommendations. Management believes that the Corporation's system of internal control is adequate to accomplish the objectives discussed.

Management also recognizes its responsibility to foster a strong ethical climate that enables the Corporation to conduct its affairs according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Corporation's code of corporate conduct, which is publicized throughout the Corporation. The code of conduct addresses, among other things: potential conflicts of interest; compliance with domestic laws, including those relating to foreign transactions and financial disclosure; and the confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

The Audit Committee of the Board of Directors is responsible for overseeing the Corporation's financial reporting process on behalf of the Board. In fulfilling its responsibility, the Committee recommends to the Board, subject to shareowner ratification, the selection of the Corporation's independent accountants. During 1995, the Committee consisted of five members of the Board who were neither officers nor employees of the Corporation. It meets regularly with representatives of management, internal audit, and the independent accountants to review internal accounting controls and accounting, auditing, and financial reporting matters. During 1995, the Committee held five meetings. The Corporation's internal auditors and independent accountants periodically meet alone with the Committee to discuss the matters previously noted and have direct access to it for private communication at any time.



Philip J. Quigley
Chairman, President, and Chief Executive Officer



William E. Downing
Executive Vice President,Chief Financial Officer, and Treasurer

February 23, 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareowners of Pacific Telesis Group:

We have audited the accompanying consolidated balance sheets of Pacific Telesis Group and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and sig-nificant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Telesis Group and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note A to the Consolidated Financial Statements, the Corporation's Pacific Bell subsidiary discontinued its application of Statement of Financial Accounting Standards No. 71 during 1995, and the Corporation adopted new accounting rules for postretirement and postemployment benefits in 1993.






Coopers & Lybrand L.L.P.

San Francisco, California
February 22, 1996

                   Pacific Telesis Group and Subsidiaries
                      Consolidated Statements of Income


                                              For the Year Ended December 31
                                             -------------------------------
(Dollars in millions, except per share amounts)       1995    1994     1993
----------------------------------------------------------------------------
OPERATING REVENUES
Local service..................................... $ 3,815  $3,455  $ 3,477
Network access - interstate.......................   1,736   1,612    1,622
Network access - intrastate.......................     711     734      683
Toll service......................................   1,232   2,006    2,058
Other service revenues............................   1,548   1,428    1,404
                                                   -------------------------
TOTAL OPERATING REVENUES..........................   9,042   9,235    9,244
----------------------------------------------------------------------------
OPERATING EXPENSES
Cost of products and services.....................   1,822   1,903    1,932
Customer operations and selling expenses..........   1,829   1,848    1,788
General, administrative, and other expenses.......   1,325   1,313    1,507
Property and other taxes..........................     191     190      188
Restructuring charges.............................       -       -    1,431
Depreciation and amortization.....................   1,864   1,787    1,736
                                                   -------------------------
TOTAL OPERATING EXPENSES..........................   7,031   7,041    8,582
----------------------------------------------------------------------------
OPERATING INCOME..................................   2,011   2,194      662
Interest expense..................................     442     455      509
Miscellaneous income..............................      42      55       48
----------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES.............................   1,611   1,794      201
Income taxes......................................     563     658       10
----------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS.................   1,048   1,136      191
Income from spun-off operations, net of income taxes
  of $29 and $61, respectively (Notes A and B)....       -      23       29
                                                   -------------------------
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES AND EXTRAORDINARY ITEM.......   1,048   1,159      220
Cumulative effect of accounting changes, net
  of tax (Note A).................................       -       -   (1,724)
Extraordinary item, net of tax (Note C)...........  (3,360)      -        -
                                                   -------------------------
NET INCOME (LOSS)................................. $(2,312) $1,159  $(1,504)
============================================================================

                            (Continued next page)

                   Pacific Telesis Group and Subsidiaries
                      Consolidated Statements of Income
                                 (Continued)

                                             For the Year Ended December 31
                                             -------------------------------
(Dollars in millions, except per share amounts)       1995    1994     1993
----------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE:
  Income from continuing operations...............  $ 2.46   $2.68   $ 0.46
  Income from spun-off operations.................       -    0.05     0.07
                                                    ------------------------
  Income before cumulative effect of
    accounting changes and extraordinary item.....    2.46    2.73     0.53
  Cumulative effect of accounting changes.........       -       -    (4.16)
  Extraordinary item..............................   (7.89)      -        -
                                                    ------------------------
  Net income (loss)...............................  $(5.43)  $2.73   $(3.63)
============================================================================
Dividends per share...............................  $ 2.18   $2.18   $ 2.18
Average shares outstanding (thousands)............ 425,996 423,969  414,171
============================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                   Pacific Telesis Group and Subsidiaries
                         Consolidated Balance Sheets
                                                               December 31
                                                          ------------------
(Dollars in millions, except per share amounts)              1995      1994
----------------------------------------------------------------------------
ASSETS
Cash and cash equivalents..............................   $    76   $   135
Accounts receivable - net of allowances
  for uncollectibles of $132 and $134..................     1,505     1,557
Prepaid expenses and other current assets..............     1,002     1,206
                                                          ------------------
Total current assets...................................     2,583     2,898
                                                          ------------------
Property, plant, and equipment.........................    27,222    26,565
Less:  accumulated depreciation........................   (15,837)  (10,451)
                                                          ------------------
Property, plant, and equipment - net...................    11,385    16,114
                                                          ------------------
Deferred charges and other noncurrent assets...........     1,873     1,127
                                                          ------------------
TOTAL ASSETS...........................................   $15,841   $20,139
============================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
Accounts payable and accrued liabilities...............   $ 2,203   $ 1,907
Debt maturing within one year..........................     1,530       246
Other current liabilities..............................       908     1,330
                                                          ------------------
Total current liabilities..............................     4,641     3,483
                                                          ------------------
Long-term obligations..................................     4,737     4,897
                                                          ------------------
Deferred income taxes..................................         -     1,673
                                                          ------------------
Other noncurrent liabilities and deferred credits......     4,273     4,853
                                                          ------------------
Commitments and contingencies (Notes J and O)

Common stock ($0.10 par value; 432,827,595 shares
  issued; 428,434,672 and 424,065,165 shares
  outstanding)........................................         43        43
Additional paid-in capital............................      3,498     3,493
Reinvested earnings (deficit).........................       (982)    2,257
Less:  treasury stock, at cost (4,392,923 and
         8,762,430 shares)............................       (127)     (254)
       deferred compensation - leveraged employee
         stock ownership trust........................       (242)     (306)
                                                          ------------------
Total shareowners' equity.............................      2,190     5,233
                                                          ------------------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY.............    $15,841   $20,139
============================================================================
The accompanying Notes are an integral part of the Consolidated Financial Statements.

                   Pacific Telesis Group and Subsidiaries
               Consolidated Statements of Shareowners' Equity

                                             For the Year Ended December 31
                                             -------------------------------
(Dollars in millions, except per share amounts)       1995     1994    1993
----------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year.....................   $   43   $   43  $   43
                                                    ------------------------
Balance at end of year...........................       43       43      43
----------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year.....................    3,493    6,372   5,220
Spin-off stock distribution (Note B).............        -   (2,901)      -
Issuance of common stock of
  spun-off operations (Note B)...................        -        -   1,027
Issuance of shares...............................        -       22     104
Acquisition of wireless cable company (Note M)...       (9)       -       -
Other changes....................................       14        -      21
                                                     -----------------------
Balance at end of year...........................    3,498    3,493   6,372
----------------------------------------------------------------------------
REINVESTED EARNINGS (DEFICIT)
Balance at beginning of year.....................    2,257    2,040   4,459
Net income (loss)................................   (2,312)   1,159  (1,504)
Dividends declared ($2.18 per share each year)...     (929)    (924)   (910)
Other changes....................................        2      (18)     (5)
                                                    ------------------------
Balance at end of year...........................     (982)   2,257   2,040
----------------------------------------------------------------------------
TREASURY STOCK, AT COST
Balance at beginning of year.....................     (254)    (283) (1,011)
Issuance of shares...............................        -       29     728
Acquisition of wireless cable company (Note M)...      127        -       -
                                                    ------------------------
Balance at end of year...........................     (127)    (254)   (283)
----------------------------------------------------------------------------
DEFERRED COMPENSATION
Balance at beginning of year.....................     (306)    (386)   (460)
Cost of LESOP trust shares allocated to
  employee accounts (Note L).....................       64       80      74
                                                    ------------------------
Balance at end of year...........................     (242)    (306)   (386)
----------------------------------------------------------------------------
TOTAL SHAREOWNERS' EQUITY........................   $2,190   $5,233  $7,786
============================================================================

                            (Continued next page)

                   Pacific Telesis Group and Subsidiaries
               Consolidated Statements of Shareowners' Equity
                                 (Continued)

                                             For the Year Ended December 31
                                             -------------------------------
(Amounts in millions)                             1995      1994       1993
============================================================================
COMMON SHARES AUTHORIZED AT DECEMBER 31........  1,100     1,100      1,100
============================================================================
COMMON SHARES OUTSTANDING
Balance at beginning of year...................    424       423        405
Treasury shares reissued.......................      4         1         18
                                                ----------------------------
Balance at end of year.........................    428       424        423
============================================================================
PREFERRED SHARES AUTHORIZED AT DECEMBER 31.....     50        50         50
============================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                   Pacific Telesis Group and Subsidiaries
                    Consolidated Statements of Cash Flows

                                             For the Year Ended December 31
                                             -------------------------------
(Dollars in millions)                                1995     1994     1993
----------------------------------------------------------------------------
CASH FROM (USED FOR) OPERATING ACTIVITIES
Net income (loss)................................ $(2,312)  $1,159  $(1,504)
Adjustments to reconcile net income (loss)
  to cash from operating activities:
   (Income) from spun-off operations.............       -      (23)     (29)
   Cumulative effect of accounting changes.......       -        -    1,724
   Restructuring charges.........................       -        -    1,431
   Extraordinary item............................   3,360        -        -
   Depreciation and amortization.................   1,864    1,787    1,736
   Deferred income taxes.........................      94       44     (314)
   Unamortized investment tax credits............     (53)     (63)     (49)
Changes in operating assets and liabilities:
   Accounts receivable...........................      55      (17)     (74)
   Prepaid expenses and other current assets.....     (60)     (17)       1
   Deferred charges and other noncurrent assets..     (34)      (4)     112
   Accounts payable and accrued liabilities......     297      195       85
   Other current liabilities.....................     (33)       1       17
   Noncurrent liabilities and deferred credits...    (481)     (85)    (394)
   Other adjustments, net........................      72      (30)     (15)
                                                  --------------------------
Cash from continuing operations..................   2,769    2,947    2,727
Cash from spun-off operations....................       -       18      440
                                                  --------------------------

Cash from operating activities...................   2,769    2,965    3,167
----------------------------------------------------------------------------

CASH FROM (USED FOR) INVESTING ACTIVITIES
Additions to property, plant, and equipment......  (2,002)  (1,631)  (1,800)
Investment in PCS licenses.......................    (674)       -        -
Proceeds from disposals of assets of real estate
  subsidiary.....................................      13      129        7
Net investment in spun-off operations (Note K)...       -       33     (356)
Other investing activities, net..................     (11)     (33)      10
                                                  --------------------------
Cash used by continuing operations...............  (2,674)  (1,502)  (2,139)
Cash used by spun-off operations.................       -     (332)  (1,441)
                                                  --------------------------

Cash used for investing activities...............  (2,674)  (1,834)  (3,580)
----------------------------------------------------------------------------

                            (Continued next page)

                   Pacific Telesis Group and Subsidiaries
                    Consolidated Statements of Cash Flows
                                 (Continued)

                                             For the Year Ended December 31
                                             -------------------------------
(Dollars in millions)                                  1995    1994    1993
----------------------------------------------------------------------------
CASH FROM (USED FOR) FINANCING ACTIVITIES
Proceeds from issuance of common and
  treasury shares....................................    74     140     800
Proceeds from issuance of long-term debt.............     -      10   2,590
Retirements of long-term debt........................  (814)    (12) (2,624)
Dividends paid.......................................  (927)   (907)   (756)
Increase (decrease) in short-term borrowings, net.... 1,509    (588)   (473)
Other financing activities, net......................     4     (22)   (130)
                                                     -----------------------
Cash used by continuing operations...................  (154) (1,379)   (593)
Cash from spun-off operations........................     -      39   1,631
                                                     -----------------------
Cash from (used for) financing activities............  (154) (1,340)  1,038
----------------------------------------------------------------------------
Net cash from (used for) all activities..............   (59)   (209)    625
Less spun-off operations.............................     -    (275)    630
                                                     -----------------------
Increase (decrease) in cash and cash equivalents.....   (59)     66      (5)

Cash and cash equivalents at January 1...............   135      69      74
                                                     -----------------------
Cash and cash equivalents at December 31.............$   76  $  135   $  69
============================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PACIFIC TELESIS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Basis of Presentation

     The Consolidated Financial Statements include the accounts of Pacific Telesis Group (the "Corporation") and its wholly and majority-owned subsidiaries. The Corporation includes a holding company,
     Pacific Telesis, and its telephone subsidiaries: Nevada Bell and Pacific Bell (which when used herein includes its subsidiaries, Pacific Bell Directory, Pacific Bell Information Services, Pacific Bell Mobile Services, Pacific Bell Internet Services, Pacific Bell Network Integration, and others) hereinafter referred to as the Telephone Companies. Other Pacific Telesis subsidiaries include Pacific Telesis Enterprises, Pacific Bell Communications, and several other subsidiaries that provide video, communications, and other services. All significant intercompany balances and transactions have been eliminated. Investments in partnerships, joint ventures, and less than majority-owned subsidiaries are principally accounted for under the equity method.

     The Corporation's principal business, communications and information services, accounts for substantially all of its revenues. The Telephone Companies, which consist of Pacific Bell and Nevada Bell, provide local exchange services, network access, local toll services, directory advertising, Internet access, and selected information services in California and Nevada.


     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


     Regulatory Accounting

     Effective third quarter 1995, the Corporation's Pacific Bell subsidiary discontinued accounting under Statement of Financial Accounting Standards No. ("SFAS") 71, "Accounting for the Effects of Certain Types of Regulation." (See Note C - "Discontinuance of Regulatory Accounting
     - SFAS 71" on page F-51.) The Corporation's Nevada Bell subsidiary continues to apply SFAS 71 accounting.

     Spun-off Operations

     The Corporation's previous interests in the operating results and net assets of wireless operations that were spun off effective April 1, 1994 are reported separately as spun-off operations. (See Note B - "Spun-off Operations" on page F-49.) These operations are excluded from amounts reported for the Corporation's revenues, expenses, assets, and liabilities that reflect "continuing operations." Amounts presented for spun-off operations have been prepared solely for the purpose of reporting Pacific Telesis Group results.


     Property, Plant, and Equipment

     Property, plant, and equipment (which consists primarily of telecommunications plant dedicated to providing telecommunications services) is carried at cost. The cost of self-constructed plant includes employee wages and benefits, materials, capitalized interest during the construction period, and other costs. Expenditures in excess of $500 that increase the capacity, operating efficiency, or useful life of an individual asset are capitalized. Expenditures for maintenance and repairs are charged to expense.

     No gain or loss is recognized on the disposition of depreciable telecommunications plant. At the time of retirement of telecommunication property, plant, and equipment, the original cost of the plant retired plus cost of removal is charged to accumulated depreciation. Accumulated depreciation is credited with salvage value or insurance recovery, if any.

     Depreciation expense is computed using the straight-line method based on management's estimate of economic lives for various categories of property, plant, and equipment.

     The Telephone Companies continue to invest heavily in improvements to their core telecommunications networks. The Corporation is also making significant investments in Personal Communications Services ("PCS") and wireless digital television. These technologies are subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in changes to the estimated economic lives of these assets.

     The Corporation carries catastrophic insurance coverage with large deductibles on its telecommunications switching and building assets, and is self-insured for its outside plant telecommunications assets.

     Intangible Assets and Capitalized Interest

     Included in deferred charges and other noncurrent assets is $696 million representing the amounts paid for two PCS licenses recorded at cost. In addition, interest related to these licenses will be capitalized. These costs will be amortized over 40 years once the PCS system is in service. Management anticipates a widespread offering of PCS services in early 1997.


     Cash and Cash Equivalents

     Cash equivalents include all highly liquid monetary instruments with maturities of ninety days or less from the date of purchase. In its cash management practices, the Corporation maintains zero-balance disbursement accounts for which funds are made available as checks are presented for clearance. Checks outstanding are included in accounts payable.


     Income Taxes

     Deferred income taxes are provided to reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

     Investment tax credits earned prior to their repeal by the Tax Reform Act of 1986 are amortized as reductions in tax expense over the lives of the assets which gave rise to the credits.


     Advertising Costs

     Costs for advertising products and services or corporate image are expensed as incurred.


     Earnings Per Share

     Earnings (loss) per share calculations are based on the weighted average number of common shares outstanding, including those shares held by a leveraged employee stock ownership trust.


     Computer Software Costs

     The costs of computer software purchased or developed for internal use are expensed as incurred. However, initial operating system software costs are capitalized and amortized over the lives of the associated hardware. Costs for subsequent additions or modifications to operating system software are expensed as incurred.

     Change in Accounting for Postretirement and Postemployment Costs

     Effective January 1, 1993, the Corporation adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS 112, "Employers' Accounting for Postemployment Benefits." (See also Note G - "Other Postretirement and Postemployment Benefits" on page F-60.) The cumulative after-tax effects of applying the new rules to prior years were recognized by one-time charges applicable to continuing operations totaling $1.724 billion. The charges are net of deferred income tax benefits of $1.155 billion and reduced earnings applicable to continuing operations for 1993 by $4.16 per share. The annual periodic expense under SFAS 112 does not differ materially from expense under the prior method. (See "Revenues Subject to Refund" in Note O on page F-71.)


B.   SPUN-OFF OPERATIONS

     Effective April 1, 1994, the Corporation spun off to shareowners its domestic and international cellular, paging, and other wireless operations in a one-for-one stock distribution of its 86 percent interest in AirTouch Communications, Inc. ("spun-off operations"). The stock distribution was recorded as a stock dividend from paid-in capital at the carrying amount of the net assets of spun-off operations. As a result, the Corporation's total assets and shareowners' equity were each reduced by $2.9 billion in 1994. The stock distribution itself is a non-cash transaction, which did not affect the Corporation's cash flow statement.

     Under a separation agreement, any unrecorded non-tax contingent liabilities that become certain after the spin-off date will be allocated based on origin of the claim, and acts by, or benefits to, the Corporation or the spun-off operations. In addition, the Corporation's responsibilities have been terminated in connection with any future obligations under the spun-off operations' joint venture agreement with Cellular Communications, Inc., and under various financial instrument contracts. As of December 31, 1993, these financial instruments included foreign currency swap and forward contracts with face amounts totaling $291 million.

     The Corporation's previous interests in the net revenues and expenses of the spun-off operations prior to April 1, 1994, are classified separately as income from spun-off operations in the income statements. The components of income are summarized below:

     (Dollars in millions)                                     1994    1993
     -----------------------------------------------------------------------
     Operating revenues......................................  $259  $1,061
     Operating expenses......................................   225     930
                                                               -------------
     Operating income........................................    34     131
     Other income/(expense)..................................    22     (35)
                                                               -------------
     Income before income taxes..............................    56      96
     Income taxes............................................    29      61
                                                               -------------
     Income before minority interest and  cumulative effect
       of accounting changes.................................    27      35
     Minority interest of other shareowners..................    (4)      -
     Cumulative effect of accounting changes.................     -      (6)
                                                               -------------
     Income from spun-off operations*........................  $ 23  $   29
     =======================================================================
     * See "Spun-off Operations" in Note A - on page F-47. The amounts for 1994 reflect operations through March 31, 1994.

     The Corporation's cash flow statements include separately the cash flows of spun-off operations. Cash proceeds of approximately $1.5 billion received by the spun-off operations from an initial public offering of its stock in December 1993 are reflected in cash from spun-off operations in the Corporation's financing cash flows for 1993. The proceeds from the initial public offering above the book value of the Corporation's transferred ownership interest were credited to additional paid-in capital in 1993 within the Corporation's shareowners' equity accounts.

C.   DISCONTINUANCE OF REGULATORY ACCOUNTING - SFAS 71

     Effective third quarter 1995, the Corporation's Pacific Bell subsidiary discontinued its application of SFAS 71 in accordance with the provisions of SFAS 101, "Accounting for the Discontinuance of Application of FASB Statement No. 71." As a result, the Corporation recorded a non-cash, extraordinary charge of $3.4 billion, or $7.89 per share, during 1995 which is net of a deferred income tax benefit of $2.4 billion. The charge includes a write-down of net telephone plant and the elimination of net regulatory assets as summarized in the following table.

     (Dollars in millions)                              Pre-Tax   After-Tax
     -----------------------------------------------------------------------
     Increase in telephone plant and equipment
       accumulated depreciation.....................     $4,819      $2,842
     Elimination of net regulatory assets...........        962         518
                                                         -------------------
     Total..........................................     $5,781      $3,360
     =======================================================================

     Pacific Bell historically accounted for the economic effects of regulation in accordance with the provisions of SFAS 71. Under SFAS 71, Pacific Bell depreciated telephone plant using lives prescribed by regulators and, as a result of actions of regulators, deferred recognizing certain costs, or recognized certain liabilities (referred to as "regulatory assets" and "regulatory liabilities").

     Effective third quarter 1995, management determined that, for external financial reporting purposes, it is no longer appropriate for Pacific Bell to use the special SFAS 71 accounting rules for entities subject to traditional regulation. Management's decision to change to the general accounting rules used by competitive enterprises was based upon an assessment of the emerging competitive environment in California. Pacific Bell's prices for its products and services are being driven increasingly by market forces instead of regulation.

     The $4.8  billion increase  in Pacific Bell's  accumulated depreciation for its telephone plant reflects the adoption of new, shorter depreciation lives. The estimated useful lives historically prescribed by regulators did not keep up with the rapid pace of technology. Pacific Bell's previous and new asset lives are compared in the following table.

     Asset Lives (in years)                                     Old     New
     -----------------------------------------------------------------------
     Copper cable......................................       19-26      14
     Digital switches..................................        16.5      10
     Digital circuits..................................    9.6-11.5       8
     Fiber optic cable.................................       28-30      20
     Conduit...........................................          59      50
     -----------------------------------------------------------------------

     The discontinuance of SFAS 71 for external financial reporting purposes by Pacific Bell also required the elimination of net regulatory assets totaling $962 million. Regulators sometimes include costs in allowable costs for ratemaking purposes in a period other than the period in which those costs would be charged to expense under general accounting rules. The accounting for these timing differences created regulatory assets and regulatory liabilities on Pacific Bell's balance sheet.

     Significant changes have occurred in the Corporation's balance sheets as a result of the discontinuance of SFAS 71. Details of Pacific Bell's net regulatory assets that have been eliminated are displayed in the following table.

     (Dollars in millions)
     -----------------------------------------------------------------------
     Regulatory assets/(liabilities) due to:
       Deferred pension costs*......................................   $460
       Unamortized debt redemption costs**..........................    337
       Deferred compensated absence costs*..........................    206
       Unamortized purchases of property, plant, and
         equipment under $500.......................................     82
       Deferred income taxes***.....................................   (159)
       Other........................................................     36
                                                                       ----
     Total..........................................................   $962
     =======================================================================
     * Previously included primarily in "deferred charges and other noncurrent assets" in the Corporation's balance sheets.
     **   Previously included in "long-term obligations."
     *** Previously included in "other current liabilities" and "other noncurrent liabilities and deferred credits."

     Due to the discontinued application of SFAS 71, pension costs for both intrastate and interstate operations are now determined under SFAS 87, "Employers' Accounting for Pensions," and SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Capitalized interest cost is reported as a cost of telephone plant and equipment and as a reduction in interest expense, as required by SFAS 34, "Capitalization of Interest Cost." Prior to the discontinuance of SFAS 71, Pacific Bell recorded an allowance for funds used during construction, which included both interest and equity return components, as a cost of plant and as an item in miscellaneous income. Pacific Bell's accounting and reporting for regulatory purposes are not affected by the discontinued application of SFAS 71 for external financial reporting purposes.

D.   RESTRUCTURING CHARGES

     During 1993, the Corporation recorded pre-tax restructuring charges totaling $1.431 billion which reduced earnings for 1993 by $861 million, or $2.08 per share. These charges include a $977 million pre-tax charge by Pacific Bell to recognize the incremental cost of force reductions associated with restructuring its internal business processes through 1997. This charge is to cover the incremental severance costs associated with terminating more than 14,000 employees from 1994 through 1997. It is also to cover the incremental costs of consolidating and streamlining operations and facilities to support this downsizing initiative. The remaining reserve balance as of December 31, 1995 and 1994, was $228 and $819 million, respectively.

     During 1993, management completed a reevaluation of investment alternatives relating to its 1990 decision to dispose of its real
     estate  subsidiary's  assets.       Based  on  this  reevaluation,  the
     Corporation recorded an additional pre-tax restructuring reserve of $347 million to cover future losses on sales and estimated operating losses. In December 1994, the Corporation's real estate subsidiary sold substantially all of its assets for approximately $160 million. Charges to the reserve in 1994 totaled $287 million, $248 million for losses on sale of its assets and $39 million for operating losses. Net 1995 charges totaled $19 million. Management believes the reserve balance of $32 million as of December 31, 1995, is adequate to cover the cost to dispose of the remaining assets.

     The remaining $107 million of 1993 pre-tax charges provided for anticipated costs associated with spun-off operations and the withdrawal from, or restructuring of, the Corporation's cable and customer premises equipment businesses. Management believes the remaining reserve balance of $66 million as of December 31, 1995, is adequate.

E.   INCOME TAXES

     The  components   of  income  tax  expense   applicable  to  continuing
     operations each year are as follows:

     (Dollars in millions)                               1995   1994   1993
     -----------------------------------------------------------------------
     Current:
       Federal........................................   $408   $480   $526
       State and local income taxes...................    115    142    148
                                                         -------------------
     Total current....................................    523    622    674

     Deferred:
       Federal........................................     64     77   (472)
       Change in federal enacted tax rate.............      -      -    (23)
       State and local income taxes...................     29     22   (117)
                                                         -------------------
     Total deferred ..................................     93     99   (612)

     Amortization of investment tax credits - net.....    (53)   (63)   (52)
                                                         -------------------
     Total income taxes...............................   $563   $658   $ 10
     =======================================================================

     Significant components of the Corporation's deferred tax assets and liabilities are as follows:
                                                                December 31
                                                            ----------------
     (Dollars in millions)                                    1995     1994
     -----------------------------------------------------------------------
     Deferred tax (assets)/liabilities - due to:
       Depreciation and amortization....................    $1,013   $3,003
         Postretirement and postemployment benefits.....    (1,042)  (1,072)
       Restructuring reserves...........................      (116)    (413)
       Customer rate reductions.........................      (133)    (150)
       Other, net.......................................      (666)    (170)
                                                            ----------------
     Net deferred tax (assets)/liabilities .............    $ (944)  $1,198
                                                            ================
     Amounts recorded in the consolidated balance sheets:
       Deferred tax assets*.............................    $  944   $  483
                                                            ================
       Deferred tax liabilities*........................    $    -   $1,681
     =======================================================================
     * Reflects reclassification of certain current and noncurrent amounts by federal and state tax jurisdiction to a net presentation. Amounts include both current and noncurrent portions. (See Note Q - "Additional Financial Information" on page F-73 for current portion of deferred tax assets.)

     An income tax benefit related to the extraordinary charge in 1995 for the discontinued application of SFAS 71 for depreciated telephone plant is $2.0 billion and for regulatory assets and liabilities is $0.4 billion. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page F-51.)

     The reasons for differences each year between the Corporation's effective income tax rate and applying the statutory federal income tax rate to income from continuing operations before income taxes are provided in the following reconciliation:
                                                         1995   1994   1993
     -----------------------------------------------------------------------
     Statutory federal income tax rate (%).......        35.0   35.0   35.0

     Increase/(decrease) in taxes resulting from:
        Amortization of investment tax credits...        (3.3)  (3.5) (26.0)
        Plant basis differences - net of
        applicable depreciation..................           -    0.3   17.4
        Interest during construction.............        (1.1)  (0.6)  (6.1)
        State income taxes - net of federal
        income tax benefit.......................         5.8    5.9    9.7
        Deferred tax impact due to rate change...           -      -  (26.9)
        Other....................................        (1.5)  (0.4)   1.9
                                                         -------------------
     Effective income tax rate (%)...............        34.9   36.7    5.0
     =======================================================================


F.   EMPLOYEE RETIREMENT PLANS

     Defined Benefit Plans

     The Corporation provides pension, death, and survivor benefits under defined benefit pension plans that cover substantially all employees. Benefits of the Pacific Telesis Group Pension Plan (for non-salaried employees) are based on a flat dollar amount and vary according to job classification, age, and years of service. Benefits of the Pacific Telesis Group Pension Plan for Salaried Employees are based on a percentage of final five-year average pay and vary according to age and years of service.

     The Corporation is responsible for contributing enough to the pension plans, while the employee is still working, to ensure that adequate funds are available to provide the benefit payments upon the employee's retirement. These contributions are made to an irrevocable trust fund in amounts determined using the aggregate cost actuarial method, one of the actuarial methods specified by the Employee Retirement Income Security Act of 1974 ("ERISA"), subject to ERISA and Internal Revenue Code limitations.

     The Corporation reports pension costs and related obligations under the provisions of SFAS 87 and SFAS 88. However, prior to discontinuing application of SFAS 71 during 1995, Pacific Bell recognized pension costs consistent with the methods adopted for ratemaking. Nevada Bell continues to follow the accounting methods prescribed by the Public Service Commission of Nevada. Pension costs recognized by Pacific Bell under SFAS 71 reflected a CPUC order requiring the continued use of the aggregate cost method for intrastate operations and an FCC requirement to use SFAS 87 and SFAS 88 for interstate operations. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page F-51.)

     During 1995 and 1994, special pension benefits and cash incentives were offered in connection with Pacific Bell's restructuring and related force reduction program. Effective October 1, 1995, pension benefit increases are being offered to various groups of non-salaried employees under 1995 plan amendments which increase benefits for specified groups who elect early retirement under incentive programs. On March 28, 1994, Pacific Bell offered a special pension benefit that removed any age discount from pensions for management employees who were eligible to retire with a service pension on that date. Also during 1994, pension benefit increases were offered to various groups of non-salaried employees under 1992 plan amendments that increase benefits for specified groups who elect early retirement under incentive programs. Approximately 1,900 and 3,400 employees left Pacific Bell during 1995 and 1994, respectively, under early retirement or voluntary and involuntary severance programs. In 1993, Nevada Bell offered an early retirement program under which approximately 70 management employees elected early retirement. Annual pension cost in the following table excludes $219 and $62 million of additional pension costs charged to Pacific Bell's restructuring reserve in 1995 and 1994, respectively, and excludes $7 million of additional pension expense for incentive programs in 1993.

     Annual pension cost each year consisted of the following components:

     (Dollars in millions)                               1995  1994    1993
     -----------------------------------------------------------------------
     Service cost - benefits earned during year......  $  149 $ 198  $  140
     Interest cost on projected benefit obligations..     678   681     679
     Actual return on assets.........................  (2,215) (173) (1,402)
     Net amortization and deferral of items subject
       to delayed recognition*.......................   1,477  (601)    640
                                                       ---------------------
     Net periodic pension cost under SFAS 87.........      89   105      57
     Adjustment to reflect differing regulatory
       treatment**...................................       -   (79)    (53)
     Less spun-off operations........................       -     -       3
                                                       ---------------------
     Pension cost recognized.........................  $   89 $  26  $    7
     =======================================================================

     * Under SFAS 87, differences between actual returns and losses on assets and assumed returns, which are based on an expected long-term rate-of-return, are deferred and included with "unrecognized net gain" (see table below). During 1994, actual returns were less than assumed returns by $551 million. During 1995 and 1993, actual returns exceeded assumed returns by $1,524 and $691 million, respectively.

     ** See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page F-51. Regulatory assets due to deferred pension costs were $407 and $340 million as of December 31, 1994 and 1993, respectively.

     The amounts shown above for annual pension cost recognized in 1995, 1994, and 1993 reflect the effects of strong fund asset performance in prior years and Internal Revenue Service ("IRS") funding limitations.

     The following  table sets  forth the  status of  the plans' assets  and
     obligations   and   the  amounts   recognized   in  the   Corporation's
     consolidated balance sheets:
                                                               December 31
                                                         ------------------
     (Dollars in millions)                                    1995    1994
     ----------------------------------------------------------------------
     Plan assets at estimated fair value............       $11,490 $10,372
     Actuarial present value of projected benefit
       obligations*.................................        10,111   8,736
                                                           ----------------
     Plan assets in excess of projected benefit
       obligations..................................         1,379   1,636
     Less items subject to delayed recognition:
       Unrecognized net gain**......................        (2,179) (2,012)
       Unrecognized transition amount***............          (412)   (551)
       Unrecognized prior service cost..............            42      48
                                                           ----------------
     Accrued pension cost liability recognized in
       the consolidated balance sheets..............       $ 1,170 $   879
     ======================================================================
     *   The  projected  benefit  obligation   at  December  31,  1995,  was
         increased $407 million for the cost of force reductions anticipated to take place in 1996 and 1997 and recognized in the Corporation's financial statements under SFAS 88.

     ** Gains or losses from actual returns on assets different than assumed returns, as well as from demographic experience different than assumed and the effects of changes in other assumptions, are recognized through amortization, over time, when the cumulative gains or losses exceed certain limits.

     *** A  $1,078 million  excess of  the fair  value  of plan  assets over projected benefit obligations as of the January 1, 1987, adoption of SFAS 87 is being recognized through amortization over approximately 18 years.

     The assets of the plans are primarily composed of common stocks, U.S. Government and corporate obligations, index funds, and real estate investments. The plans' projected benefit obligations for employee service to date reflect the Management's expectations of the effects of future salary progression and benefit increases. As of December 31, 1995 and 1994, the actuarial present values of the plans' accumulated benefit obligations, which do not anticipate future salary increases, were $9,122 and $8,256 million, respectively. Of these amounts, $7,997 and $7,396 million, respectively, were vested.

     Liabilities and expenses for employee benefits are based on actuarial assumptions. The assumptions used in computing the present values of benefit obligations include a  discount rate of 7.25 percent  for 1995,
     8.0 percent for 1994, and 7.5 percent for 1993. An 8.0 percent long-term rate-of-return on assets is assumed in calculating pension costs. Based on the plans' historical return on assets, the assumed long-term rate-of-return will be increased to 9.0 percent in 1996. These actuarial assumptions are subject to change over time, which could have a material impact on the Corporation's financial statements.

     Effective December 31, 1993, the salaried pension plan was amended to permanently remove the age discount from pension benefits for employees with 30 or more years of net credited service. Effective January 1, 1995, the salaried pension plan was also amended to cap net credited service for pension benefits at 30 years or, if greater, the amount of the employee's service on January 1, 1995. Upon adoption, these amendments affected approximately 400 and 800 employees, respectively.

     The Corporation has entered into labor negotiations with union-represented employees in the past and expects to do so in the future. Pension benefits have been included in these negotiations, and improvements in benefits have been made periodically. Additionally, the Corporation has increased benefits to pensioners on an ad hoc basis. While no assurance can be offered with respect to future increases, the Management's expectations for future benefit increases have been reflected in determining pension costs.


     Defined Contribution Plans

     The Corporation sponsors defined contribution retirement plans covering substantially all employees. These plans include the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees, and the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees (collectively, the "Savings Plans").

     The Corporation's contributions to the Savings Plans are based on matching a portion of employee contributions. All matching employer contributions to the Savings Plans are made through a leveraged employee stock ownership plan ("LESOP") trust (see "Employee Stock Ownership Trust" in Note L on page F-68). Total contributions to these plans, including contributions allocated to participant accounts through the LESOP trust, were $66, $66, and $65 million in 1995, 1994, and 1993, respectively. These amounts exclude costs applicable to spun-off operations.

G.   OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     Substantially all retirees and their dependents are covered under the Corporation's plans for medical, dental, and life insurance benefits. Approximately 42,000 retirees were eligible to receive benefits as of January 1, 1995. Currently, the Corporation pays the full cost of retiree health benefits. However, by 1999, all employees retiring after 1990 will pay a share of the costs of medical coverage that exceeds a defined dollar medical cap. Such future cost sharing provisions have been reflected in determining the Corporation's postretirement benefit costs. The Corporation retains the right, subject to applicable legal requirements, to amend or terminate these benefits.

     Effective January 1, 1993, the Corporation adopted SFAS 106 on an immediate-recognition basis. The standard requires that the cost of retiree benefits be recognized in the financial statements from an employee's date of hire until the employee becomes eligible for these benefits. Previously, the Corporation expensed retiree benefits as they were paid. Immediate recognition of the value of prior benefits earned, the transition obligation, resulted in a one-time, non-cash charge applicable to continuing operations of $1.573 billion, or $3.80 per share. The charge is net of a deferred income tax benefit of $1.054 billion, which will be recognized over the remaining lives of the workforce.

     The Corporation's periodic expense under SFAS 106 in 1995 and 1994, as displayed in the table below, increased from a level of $106 million in costs in 1992 under the prior method. Because the Telephone Companies' higher costs are being partially recovered in revenues, the increased costs have not materially affected reported earnings. (See "Change in Accounting for Postretirement and Postemployment Costs" in Note A on page F-49.) However, a CPUC order held that related revenues collected after October 12, 1994, are subject to refund. (See "Revenues Subject to Refund" in Note O on page F-71.)

     The components of net periodic postretirement benefit cost are as follows:

     (Dollars in millions)                                      1995   1994
     -----------------------------------------------------------------------
     Service cost...........................................    $ 50   $ 58
     Interest cost on accumulated postretirement
       benefit obligation...................................     262    258
     Actual return on plan assets...........................    (250)    (3)
     Net amortization and deferral..........................     176    (66)
                                                                ------------
     Net periodic postretirement benefit cost...............    $238   $247
     =======================================================================

     Both Pacific Bell and Nevada Bell partially fund their obligations by contributing to Voluntary Employee Benefit Association trusts. Plan assets are invested primarily in domestic and international stocks and domestic investment-grade bonds.

     The funded status of the plans follows:
                                                               December 31
                                                           ----------------
     (Dollars in millions)                                    1995    1994
     ----------------------------------------------------------------------
     Accumulated postretirement benefit obligation:
       Retirees............................................ $2,311  $2,308
       Eligible active employees...........................    222     270
       Other active employees..............................    788     802
                                                            ---------------
     Total accumulated postretirement benefit obligations..  3,321   3,380
     Less:
       Fair value of plan assets........................... (1,246)   (880)
       Unrecognized net gain/(loss)*.......................    167    (178)
       Unrecognized prior service cost.....................     39       -
                                                            ---------------
     Accrued postretirement benefit obligation recognized
       in the consolidated balance sheets.................. $2,281  $2,322
     ======================================================================
     * The  unrecognized  net gain/(loss)  is  amortized  over the  expected
       future  service   lives  of  approximately  16   years  and  reflects
       differences between actuarial assumptions and actual experience. It also includes the impact of changes in actuarial assumptions.

     Liabilities and expenses for employee benefits are based on actuarial assumptions. The assumed discount rate used to measure the accumulated postretirement benefit obligation was 7.25 percent and 8.0 percent for 1995 and 1994, respectively. The 1995 accrued postretirement benefit obligation and the 1996 expense are based on an assumed annual increase in health care costs of 6.0 percent. Increasing the assumed health care cost trend rates by one percent each year would increase the December 31, 1995, accumulated postretirement benefit obligation by $426 million and would increase the combined service and interest cost components of net periodic postretirement benefit cost for 1995 by $40 million. An 8.75 percent long-term rate-of-return on assets is assumed in calculating postretirement benefit costs. Based on the plans' historical return on assets, the assumed long-term rate-of-return will be increased to 9.0 percent in 1996. These actuarial assumptions are subject to change over time, which could have a material impact on the Corporation's financial statements.

     Effective January 1, 1993, the Corporation adopted SFAS 112 for accounting for postemployment benefits, which required a change from cash to accrual accounting. Postemployment benefits offered by the Corporation include workers compensation, disability benefits, medical benefit continuation, and severance pay. These benefits are paid to former or inactive employees who terminate without retiring. A one-time, non-cash charge representing prior benefits earned was recorded in 1993, which reduced earnings applicable to continuing operations by $151 million, or $0.36 per share. The charge was net of a deferred income tax benefit of $101 million. The annual periodic expense under SFAS 112 does not differ materially from expense under the prior method.

H.   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     Key employees of the Corporation have outstanding options and stock appreciation rights ("SARs") that were granted under the Pacific Telesis Group 1994 Stock Incentive Plan (the "Stock Plan") and a previous plan (collectively, the "Plans"). The Stock Plan was approved by shareowners effective January 1, 1994. The previous plan expired December 31, 1993. A total of 21,000,000 shares of the Corporation's common stock was authorized by the Board of Directors (the "Board") for grants of options, SARs, restricted stock, and stock units under the Stock Plan. As of December 31, 1995, the remaining shares authorized were 14,139,300, including 136,000 remaining shares separately authorized for grant to nonemployee directors of the Board. The remaining shares authorized for future grants as of December 31, 1994, were 13,963,200.

     Options granted under the Plans were granted as nonqualified options or as incentive stock options, and portions were granted in conjunction with SARs. The original exercise price of each outstanding option and SAR was equal to the fair market value of the Corporation's common stock on the date of grant. The exercise prices of options and SARs outstanding at the time of the spin-off (see Note B - "Spun-off Operations" on page F-49) were adjusted as described below. The exercise price of each option may be paid in cash or by surrendering shares of common stock already owned by the holder, or with a combination of cash and such shares. Options and associated SARs ordinarily become exercisable at stated times beginning at least one year after the date of grant. The term of any option or SAR cannot exceed ten years. As of December 31, 1995, 5,773,723 options and SARs were exercisable at prices ranging from $12.4297 to $32.1250, after exercise price adjustments arising from the spin-off.

     The  following table summarizes option and SAR activity during 1995 and
     1994:
                                        Price Range              Price Range
                                  1995   Per Share*        1994   Per Share*
     -----------------------------------------------------------------------
     Shares issuable under
       outstanding options
       and SARs at                       $12.4297 -               $ 8.7008 -
       January 1            10,742,408    32.1250     6,185,201    27.6050

     Options and                         $26.6250 -               $30.7500 -
       SARs granted            363,700    30.2500     7,215,800    32.1250

     Options and SARs                    $12.4297 -               $ 8.7008 -
       exercised            (1,057,347)   32.0000    (1,255,080)   27.6050

     Options and SARs
       canceled or                       $15.6577 -               $ 8.7008 -
       forfeited              (535,913)   32.0000        (9,520)   27.6050

     Options and SARs
       replaced for
       employees of
       spun-off                                                   $12.4297 -
       operations                    -            -  (1,393,993)   27.6050
                             ----------              -----------
     Shares issuable
       under outstanding
       options and
       SARs at                           $12.4297 -               $12.4297 -
       December 31            9,512,848   32.1250    10,742,408    32.1250
     =======================================================================
     * Exercise prices per share were adjusted to reflect the spin-off of wireless operations on April 1, 1994.

     In 1993, 2,199,709 options and SARs were exercised at adjusted prices ranging from $8.7008 to $27.6050.

     Options and SARs held by the continuing employees of the Corporation at the time of the spin-off were supplemented with an equal number of options and SARs for common shares of spun-off operations. The exercise prices for the Corporation's outstanding options and SARs were adjusted downward to reflect the value of the supplemental spun-off operations options and SARs. The Corporation's balance sheet reflects a related liability equal to the difference between the current market price of spun-off operations stock and the exercise prices of the supplemental options outstanding. (See "Off-Balance-Sheet Risk" in Note J on page F-66.) As of December 31, 1995, 3,140,472 supplemental spun-off operations options and SARs were outstanding. Expiration dates for the supplemental options and SARs range from 1996 to 2003.

     Outstanding options and SARs of the Corporation that were held by employees of the wireless operations at the spin-off date were replaced by options and SARs for common shares of spun-off operations. The spun-off operations assumed liability for these replacement options and SARs.

     Certain information presented in this note is based on estimates, which are not expected to differ materially from actual amounts.


I.   DEBT AND LEASE OBLIGATIONS

     Long-term obligations as of December 31, 1995 and 1994, consist of debentures of $3,545 and $4,047 million, respectively, and corporate
     notes  of $1,279  and  $1,295 million,  respectively.   Maturities  and
     interest rates of long-term obligations follow:
                                                              December 31
                                                      --------------------
     Maturities and Interest Rates                          1995     1994
     ---------------------------------------------------------------------
                                                     (Dollars in millions)

     1996                                   8.650%        $    -  $    15
     1997                     8.990%  to   12.560%            69       71
     1999                                   4.625%           100      100
     2000                                   4.625%           125      125
     2001-2043                6.000%  to    9.500%         4,530    5,031
                                                          ----------------
                                                           4,824    5,342
     Long-term capital lease obligations                      18       16
     Unamortized discount - net of premium                  (105)    (461)
                                                          ----------------
     Total long-term obligations                          $4,737   $4,897
     =====================================================================

     At December 31, 1995, Pacific Bell had remaining authority from the CPUC to issue up to $1.25 billion of long- and intermediate-term debt. The proceeds may be used only to redeem maturing debt and to refinance other debt issues. Pacific Bell had remaining authority from the Securities and Exchange Commission to issue up to $650 million of long- and intermediate-term debt through a shelf registration. In February 1996, Pacific Bell issued $250 million of intermediate-term debt under these authorities. (See Note N - "Subsequent Events" on page F-70.) In addition, PacTel Capital Resources, a wholly owned subsidiary of the Corporation, may issue up to $192 million of medium-term notes through a shelf registration on file with the SEC.

     As of December 31, 1995 and 1994, the weighted-average interest rate on total short-term borrowings was 5.91 percent and 7.0 percent, respectively. Debt maturing within one year in the balance sheets consists of short-term borrowings and the portion of long-term obligations that matures within one year as follows:
                                                                 December 31
                                                               -------------
     (Dollars in millions)                                      1995    1994
     -----------------------------------------------------------------------
     Commercial paper...................................      $1,416    $  -
     Notes payable to banks.............................          95       2
                                                             ---------------
     Total short-term borrowings........................       1,511       2
     Current maturities of long-term obligations........          19     244
                                                             ---------------
     Total debt maturing within one year................      $1,530    $246
     =======================================================================

     Lines of Credit

     The Corporation has various uncommitted lines of credit with certain banks. These arrangements do not require compensating balances or commitment fees and, accordingly, are subject to continued review by the lending institutions. As of December 31, 1995 and 1994, the total unused lines of credit available were approximately $2.7 and $2.2 billion, respectively.


J.   FINANCIAL INSTRUMENTS

     The   following  table  presents  the  estimated  fair  values  of  the
     Corporation's financial instruments:

                                       December 31, 1995  December 31, 1994
                                       -----------------  -----------------
                                               Estimated          Estimated
                                       Carrying     Fair   Carrying    Fair
     (Dollars in millions)               Amount    Value     Amount   Value
     ----------------------------------------------------------------------
     Cash and cash equivalents.........  $   76   $   76     $  135  $  135
     Debt maturing within one year.....   1,530    1,530        246     246
     Deposit liabilities...............     358      358        305     305
     Long-term debt....................  $4,719   $5,021     $4,881  $4,729
     ======================================================================

     The following methods and assumptions were used to estimate the fair values of each category of financial instrument:

     The fair values of cash and cash equivalents, debt maturing within one year, and deposit liabilities approximate their carrying amounts because of the short-term maturities of these instruments.

     The fair value of long-term debt issues was estimated based on the net present value of future expected cash flows, which were discounted using current interest rates. The carrying amounts include the unamortized net discount.


     Off-Balance-Sheet Risk

     The Corporation holds an equity swap contract to hedge exposure to risk of market changes related to its recorded liability for outstanding employee stock options for common stock of spun-off operations and associated SARs. (See Note H - "Stock Options and Stock Appreciation Rights" on page F-62.) The Corporation plans to make open market purchases of the stock of spun-off operations to satisfy its obligation for options that are exercised. Off-balance-sheet risk exists to the extent the market price of the stock of spun-off operations rises above the market price reflected in the liability's current carrying value. The equity swap was entered into to hedge this exposure and minimize the impact of market fluctuations. The contract entitles the Corporation to receive settlement payments to the extent the price of the common stock of spun-off operations rises above the notional value of $23.74 per share, but imposes an obligation to make payments to the extent the price declines below this level. The swap also obligates the Corporation to make a monthly payment of a fee based on LIBOR. The total notional amount of the contract, $77 million as of December 31, 1995, covers the approximate number of the options and SARs outstanding of spun-off operations on that date. The Corporation plans to periodically adjust downward the outstanding notional amount as the options and SARs are exercised. The equity swap contract expires April 1999.

     Both the equity swap and the Corporation's liability for the stock options and SARs of spun-off operations are carried in the balance sheet at their market values, which were immaterial as of December 31, 1995. Gains and losses from quarterly market adjustments of the carrying amounts substantially offset in results of operations. As of December 31, 1995, the accounting loss that would be incurred from nonperformance by the counterparty to the equity swap was $14 million. However, the Corporation does not expect to realize any loss from counterparty nonperformance.

K.   RELATED PARTY TRANSACTIONS

     During 1993, the Corporation made net cash investments in spun-off operations of $356 million. These investments included capital contributions to spun-off operations of $1,180 and are reported net of intercompany borrowings and repayments. The net investments also reflect dividends received from spun-off operations of $114 million in 1993. During 1993, spun-off operations substantially repaid previous intercompany borrowings from the Corporation, which reduced a net balance receivable from spun-off operations by $715 million. The 1993 repayment by spun-off operations was made primarily using proceeds of the Corporation's capital contributions. A remaining net receivable balance of $33 million was repaid in 1994.

     Miscellaneous income of the Corporation for 1993 reflects interest income of $20 million from intercompany borrowings by spun-off operations. The borrowings from PacTel Capital Resources were primarily in the form of promissory notes bearing interest at variable rates, which averaged 6.1 percent during 1993. In addition, Pacific Telesis provided certain administrative services to spun-off operations and charged for these services through 90 days following the April 1, 1994, spin-off date.

     A separation agreement for the spin-off provided for complete separation of all properties of the spun-off operations from the Corporation. The Corporation's consolidated federal income tax return for 1994 included spun-off operations through the spin-off date.


L.   CAPITAL STOCK

     Shareowners

     As of January 31, 1995, the number of shareowners was 771,961.


     Preferred Stock

     The Corporation's Articles of Incorporation include a provision for the issuance of up to 50,000,000 preferred shares (par value $0.10 per share) in one or more series with full or limited voting powers or without voting powers, and with such designations, preferences, and rights as the Board may determine.


     Treasury Stock

     From time to time, the Corporation purchases shares of its common stock and holds these shares as treasury stock. Treasury stock that is held may be reissued later in connection with acquisitions, the Corporation's shareowner dividend reinvestment and stock purchase plan ("DRISPP"), and employee benefit plans.

     During 1995, the Corporation reissued 4,369,507 treasury shares, primarily in connection with the acquisition of Cross Country Wireless Inc. ("CCW"). (See Note M - "Acquisition" on page F-70.) During 1994 and 1993, respectively, the Corporation reissued 1,006,122 and 17,966,717 treasury shares in connection with the DRISPP and employee benefit plans. The greater amount of reissuances in 1993, $728 million (at cost), primarily reflects additional equity raised that year from a discounted stock purchase offering under the DRISPP. As of December 31, 1995, 4,392,923 shares remained held as treasury stock pending their ultimate disposition.


     Employee Stock Ownership Trust

     All matching employer contributions to the Savings Plans are made through a LESOP trust. (See "Defined Contribution Plans" in Note F on page F-59.) During 1989, Bankers Trust Company, as trustee of the Pacific Telesis Group Employee Stock Ownership Plan Trust, purchased 13,900,000 of the Corporation's treasury shares at a price of $691,052,400 in exchange for a promissory note from the trust to the Corporation. The note payable by the trust is not reflected as a liability of the Corporation and the remaining cost of unallocated trust shares is carried as a reduction of shareowners' equity (as "deferred compensation"). Principal and interest on the note is paid from employer contributions and dividends received by the trust.

     The following table summarizes the Corporation's expense each year from the allocation of shares held by the LESOP trust to the accounts of employees participating in the Savings Plans:

     (Dollars in millions)                                 1995   1994  1993
     -----------------------------------------------------------------------
     Total compensation and interest expense recognized*... $66    $60   $65
     Interest expense portion**............................  23     19    20
     Other information:
       Employer contributions to trust.....................  60     77    76
       Dividends received by trust......................... $44    $35   $30
     =======================================================================
     * Determined using the shares-allocated accounting method and after being reduced by dividends paid on shares held by the trust.

     ** The Corporation's LESOP interest expense is matched by an equal amount of interest income earned on the promissory note from the trust and reflected in miscellaneous income.

     Shares held by the LESOP trust are released for allocation to the accounts of employees as employer matching contributions are earned. The following table summarizes the Corporation's shares held by the trust:
                                                              December 31
                                                       ---------------------
                                                            1995        1994
     -----------------------------------------------------------------------
     Shares allocated to employee accounts...........  8,238,685   9,142,067
     Shares committed to be allocated*...............    340,519     167,641
     Shares unallocated.............................. 11,228,756  11,420,334
                                                      ----------------------
     Total shares held by trust...................... 19,807,960  20,730,042
     =======================================================================
     * Represents employer matching contributions earned by employees, but not yet allocated to employee accounts.

     Effective with the April 1, 1994, spin-off, the LESOP trust received one share of stock of spun-off operations for each Pacific Telesis Group share held. During 1994, the trust sold the shares of the spun-off operations it received on unallocated shares using the proceeds to purchase Pacific Telesis Group shares. In addition, shares of the spun-off operations received for allocated trust shares were used to purchase Pacific Telesis Group shares except for employees who elected to retain and transfer their shares of the spun-off operations from their savings match account to another investment fund. The number of trust shares increased by 7,887,851 shares as a result of these transactions.

     Statement of Position 93-6 ("SOP 93-6"), "Employers' Accounting for Employee Stock Ownership Plans," issued by the American Institute of Certified Public Accountants, established new accounting rules for new LESOP shares. As allowed by specific provisions of SOP 93-6, the Corporation continues to follow the prior rules in accounting for the LESOP trust.


     Shareowner Rights Plan

     During 1989, the Board adopted a shareowner rights plan to enhance its ability to protect the shareowners' interests if the Corporation is faced with a hostile acquisition proposal. Under the terms of the plan, shareowners of record as of October 10, 1989, received one right for each share of the Corporation's common stock held on that date. Initially, the rights are not exercisable and trade automatically with the Corporation's common stock. If a takeover attempt occurred that satisfied the tests described in the plan, each right (except for rights held by the person or group making that takeover attempt) would become the right to purchase common stock at one-half its then market value (or, at the Board's discretion, could be exchanged for an additional share of common stock). The rights do not have any voting rights, may be redeemed under certain circumstances at $0.01 per right, and expire on October 10, 1999.

M.   ACQUISITION

     In July 1995, the Corporation acquired 100 percent of the stock of CCW to provide wireless television service in Southern California. The acquisition was accounted for by the purchase method of accounting. The Corporation now has existing wireless cable operations with over 40,000 video customers in Riverside, California and holds licenses and rights to provide wireless video services in Los Angeles, Orange County, and San Diego. The transaction involved the exchange of approximately $120 million of Pacific Telesis Group treasury stock, or about 4.4 million shares, for the outstanding stock of CCW. The Corporation also assumed approximately $55 million of CCW debt, which was retired during the third quarter of 1995. (See Note O - "Commitments and Contingencies" below, under "Purchase Commitments", for a discussion of plans to acquire other companies that provide wireless video services.)


N.   SUBSEQUENT EVENTS

     Trust Originated Preferred Securities ("TOPrS")

     On October 17, 1995, Pacific Telesis Financing I, II, and III (the "Trusts") were established as Delaware statutory business trusts. All of the common securities of the Trusts will be directly or indirectly owned by the Corporation. In October 1995, the Corporation and the Trusts filed a shelf registration with the SEC to sell up to $1 billion of TOPrS to the public. In January 1996, the Corporation sold $500 million of 7.56 percent TOPrS through Pacific Telesis Financing I. The 20 million shares of TOPrS are priced at $25 per share, have a 30-year maturity, an extension option, and are callable in five years at par. The proceeds were used to reduce the Corporation's commercial paper outstanding.

     TOPrS are subject to a guarantee from the Corporation. Each Trust was formed for the exclusive purpose of issuing preferred and common securities representing undivided beneficial interests in the Trusts and investing the proceeds from the sale of TOPrS in unsecured subordinated debt securities of the Corporation. As of January 31, 1996, the sole asset of Pacific Telesis Financing I consisted of $515.5 million in principal amount of the Subordinated Debenture of the Corporation.


     Debt Issuance

     In February 1996, Pacific Bell issued $250 million of 5.875 percent debentures due February 15, 2006. The debentures may not be redeemed prior to maturity. The proceeds from the sale of the debentures were used to reduce short-term debt incurred to retire Pacific Bell's debentures totaling approximately $500 million in December 1995.

O.   COMMITMENTS AND CONTINGENCIES

     Purchase Commitments

     In November 1995, the Corporation reached an agreement to acquire Wireless Holdings, Inc. and Videotron Bay Area, Inc. for approximately $120 million of the Corporation's common stock and the assumption of approximately $55 million of debt. The transaction is not expected to close until the second quarter of 1996 and is subject to approvals by regulators and the owners of the companies to be acquired.

     In December 1994, Pacific Bell contracted for the purchase of up to $2 billion of Advanced Communications Network facilities, which will incorporate emerging technologies. Pacific Bell is committed to purchase these facilities in 1998 if they meet certain quality and performance criteria. Management expects the purchase amount to be less than $1 billion in 1998.

     Pacific Bell has purchase commitments of about $274 million remaining in connection with its previously announced program for deploying an all digital switching platform with ISDN and SS-7 capabilities.


     Purchase Options

     In June 1990, Prime Cable of Chicago, Inc. ("Prime Cable") acquired certain Chicago cable television properties from Group W. The Corporation, through its PTCB subsidiary, holds options to purchase a 75 percent interest in Prime Cable. TC Cable, Inc. ("TC Cable") now holds this interest. PacTel Capital Funding, a wholly owned subsidiary of the Corporation, has guaranteed bank financing used by TC Cable and its parent corporation to acquire this interest. The guarantees cover initial loan amounts of $60 million as well as interest accruing on the loans, which will be added to the outstanding loan balances up to an aggregate of $136 million. In management's opinion, the likelihood that the Corporation will be required to pay principal or interest on this debt under these guarantees is remote.


     Revenues Subject to Refund

     In 1992, the CPUC issued a decision adopting, with modification, SFAS 106 for regulatory accounting purposes. Annual price cap decisions by the CPUC granted Pacific Bell approximately $100 million in each of the years 1993-1996 for partial recovery of higher costs under SFAS
     106. However, the CPUC in October 1994 reopened the proceeding to determine the criteria for exogenous cost treatment and whether Pacific Bell should continue to recover these costs. The CPUC's order held that related revenues collected after October 12, 1994, are subject to refund plus interest. Related revenues totaled about $122 million at December 31, 1995. Management believes postretirement benefits costs are appropriately recoverable in Pacific Bell's price cap filings. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on Pacific Bell.

     Property Tax Investigation

     In 1992, a settlement agreement was reached between the State Board of Equalization, all California counties, the State Attorney General, and 28 utilities, including Pacific Bell, on a specific methodology for valuing utility property for property tax purposes. The CPUC opened an investigation to determine if any resulting property tax savings should be returned to customers. Intervenors have asserted that as much as $20 million of annual property tax savings should be treated as an exogenous cost reduction in Pacific Bell's annual price cap filings. These intervenors have also asserted that past property tax savings totaling as much as $60 million plus interest should be returned to customers. Management believes that, under the CPUC's regulatory framework, any property tax savings should be treated only as a component of the calculation of shareable earnings. In an Interim Opinion issued in June 1995, the CPUC decided to defer a final decision on this matter pending resolution of the criteria for exogenous cost treatment under its regulatory framework. The criteria are being considered in a separate proceeding initiated for rehearing of the CPUC's postretirement benefits other than pensions decision discussed above. It is possible that the CPUC could decide this issue in the near term, and that the decision could have a material adverse effect on Pacific Bell.


P.   COMPETITIVE RISK

     The Telephone Companies are facing increasing competition for existing and new services. Currently, competitors primarily consist of interexchange carriers, competitive access providers, and wireless companies. Pacific Bell also faces competition from cable television companies and others.

     In 1995, the CPUC authorized toll services competition and also ordered Pacific Bell to offer expanded interconnection to competitive access providers. Effective January 1, 1996, the CPUC authorized local exchange competition. Local exchange competition may also affect toll and access revenues, as well as local service revenues, since customers may select a competitor for all their telecommunications services. Local exchange competition may also affect other service revenues as Pacific Bell Directory will have to acquire listings from other providers for its products, and competing directory publishers may ally themselves with other telecommunications providers.

     The unique characteristics of the California market make Pacific Bell vulnerable to competition. Pacific Bell's business and residence revenues and profitability are highly concentrated among a small portion of its customer base and geographic areas. Competitors need only serve selected portions of Pacific Bell's service area to compete for the majority of its business and residence usage revenues. High-margin customers are clustered in high density areas such as Los Angeles and Orange County, the San Francisco Bay Area, San Diego, and Sacramento. Competitors are expected to target the high-usage, high-profit customers.

     As in California, Nevada Bell's market is also vulnerable to competition and competitors are expected to target the high-usage, high-profit customers. These customers are geographically concentrated in the Reno/Sparks metropolitan area and business parks.


Q.   ADDITIONAL FINANCIAL INFORMATION
                                                              December 31
                                                       ---------------------
     (Dollars in millions)                                  1995       1994
     -----------------------------------------------------------------------
     Prepaid expenses and other current assets:
       Prepaid directory expenses..................    $     320    $   328
       Miscellaneous prepaid expenses...............          38         33
       Notes and other receivables..................         101        115
       Inventory and supplies.......................          58         60
       Current deferred tax benefits................         300        458
       PCS auction deposit..........................           -         56
       Deferred compensation trusts.................         152        124
       Other........................................          33         32
                                                       ---------------------
     Total..........................................   $   1,002    $ 1,206
     =======================================================================
     Property, plant, and equipment - net:
       Land and buildings...........................   $   2,758    $ 2,625
       Cable and conduit............................      11,175     10,818
       Central office equipment.....................       9,562      9,598
       Furniture, equipment, and other..............       2,917      2,948
       Construction in progress.....................         810        576
                                                       ---------------------
                                                          27,222     26,565
       Less accumulated depreciation................     (15,837)   (10,451)
                                                       ---------------------
     Total..........................................   $  11,385    $16,114
     =======================================================================
     Deferred charges and other noncurrent assets:
       PCS licenses and costs.......................      $   730   $     -
       Investment in Bellcore.......................           27        28
       Other........................................        1,116     1,099
                                                       ---------------------
     Total..........................................      $ 1,873   $ 1,127
     =======================================================================

                                                             December 31
                                                          ----------------
     (Dollars in millions)                                 1995      1994
     ---------------------------------------------------------------------
     Accounts payable and accrued liabilities:
       Accounts payable:
         Trade.....................................      $  753    $  720
         Payroll...................................          56        47
         Checks outstanding........................         302       336
         Other:
           Incentive awards payable................         200       237
           Other...................................         429       139
       Interest accrued............................         124       136
       Advance billing and customers' deposits.....         339       292
                                                        ------------------
     Total.........................................     $ 2,203   $ 1,907
     =====================================================================
     Other current liabilities:
       Accrued compensated absences................     $   278   $   287
       Dividends payable...........................         234       231
       Restructuring reserves......................         311       554
       Other.......................................          85       258
                                                        ------------------
     Total.........................................     $   908   $ 1,330
     =====================================================================
     Other noncurrent liabilities and deferred credits:
       Unamortized investment tax credits..........     $   292   $   473
       Accrued pension cost liability..............       1,170       879
     Restructuring reserves........................          15       386
       Accrued postretirement benefit obligation...       2,281     2,322
       Other.......................................         515       793
                                                         -----------------
     Total.........................................     $ 4,273   $ 4,853
     =====================================================================

                                                         For the Year Ended
                                                              December 31
                                                      ----------------------
     (Dollars in millions)                            1995     1994    1993
     -----------------------------------------------------------------------
     Other service revenues:
       Directory Advertising......................  $1,031   $1,003  $1,007
       Other......................................     517      425     397
                                                    ------------------------
     Total........................................  $1,548   $1,428  $1,404
     =======================================================================
     Interest expense:
       Gross interest expense.....................  $  480   $  455  $  509
       Less capitalized interest..................     (38)       -       -
                                                    ------------------------
     Net interest expense.........................  $  442   $  455  $  509
     =======================================================================
     Miscellaneous income/(expense):
       Interest income............................  $   62   $   29  $   27
       Other......................................     (20)      26      21
                                                    ------------------------
     Total........................................  $   42   $   55  $   48
     =======================================================================
     Advertising expense*.........................  $   97   $   99  $   63
     =======================================================================
     CASH PAYMENTS FOR:
     Interest.....................................  $  492   $  442  $  514
     Income taxes.................................  $  530   $  737  $  771
     =======================================================================
     NON-CASH TRANSACTIONS:
     Treasury shares issued in lieu of cash
       dividends under shareowner dividend
       reinvestment plan..........................  $    -   $   17  $  143
     Spin-off stock distribution..................  $    -   $2,901  $    -
     Acquisition of CCW (See Note M - "Acquisition"
       on page F-70)..............................
     Treasury shares issued.......................  $  117   $    -  $    -
     Debt assumed.................................  $   55   $    -  $    -
     =======================================================================
     *  Restated.

     Major Customer

     Substantially all of the Corporation's operating revenues were from telecommunications and information services. Approximately 9 percent, 11 percent, and 11 percent of these revenues were earned in 1995, 1994, and 1993, respectively, for services provided to AT&T Corp. No other customer accounted for more than 10 percent of revenues.

     -----------------------------------------------------------------------
     QUARTERLY FINANCIAL DATA
     (Unaudited)
                             (Dollars in millions, except per share amounts)
                             -----------------------------------------------
     1995                                   First   Second    Third   Fourth
     -----------------------------------------------------------------------
     Operating revenues..................  $2,254   $2,231  $ 2,275   $2,282
     Operating income....................     490      518      530      473
     Earnings (loss):
       Income before extraordinary item..     282      260      275      231
       Extraordinary item................       -        -   (3,360)       -
     Net income (loss)...................  $  282   $  260  $(3,085)  $  231

     Earnings (loss) per share:
       Income before extraordinary item..  $ 0.67   $ 0.61  $  0.64   $ 0.54
       Extraordinary item................       -        -    (7.86)       -
     Net income (loss)...................  $ 0.67   $ 0.61  $ (7.22)  $ 0.54
     -----------------------------------------------------------------------
     1994                                   First   Second    Third   Fourth
     -----------------------------------------------------------------------
     Operating revenues..................  $2,294   $2,256  $ 2,329   $2,356
     Operating income....................     548      547      603      496
     Earnings:
       Income from continuing operations.     282      278      314      262
       Income from spun-off operations...      23        -        -        -
     Net income..........................  $  305   $  278  $   314   $  262

     Earnings per share:
       Income from continuing operations.  $ 0.67   $ 0.65  $  0.74   $ 0.62
       Income from spun-off operations...    0.05        -        -        -
     Net income..........................  $ 0.72   $ 0.65  $  0.74   $ 0.62
     =======================================================================

     Third quarter 1995 results reflect an after-tax extraordinary charge as a result of Pacific Bell's discontinuance of regulatory accounting. (See Note C - "Discontinuance of Regulatory Accounting - SFAS 71" on page F-51.)

     Second quarter 1994 results reflect an after-tax charge of $29 million, or $0.07 per share, resulting from a CPUC refund order.

     First quarter 1994 operating revenues, operating income, and certain other data exclude spun-off operations from continuing operations. (See Note B - "Spun-off Operations" on page F-49.)

                                  APPENDIX
                                  --------

GRAPHIC AND IMAGE MATERIAL


Following is a description of the stock performance chart under the heading "Performance Graph" on page 19, entitled "Comparison of Five-Year Cumulative Total Return for Pacific Telesis Group, the Six Other RHCs* and the S&P 500 Index." This information is depicted in a line graph, and the left vertical axis indicates the dollar range. The lowest value for this range is $100.00, and it increases in $50 increments to the top listed value of $250.00. The horizontal axis shows the time period beginning with the year 1990, followed by five consecutive year intervals ending in 1995. Pacific Telesis Group, represented by a solid bold line, reflects the following values: 1990 - $100; 1991 - $104; 1992 - $108; 1993 - $138; 1994 - $132;
and 1995 - $167. The Six RHCs, represented by a short bold dash, reflects the following values: 1990 - $100, 1991 - $106; 1992 - $119; 1993 - $138;
1994 - $134; and 1995 - $207. The S&P 500 Index, represented by a long thin dash, reflects the following values: 1990 - $100; 1991 - $130; 1992 - $140;
1993 - $154; 1994 - $156; and 1995 - $215.
 --------------------------------------------------------------------------
* The six RHC's include Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, SBC Communications Inc. and the combined U.S. West Communications Group and U.S. West Media Group.